                                                Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-121580

                         BROOKLYN FEDERAL BANCORP, INC.
           PROPOSED HOLDING COMPANY FOR BROOKLYN FEDERAL SAVINGS BANK
                        3,450,000 SHARES OF COMMON STOCK

        Brooklyn Federal Bancorp, Inc. is offering shares of its common stock for sale in connection with the reorganization of Brooklyn Federal Savings Bank into the mutual holding company form of ownership. Brooklyn Federal Bancorp, Inc. will be the holding company for Brooklyn Federal Savings Bank. After the offering, 70% of Brooklyn Federal Bancorp, Inc.'s outstanding common stock will be owned by BFS Bancorp, MHC, our federally chartered mutual holding company parent. We expect that the common stock of Brooklyn Federal Bancorp, Inc. will be quoted on the Nasdaq National Market System under the symbol "BFSB."

        We are offering 3,450,000 shares of the common stock on a best efforts basis. The shares being offered represent 30% of the shares of common stock of Brooklyn Federal Bancorp, Inc. that will be outstanding following the reorganization. Depositors who had accounts at Brooklyn Federal Savings Bank with aggregate balances of at least $50 on September 30, 2003 will have first priority to purchase shares of common stock of Brooklyn Federal Bancorp, Inc. We must sell a minimum of 2,550,000 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 3,967,500 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate on March 14, 2005. We may extend the termination date without notice to you, until April 28, 2005, unless the Office of Thrift Supervision approves a later date, which may not be beyond March 30, 2007.

        The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is 10,000 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 15,000 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond April 28, 2005. If the offering is extended beyond April 28, 2005, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in a segregated account at Brooklyn Federal Savings Bank or at another federally insured depository institution. Funds held at Brooklyn Federal Savings Bank will bear interest at our passbook savings rate, which is currently 0.85% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

        Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

        We expect our directors and executive officers, together with their associates, to subscribe for 90,000 shares, which equals 3.0% of the shares being offered for sale at the midpoint of the offering range.

        THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING THE POSSIBLE
                               LOSS OF PRINCIPAL.
              PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 21.

                                               OFFERING SUMMARY
                                            PRICE: $10.00 PER SHARE

                                                     MINIMUM          MAXIMUM        ADJUSTED MAXIMUM
                                                 ---------------  ----------------  -------------------
Number of shares............................          2,550,000        3,450,000            3,967,500
Estimated offering expenses.................      $     620,000    $     620,000     $        620,000
Underwriting commissions and expenses.......      $     332,000    $     436,000     $        495,000
Estimated net proceeds......................      $  24,548,000    $  33,444,000     $     38,560,000
Estimated net proceeds per share............      $        9.63    $        9.69     $           9.72

        THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

        NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -----------------------------------------
                        SANDLER O'NEILL & PARTNERS, L.P.
                   -----------------------------------------

                The date of this prospectus is February 11, 2005

                                      [MAP]

                               TABLE OF CONTENTS

SUMMARY........................................................................4
RISK FACTORS..................................................................21
A WARNING ABOUT FORWARD LOOKING STATEMENTS....................................28
SELECTED FINANCIAL AND OTHER DATA.............................................29
RECENT DEVELOPMENTS...........................................................31
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING...........................36
OUR POLICY REGARDING DIVIDENDS................................................38
MARKET FOR THE COMMON STOCK...................................................38
REGULATORY CAPITAL COMPLIANCE.................................................40
CAPITALIZATION................................................................41
PRO FORMA DATA................................................................42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF BROOKLYN FEDERAL BANCORP, INC...................47
BUSINESS OF BROOKLYN FEDERAL BANCORP, INC.....................................65
BUSINESS OF BROOKLYN FEDERAL SAVINGS BANK.....................................66
FEDERAL, STATE AND LOCAL TAXATION.............................................87
SUPERVISION AND REGULATION....................................................89
MANAGEMENT....................................................................99
THE REORGANIZATION AND THE STOCK OFFERING....................................111
RESTRICTIONS ON THE ACQUISITION OF BROOKLYN FEDERAL BANCORP, INC.
 AND BROOKLYN FEDERAL SAVINGS BANK...........................................134
DESCRIPTION OF CAPITAL STOCK OF BROOKLYN FEDERAL BANCORP, INC................136
TRANSFER AGENT AND REGISTRAR.................................................138
LEGAL AND TAX MATTERS........................................................138
EXPERTS......................................................................138
WHERE YOU CAN FIND MORE INFORMATION..........................................139
REGISTRATION REQUIREMENTS....................................................139
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

                                     SUMMARY

        THE FOLLOWING SUMMARY EXPLAINS SELECTED INFORMATION REGARDING THE REORGANIZATION, THE OFFERING OF COMMON STOCK BY BROOKLYN FEDERAL BANCORP, INC. AND THE BUSINESS OF BROOKLYN FEDERAL SAVINGS BANK. THE SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR ADDITIONAL INFORMATION, YOU SHOULD READ THIS PROSPECTUS CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF BROOKLYN FEDERAL SAVINGS BANK.

THE COMPANIES

BFS BANCORP, MHC

        Upon completion of the reorganization and offering, BFS Bancorp, MHC will become the federally chartered mutual holding company parent of Brooklyn Federal Bancorp, Inc. BFS Bancorp, MHC is not currently an operating company and has not engaged in any business to date. BFS Bancorp, MHC will be formed upon completion of the reorganization. So long as BFS Bancorp, MHC exists, it will own a majority of the voting stock of Brooklyn Federal Bancorp, Inc.

BROOKLYN FEDERAL BANCORP, INC.

        Brooklyn Federal Bancorp, Inc. will be the mid-tier stock holding company for Brooklyn Federal Savings Bank following the reorganization and stock offering. Brooklyn Federal Bancorp, Inc. is not currently an operating company. Brooklyn Federal Bancorp, Inc. will be formed upon completion of the reorganization. Brooklyn Federal Bancorp, Inc. will be chartered under Federal law and will own 100% of the common stock of Brooklyn Federal Savings Bank. Our executive office will be located at 81 Court Street, Brooklyn, New York 11201, and our telephone number will be (718) 855-8500.

BROOKLYN FEDERAL SAVINGS BANK

        Brooklyn Federal Savings Bank is a federally chartered savings bank headquartered in Brooklyn, New York. Brooklyn Federal Savings Bank was originally founded in 1887. We conduct our business from our main office and three branch offices. All of our offices are located in New York. The telephone number at our main office is (718) 855-8500.

        At September 30, 2004, we had total assets of $308.8 million, total deposits of $256.6 million and retained earnings of $36.6 million. Our net income for the year ended September 30, 2004 was $4.1 million. Our principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate, construction loans and loans secured by commercial real estate or multi-family real estate and, to a lesser extent, a variety of consumer loans and home equity loans. Brooklyn Federal Savings Bank offers a variety of deposit accounts, including checking, savings and certificates of deposit, and it emphasizes personal and efficient service for its customers.

OUR REORGANIZATION INTO A MUTUAL HOLDING COMPANY AND THE STOCK OFFERING

        We do not have stockholders in our current mutual form of ownership. Our depositors and borrowers currently have the right to vote on certain matters such as the election of directors and the proposed mutual holding company reorganization. The reorganization is a series of transactions by which we will convert our corporate structure from our current status as a mutual savings and loan association to the mutual holding company form of ownership. Following the reorganization, Brooklyn Federal Savings Bank will become a federal stock savings bank subsidiary of Brooklyn Federal Bancorp, Inc. Brooklyn Federal Bancorp, Inc. will be a majority-owned subsidiary of BFS Bancorp, MHC. Our depositors and borrower members will become members of BFS Bancorp, MHC, and will continue to have the same voting rights in BFS Bancorp, MHC as they have in Brooklyn Federal Savings Bank. As a federal stock savings bank, we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Also, upon consummation of the reorganization and offering, BFS Bancorp, MHC and Brooklyn Federal Bancorp, Inc. will be registered with the Office of Thrift Supervision as savings and loan holding companies, and will be subject to Office of Thrift Supervision regulations, supervision and reporting requirements.

        As part of the stock offering, we are offering between 2,550,000 and 3,450,000 shares of Brooklyn Federal Bancorp, Inc. common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. We may increase the amount of stock to be sold to 3,967,500 shares without any further notice to you.

        The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to (1) compete more effectively in the financial services marketplace, (2) offer our depositors, employees, management and directors an equity ownership interest in Brooklyn Federal Savings Bank and thereby obtain an economic interest in its future success, and (3) increase our capital to support future growth and profitability.

        Our new structure will permit us to issue capital stock, which is a source of capital not available to a mutual savings association.

        The reorganization and the capital raised in the offering are expected to:

        o increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

        o increase our capacity to invest in securities, including mortgage-backed securities and collateralized mortgage obligations;

        o increase our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets;

        o allow us to grow through whole bank or branch acquisitions or de novo branching; and

        o allow us to pay cash dividends and repurchase shares of our common stock.

The reorganization and offering also will allow us to establish stock benefit plans for management and employees which will permit us to attract and retain qualified personnel.

        Unlike a standard conversion transaction in which all of the common stock issued by the converting savings association is sold to the public, in a mutual holding company reorganization only a minority of the converting association's stock is sold to the public. A majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of our outstanding shares. As a result, a mutual holding company offering raises less than half of the capital of a standard conversion offering. Based on these restrictions and our board of directors' evaluation of our capital needs, our board of directors has decided to offer 30% of our outstanding shares of common stock for sale in the offering, and 70% of our shares will be retained by BFS Bancorp, MHC. The board of directors determined that offering 30% of our outstanding shares of common stock for sale in the offering would enable management to more effectively invest the capital raised in the offering. See "Possible Conversion of BFS Bancorp, MHC to Stock Form."

        The following chart shows our corporate structure following the reorganization and offering:

      ----------------------------         ----------------------------
            BFS Bancorp, MHC                    Public Stockholders
      ------------ ---------------         ------------ ---------------

                        70%                                     30%
                        of                                       of
                    common stock                           common stock
            ------ ------------------------------------ -------------
                         Brooklyn Federal Bancorp, Inc.
            ------------------------------ --------------------------
                                                100% of common stock
            ------------------------------ --------------------------
                          Brooklyn Federal Savings Bank
            ---------------------------------------------------------

BUSINESS STRATEGY

        Our business strategy is to grow and improve our profitability by:

        o       remaining a community oriented institution;

        o continuing to increase our multi-family, commercial real estate and construction lending;

        o       increasing our real estate lending capacity;

        o utilizing the net proceeds to better manage our interest rate risk and grow our assets;

        o       facilitating growth through de novo branching; and

        o       maintaining high asset quality.

        A full description of our products and services begins on page 66 of this prospectus.

TERMS OF THE OFFERING

        We are offering between 2,550,000 and 3,450,000 shares of common stock of Brooklyn Federal Bancorp, Inc. to qualified depositors, tax-qualified employees plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 3,967,500 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of Brooklyn Federal Bancorp, Inc. decreases below $85,000,000 or increases above $132,250,000, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Sandler O'Neill & Partners, L.P., our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering.

PERSONS WHO MAY ORDER STOCK IN THE OFFERING

        We are offering the shares of common stock of Brooklyn Federal Bancorp, Inc. in a "subscription offering" in the following descending order of priority:

        (1) Depositors who had accounts at Brooklyn Federal Savings Bank with aggregate balances of at least $50 on September 30, 2003;

        (2) The tax-qualified employee benefit plans of Brooklyn Federal Savings Bank (including our employee stock ownership plan);

        (3) Depositors who had accounts at Brooklyn Federal Savings Bank with aggregate balances of at least $50 on December 31, 2004; and

        (4) Other depositors and borrower members of Brooklyn Federal Savings Bank on January 31, 2005.

        If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the counties of Kings, Nassau and Suffolk, New York will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O'Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

        To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2003, December 31, 2004 or January 31, 2005 as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber's stock allocation. We will attempt to identify your ownership in all accounts but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

HOW WE DETERMINED TO OFFER BETWEEN 2,550,000 SHARES AND 3,450,000 SHARES AND THE $10.00 PRICE PER SHARE

        The decision to offer between 2,550,000 shares and 3,450,000 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of December 3, 2004, the estimated pro forma market value of the common stock of Brooklyn Federal Bancorp, Inc. on a fully converted basis was between $85,000,000 and $132,250,000, with a midpoint of $100,000,000.

        In preparing its appraisal, RP Financial, LC. considered the information contained in this prospectus, including Brooklyn Federal Savings Bank's consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

        o the present and projected operating results and financial condition of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank and the economic and demographic conditions in Brooklyn Federal Savings Bank's existing marketing area;

        o historical, financial and other information relating to Brooklyn Federal Savings Bank including, but not limited to: branch network and primary market area, historical income statement information, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

        o a comparative evaluation of the operating and financial statistics of Brooklyn Federal Savings Bank with those of other similarly situated publicly traded savings bank and mutual holding companies;

        o the impact of the stock offering on Brooklyn Federal Bancorp, Inc.'s consolidated net worth and earnings potential including, but not limited to, the increase in consolidated net worth resulting from the stock offering, the estimated increase in earnings resulting from reinvestment of the net proceeds of the stock offering, the estimated impact to consolidated net worth and earnings resulting from adoption of the employee benefit plans, the impact of higher consolidated net worth on Brooklyn Federal Bancorp, Inc.'s future operations, and the number of shares issued in the stock offering and to BFS Bancorp, MHC; and

        o the trading market for securities of comparable institutions and general conditions in the market for such securities including, but not limited to, the average and median pricing ratios and trends in share prices for the comparable institutions and the universe of all publicly-traded thrift institutions.

        In reviewing the appraisal prepared by RP Financial, LC., the board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

        The board of directors determined that the common stock should be sold at $10.00 per share and that 30% of the shares of Brooklyn Federal Bancorp, Inc. common stock should be offered for sale in the offering, and 70% should be held by BFS Bancorp, MHC. The board of directors determined that offering 30% of our outstanding shares of common stock for sale in the offering allowed for an efficient use of net proceeds for the Company and the Bank in the short-term and the near-term. See "Possible Conversion of BFS Bancorp, MHC to Stock Form." Based on the estimated valuation range and the purchase price, the number of shares of Brooklyn Federal Bancorp, Inc. common stock that will be outstanding upon completion of the stock offering will range from 8,500,000 to 11,500,000, and the number of shares of Brooklyn Federal Bancorp, Inc. common stock that will be sold in the stock offering will range from 2,550,000 shares to 3,450,000 shares (subject to adjustment to 3,967,500 shares), with a midpoint of 3,000,000 shares. The number of shares that BFS Bancorp, MHC will own after the offering will range from 5,950,000 to 8,050,000 (subject to adjustment to 9,257,500 shares). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Brooklyn Federal Savings Bank or market conditions generally, or to fill the order of the employee stock ownership plan.

        The appraisal will be updated before we complete the reorganization and stock offering. If the pro forma market value of the common stock at that time is either below $85,000,000 or above $132,250,000, then Brooklyn Federal Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order.

        Two measures investors use to analyze an issuer's stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. RP Financial, LC. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The following table presents the ratio of the offering price to Brooklyn Federal Bancorp, Inc.'s pro forma book value and earnings per share for the periods indicated. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

        The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis. These figures are from the RP Financial, LC. appraisal report, and they thus do not correspond exactly to the ratios presented in the Pro Forma Data section of this prospectus. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a discount of 9.7% on a price-to-earnings basis and a discount of 30.0% on a price-to-book basis. At the minimum and maximum of the valuation range a share of common stock is priced at 22.22 times and 31.25 times our earnings. The peer group companies, as of December 3, 2004, traded on average at 34.62 times earnings. The median trading price of the peer group common stock was at 34.79 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 148.25% and 177.13%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of December 3, 2004 averaged 227.23%. As of December 3, 2004, the median trading price of peer group companies was 214.82% of the book value of these companies. Our board of directors, in reviewing and accepting the valuation considered the range of price-to-earnings multiples and the range of the price-to-book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing Brooklyn Federal Bancorp, Inc. and the number of shares to be sold, in comparison to the identified peer group institutions. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization and offering and the appraiser's conclusions regarding Brooklyn Federal Bancorp, Inc.'s financial condition and operation after the offering in comparison to the peer group companies.

                                            NON-FULLY CONVERTED      NON-FULLY CONVERTED
                                                  PRO FORMA               PRO FORMA
                                                  PRICE TO              PRICE TO BOOK
                                              EARNINGS MULTIPLE          VALUE RATIO
                                              -----------------          -----------
BROOKLYN FEDERAL BANCORP, INC.
Maximum                                             31.25x                  177.13%
Minimum                                             22.22x                  148.25%

VALUATION OF PEER GROUP COMPANIES
AS OF DECEMBER 3, 2004
Averages                                            34.62x                  253.12%
Medians                                             34.79x                  246.61%

        The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Brooklyn Federal Bancorp, Inc. on a fully-converted equivalent basis (i.e., the pro forma market value of Brooklyn Federal Savings Bank assuming that 100% of the shares of Brooklyn Federal Savings Bank were sold in a public offering). Compared to the average fully converted pricing ratios of the peer group, Brooklyn Federal Bancorp, Inc.'s pro forma fully converted pricing ratios at the maximum of the offering range indicated a premium of 7.1% on a price-to-earnings basis and a discount of 14.8% on a price-to-book basis. At the minimum and maximum of the valuation range a share of common stock is priced at 22.16 times and 30.70 times Brooklyn Federal Bancorp, Inc.'s earnings. The peer group companies, as of December 3, 2004, traded on average at 28.66 times earnings. The median trading price of the peer group common stock was at 28.90 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 78.17% and 85.67%, respectively, of Brooklyn Federal Bancorp, Inc.'s pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of December 3, 2004, averaged 100.56%. As of December 3, 2004, the median trading price of peer group companies was 100.32% of the book value of these companies.

                                                FULLY CONVERTED          FULLY CONVERTED
                                              EQUIVALENT PRO FORMA     EQUIVALENT PRO FORMA
                                                    PRICE TO               PRICE TO BOOK
                                                EARNINGS MULTIPLE           VALUE RATIO
                                                -----------------           -----------
BROOKLYN FEDERAL BANCORP, INC.
Maximum                                               30.70x                   85.67%
Minimum                                               22.16x                   78.17%

VALUATION OF PEER GROUP COMPANIES
AS OF DECEMBER 3, 2004
Averages                                              28.66x                  100.56%
Medians                                               28.90x                  100.32%

        In preparing the fully converted pricing ratio analysis, RP Financial, LC. assumed offering expenses equal to 3.0% of the gross proceeds, a pre-tax reinvestment rate of 2.21% of the net proceeds of the offering, a tax rate of 38.60%, purchases by the employee stock ownership plan equal to 8.0% of the offered shares, funded with a loan from Brooklyn Federal Bancorp, Inc. with a 20 year term, purchases by the recognition and retention plan equal to 4.0% of the offered shares with a five year vesting schedule and the adoption of a stock option plan equal to 10.0% of the offered shares. Shares of common stock purchased by the recognition and retention plan were assumed at $10.00 per share. The stock options were assumed to be granted with an exercise price of $10.00 per share, vest over a five-year period and have a term of 10 years.

        THE INDEPENDENT APPRAISAL DOES NOT INDICATE MARKET VALUE. DO NOT ASSUME OR EXPECT THAT BROOKLYN FEDERAL BANCORP, INC.'S VALUATION AS INDICATED ABOVE MEANS THAT THE COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 PURCHASE PRICE AFTER THE STOCK OFFERING.

        RP Financial, LC. will receive a fee of $35,000. In addition, FinPro, Inc. will receive a fee of $28,000 for assistance in the preparation of a business plan.

AFTER-MARKET PERFORMANCE INFORMATION PROVIDED BY INDEPENDENT APPRAISER

        In recent years, the prices of shares of common stock of financial institutions or their holding companies have generally appreciated in the period immediately following the completion of the initial public offering (IPO) by thrift institutions, such as ours. The appraisal report prepared by RP Financial, LC. included examples of this after-market stock price performance. The following table, which is derived from information included in the appraisal report, presents stock price performance information for all mutual holding company IPOs completed between January 1, 2004 and January 21, 2005.

                       MUTUAL HOLDING COMPANY OFFERINGS WITH COMPLETED CLOSING DATES BETWEEN
                                       JANUARY 1, 2004 AND JANUARY 21, 2005

                                                                PRICE PERFORMANCE FROM INITIAL TRADING DATE.
                                                -----------------------------------------------------------------------
                                                                                                      THROUGH JANUARY
                 TRANSACTION                          1 DAY            1 WEEK           1 MONTH           21, 2005
----------------------------------------------  -----------------  ---------------  ---------------  ------------------
Home Federal Bancorp, Inc. of LA (MHC)                  (1.0)%             0.5%            (1.0)%            (1.0)%
BV Financial, Inc. (MHC)                                (6.5)%            (5.0)%           (5.0)%            (5.0)%
Georgetown Bancorp, Inc. (MHC)                           2.0%             (0.5)%           (0.5)%            (0.5)%
SFSB, Inc. (MHC)                                         7.5%             (0.1)%           (1.5)%            (4.5)%
Ocean Shore Holding Company (MHC)                       21.5%             22.0%             6.3%              6.3%
Lincoln Park Bancorp, Inc. (MHC)                        10.0%             12.5%             0.0%              0.0%
Abington Comm Bancorp, Inc. (MHC)                       33.5%             33.0%            29.0%             30.8%
Home Federal Bancorp, Inc. (MHC)                        24.9%             26.8%            23.3%             20.7%
PSB Holdings, Inc. (MHC)                                 5.0%              6.0%             5.0%             11.2%
Atlantic Coast Federal Corp. (MHC)                      17.5%             23.1%            30.0%             29.0%
Naugatuck Valley Financial Corp. (MHC)                   8.0%              8.1%             8.0%              5.4%
SI Financial Group, Inc.                                12.0%             10.6%            10.3%             12.0%
First Federal Financial Services (MHC)                  15.0%             22.5%            35.0%             46.7%
Monadnock Community (MHC)                                3.8%              0.0%            (3.8)%            31.3%
Wawel Savings Bank (MHC)                                29.5%             25.0%            12.5%             11.0%
Osage Federal Financial, Inc. (MHC)                     20.0%             22.5%             9.5%             18.0%
K-Fed Bancorp (MHC)                                     34.9%             29.3%            15.9%             44.8%
Citizens Community Bancorp (MHC)                        23.7%             27.5%            18.0%             36.0%
Clifton Savings Bancorp, Inc. (MHC)                     22.5%             40.9%            32.9%             10.5%
Cheviot Financial Corp. (MHC)                           33.2%             33.5%            34.2%             21.5%

         Average                                        15.8%             16.9%            12.9%             16.2%
         Median                                         16.3%             22.3%             9.9%             11.6%

        The following table presents stock price performance information for all mutual holding company IPOs completed between January 1, 2002 and January 21, 2005. "MHC" indicates a "first-step" mutual holding company offering. The information shown in the following table was not included in the appraisal report.


                       MUTUAL HOLDING COMPANY OFFERINGS WITH COMPLETED CLOSING DATES BETWEEN
                                       JANUARY 1, 2002 AND JANUARY 21, 2005


                                                                PRICE PERFORMANCE FROM INITIAL TRADING DATE.
                                                -----------------------------------------------------------------------
                                                                                                      THROUGH JANUARY
                 TRANSACTION                          1 DAY            1 WEEK           1 MONTH           21, 2005
----------------------------------------------  -----------------  ---------------  ---------------  ------------------
Home Federal Bancorp, Inc. of LA (MHC)                  (1.0)%             0.5%             (1.0)%            (1.0)%
BV Financial, Inc. (MHC)                                (6.5)%            (5.0)%            (5.0)%            (5.0)%
Georgetown Bancorp, Inc. (MHC)                           2.0%             (0.5)%            (0.5)%            (0.5)%
SFSB, Inc. (MHC)                                         7.5%             (0.1)%            (1.5)%            (4.5)%
Ocean Shore Holding Company (MHC)                       21.5%             22.0%              6.3%              6.3%
Lincoln Park Bancorp, Inc. (MHC)                        10.0%             12.5%              0.0%              0.0%
Abington Comm Bancorp, Inc. (MHC)                       33.5%             33.0%             29.0%             30.8%
Home Federal Bancorp, Inc. (MHC)                        24.9%             26.8%             23.3%             20.7%
PSB Holdings, Inc. (MHC)                                 5.0%              6.0%              5.0%             11.2%
Atlantic Coast Federal Corp. (MHC)                      17.5%             23.1%             30.0%             29.0%
Naugatuck Valley Financial Corp. (MHC)                   8.0%              8.1%              8.0%              5.4%
SI Financial Group, Inc.                                12.0%             10.6%             10.3%             12.0%
First Federal Financial Services (MHC)                  15.0%             22.5%             35.0%             46.7%
Monadnock Community (MHC)                                3.8%              0.0%             (3.8)%            31.3%
Wawel Savings Bank (MHC)                                29.5%             25.0%             12.5%             11.0%
Osage Federal Financial, Inc. (MHC)                     20.0%             22.5%              9.5%             18.0%
K-Fed Bancorp (MHC)                                     34.9%             29.3%             15.9%             44.8%
Citizens Community Bancorp (MHC)                        23.7%             27.5%             18.0%             36.0%
Clifton Savings Bancorp, Inc. (MHC)                     22.5%             40.9%             32.9%             10.5%
Cheviot Financial Corp. (MHC)                           33.2%             33.5%             34.2%             21.5%
Flatbush Federal Bancorp, Inc. (MHC)                    63.8%             56.3%             63.8%             31.3%
ASB Holding Company (MHC)                               62.0%             69.0%             67.5%             67.0%
Synergy Financial Group (MHC)                           29.3%             27.0%             27.0%              NA
Minden Bancorp (MHC)                                    19.5%             19.5%             18.5%            105.0%
New England Bancshares (MHC)                            23.0%             23.5%             23.5%            100.0%
Partners Trust Financial Group (MHC)                    42.5%             48.5%             49.8%              NA

    Average                                             21.4%             22.4%             19.5%             26.1%
    Median                                              20.8%             22.8%             17.0%             19.4%

        The tables above present only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. They are also not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase. Moreover, as the tables show, the most recently completed mutual holding company offerings have traded below their original offering price.

        We expect our directors and executive officers, together with their associates, to subscribe for 90,000 shares of common stock in the offering, or 3.0% of the shares to be sold at the midpoint of the offering range.

        You should bear in mind that stock price appreciation or depreciation is affected by many factors. THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE AND, IN THE PAST, THE STOCK PRICES OF CERTAIN MUTUAL HOLDING COMPANY OFFERINGS HAVE

DECLINED IN VALUE FROM THE ORIGINAL OFFERING PRICE. BEFORE YOU MAKE AN INVESTMENT DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS, INCLUDING, BUT NOT LIMITED TO, THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 21.

BROOKLYN FEDERAL BANCORP, INC. DOES NOT INITIALLY INTEND TO PAY CASH DIVIDENDS ON ITS COMMON STOCK

        We do not initially intend to pay dividends on the common stock. Any future payment of dividends will depend upon the board of directors' consideration of a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid, or that if paid, they will not be reduced or eliminated in future periods.

LIMITS ON THE AMOUNT OF COMMON STOCK YOU MAY PURCHASE

        The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $100,000 (10,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $150,000 (15,000 shares):

        o your spouse, or relatives of you or your spouse living in your house;

        o companies, trusts or other entities in which you have an interest or hold a position; or

        o other persons who may be acting together with you (including, but not limited to, persons who file jointly a Form 13-G or Form 13-D Beneficial Ownership Report with the Securities and Exchange Commission).

        A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption "The Reorganization and the Stock Offering--Limitations on Purchase of Shares."

        Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or syndicated community offering, in the event orders for common stock exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the local community (as defined in the Plan of Reorganization) and, thereafter, to the extent any shares remain available, to cover orders of other members of the general public. In the event orders for common stock in each of these categories exceed the number of shares available for sale within such category, orders shall first be filled so that each person may receive 1,000 shares, and thereafter remaining shares will be allocated on an equal number of shares basis per order. Our employee stock ownership plan is authorized to purchase up to 10% of the total shares of common stock of Brooklyn Federal Bancorp, Inc. issued in the reorganization and offering, excluding shares issued to BFS Bancorp,

MHC, without regard to these purchase limitations. Therefore, our employee stock ownership plan may purchase up to 204,000 and 276,000 shares of common stock, respectively, at the minimum and maximum of the offering range.

HOW YOU MAY PAY FOR YOUR SHARES

        In the subscription offering and the community offering you may pay for your shares only by:

        (1)     personal check, bank check or money order; or

        (2) authorizing us to withdraw money from your deposit account(s) maintained with Brooklyn Federal Savings Bank.

        If you wish to use your Brooklyn Federal Savings Bank individual retirement account to pay for your shares, please be aware that Federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Brooklyn Federal Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that Brooklyn Federal Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

        You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the expiration date of the subscription offering. We will pay interest at Brooklyn Federal Savings Bank's passbook rate from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Brooklyn Federal Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Brooklyn Federal Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. In addition, we are not required to accept copies or facsimiles of order forms.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

        If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to Federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

DEADLINE FOR ORDERS OF COMMON STOCK

        If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, New York time, on March 14, 2005 unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to one of our full-service offices. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond April 28, 2005.

TERMINATION OF THE OFFERING

        The subscription offering will terminate at 12:00 noon, New York time, on March 14, 2005. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until April 28, 2005, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond April 28, 2005, we will be required to resolicit subscriptions before proceeding with the offering. All further extensions, in the aggregate, may not last beyond March 30, 2007, which is two years after the special meeting of members of Brooklyn Federal Savings Bank to be held on March 30, 2005 to vote on the Plan of Reorganization.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

        If we do not receive orders for at least 2,550,000 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the purchase limitations and/or (ii) seek regulatory approval to extend the offering beyond the April 28, 2005 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

MARKET FOR THE COMMON STOCK

        We anticipate that the common stock sold in the offering will be traded and quoted on the Nasdaq National Market System under the symbol "BFSB." Sandler O'Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

HOW WE INTEND TO USE THE PROCEEDS WE RAISE FROM THE OFFERING

        Assuming we sell 3,450,000 shares of common stock in the offering, and we have net proceeds of $33.4 million, we intend to distribute the net proceeds as follows:

        o $16.7 million (50.00% of the net proceeds) will be contributed to Brooklyn Federal Savings Bank;

        o $2.8 million (8.25% of the net proceeds) will be loaned to the employee stock ownership plan to fund its purchase of shares of common stock; and

        o $13.9 million (41.75% of the net proceeds) will be retained by Brooklyn Federal Bancorp, Inc.

        We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Brooklyn Federal Savings Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend to Use the Proceeds from the Offering." Neither Brooklyn Federal Savings Bank nor Brooklyn Federal Bancorp, Inc. is considering any specific acquisition transaction at this time.

OUR OFFICERS, DIRECTORS AND EMPLOYEES WILL RECEIVE ADDITIONAL COMPENSATION AND BENEFIT PROGRAMS AFTER THE REORGANIZATION AND OFFERING, WHICH WILL REDUCE EARNINGS

        We intend to establish an employee stock ownership plan, and we may implement a stock option plan and a stock recognition and retention plan. The board of directors of Brooklyn Federal Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the action to make the employee stock ownership plan loan and to issue the common stock to the employee stock ownership plan. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares of common stock of Brooklyn Federal Bancorp, Inc. issued in the stock offering and reorganization; however, our employee stock ownership plan is expected to purchase 8% of the shares issued in the offering. Moreover, in addition to the employee stock ownership plan, we may grant awards under one or more stock benefit plans, including stock option plans and recognition and retention plans, in an amount up to 25% of the number of shares of common stock held by persons other than BFS Bancorp, MHC. The recognition and retention plan and stock option plan cannot be established sooner than six months after the offering and, if implemented in less than one year after the offering, would require the approval of our stockholders by a majority of the outstanding votes of Brooklyn Federal Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by BFS Bancorp, MHC). If the recognition and retention plan and stock option plan are implemented more than one year after the offering, the same stockholder vote requirement would apply unless the Office of Thrift Supervision permits or requires the plans to be approved by a majority of the shares of Brooklyn Federal Bancorp, Inc. present and voting (including a majority of shares present and voting held by stockholders other than BFS Bancorp, MHC), in which case we would apply this stockholder vote requirement. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 4.90% and 1.96%, respectively, of the total shares of common stock of Brooklyn Federal Bancorp, Inc. issued in the reorganization and offering, including shares issued to BFS Bancorp, MHC, if such plans are adopted within one year from the date of completion of the offering. If adopted within one year, the recognition and retention plan would be subject to limitations on vesting and allocations imposed by Office of Thrift Supervision regulations.

        The employee stock ownership plan, the recognition and retention plan and the stock option plan will increase our future compensation costs, thereby reducing our earnings. The

Financial Accounting Standards Board ("FASB") recently finalized rules that require public companies to expense the grant-date fair value of stock options granted to officers, directors and employees beginning no later than July 1, 2005. Recognizing an expense equal to the grant-date fair value of stock options will increase our compensation costs over the vesting period of the options and thereby reduce earnings on a corresponding basis. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and the recognition and retention plan. See "Risk Factors--Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brooklyn Federal Bancorp, Inc." and "Management--Future Stock Benefit Plans."

        The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the maximum of the offering range and assuming that we initially implement a stock option plan granting options to purchase 4.90% of the total shares of common stock of Brooklyn Federal Bancorp, Inc. issued in the reorganization and stock offering and a recognition and retention plan awarding shares of common stock equal to 1.96% of the total shares of common stock of Brooklyn Federal Bancorp, Inc. issued in the reorganization and offering, including shares issued to BFS Bancorp, Inc.

                                                                                             VALUE OF BENEFITS
                                      INDIVIDUALS ELIGIBLE                                  BASED ON MAXIMUM OF
             PLAN                       TO RECEIVE AWARDS      % OF OUTSTANDING SHARES        OFFERING RANGE
---------------------------------  -------------------------  -------------------------  ------------------------
Employee stock ownership plan        All employees                       2.40%               $     2,760,000
Recognition and retention plan       Directors, officers                 1.96%               $     2,254,000
                                     and employees
Stock option plan                    Directors, officers                 4.90%               $     2,231,000(1)
                                     and employees

-------------------------
(1) The fair value of stock options has been estimated at $3.96 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.27%; and a volatility rate of 16.57% based on an index of publicly traded mutual holding company institutions.

        The value of the shares obtained for the restricted stock plan will be based on the price of Brooklyn Federal Bancorp, Inc.'s common stock at the time those shares are purchased or issued, which, subject to stockholder approval, cannot be implemented until at least six months after the offering. The following table presents the total value of all shares to be available for award and issuance under the restricted stock plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share. The value of shares to be granted under the restricted stock plan ranges from $1.3 million to $3.6 million, depending on the number of shares awarded and the assumed market price on the date the shares are granted.

                             166,600 SHARES          196,000 SHARES         225,400 SHARES         259,210 SHARES
                           AWARDED AT MINIMUM     AWARDED AT MIDPOINT     AWARDED AT MAXIMUM     AWARDED AT MAXIMUM
      SHARE PRICE               OF RANGE                OF RANGE               OF RANGE         OF RANGE, AS ADJUSTED
------------------------  --------------------  -----------------------  --------------------  ------------------------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
   $       8.00               $     1,333            $     1,568             $     1,803            $     2,074
   $      10.00               $     1,666            $     1,960             $     2,254            $     2,592
   $      12.00               $     1,999            $     2,352             $     2,705            $     3,111
   $      14.00               $     2,332            $     2,744             $     3,156            $     3,629

        The grant-date fair value of the options granted under the stock option plan will be based in part on the price of Brooklyn Federal Bancorp, Inc.'s common stock at the time the options are granted, which, subject to stockholder approval, cannot be implemented until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $14.00 per share. The grant-date fair value of the options granted under the stock option plan ranges from $1.3 million to $3.6 million, depending on the number of options granted and the assumed market price on the date the options are granted.

                                                                                                     648,025 OPTIONS
                                          416,500 OPTIONS     490,000 OPTIONS    563,500 OPTIONS      AT MAXIMUM OF
  MARKET/EXERCISE      GRANT-DATE FAIR     AT MINIMUM OF      AT MIDPOINT OF      AT MAXIMUM OF         RANGE, AS
       PRICE          VALUE PER OPTION         RANGE               RANGE              RANGE             ADJUSTED
------------------  --------------------  ----------------  ------------------  ------------------  ------------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
   $       8.00          $       3.17        $     1,319        $     1,552        $     1,785         $     2,053
   $      10.00          $       3.96        $     1,649        $     1,940        $     2,231         $     2,566
   $      12.00          $       4.75        $     1,979        $     2,328        $     2,678         $     3,079
   $      14.00          $       5.54        $     2,309        $     2,717        $     3,124         $     3,593

        Brooklyn Federal Savings Bank intends to enter into employment agreements with Angelo J. Di Lorenzo, our President and Chief Executive Officer and Richard A. Kielty, our Executive Vice President and Chief Financial Officer. See "Management--Benefit Plans--Employment Agreements" for a discussion of the employment agreements.

ONCE SUBMITTED, YOUR PURCHASE ORDER MAY NOT BE REVOKED UNLESS THE OFFERING IS TERMINATED OR EXTENDED BEYOND APRIL 28, 2005.

        Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the reorganization on February 11, 2005; however, because completion of the reorganization and offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond April 28, 2005

RESTRICTIONS ON THE ACQUISITION OF BROOKLYN FEDERAL BANCORP, INC. AND BROOKLYN FEDERAL SAVINGS BANK

        Federal regulation, as well as provisions contained in the charter and bylaws of Brooklyn Federal Savings Bank, restrict the ability of any person, firm or entity to acquire Brooklyn Federal Bancorp, Inc., Brooklyn Federal Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of Brooklyn Federal Bancorp, Inc. or Brooklyn Federal Savings Bank. Because a majority of the shares of outstanding common stock of Brooklyn Federal Bancorp, Inc. must be owned by BFS Bancorp, MHC, any acquisition of Brooklyn Federal Bancorp, Inc. must be approved by

BFS Bancorp, MHC, and BFS Bancorp, MHC would not be required to pursue or approve a sale of Brooklyn Federal Bancorp, Inc. even if such sale were favored by a majority of Brooklyn Federal Bancorp, Inc.'s public stockholders.

POSSIBLE CONVERSION OF BFS BANCORP, MHC TO STOCK FORM

        In the future, BFS Bancorp, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of BFS Bancorp, MHC would have subscription rights to purchase common stock of Brooklyn Federal Bancorp, Inc. or its successor, and the public stockholders of Brooklyn Federal Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted BFS Bancorp, MHC. This percentage may be adjusted to reflect any assets owned by BFS Bancorp, MHC. Brooklyn Federal Bancorp, Inc.'s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. Any conversion of BFS Bancorp, MHC to stock form would be subject to an independent appraisal and would have the effect of increasing our capital based on such appraisal. In addition, such a transaction would eliminate BFS Bancorp, MHC as the majority stockholder of Brooklyn Federal Bancorp, Inc., thereby allowing public stockholders to determine the outcome of matters presented to stockholders for their approval, including a proposal to sell Brooklyn Federal Bancorp, Inc. The board of directors has no current plan to undertake a second-step conversion transaction.

PROPOSED STOCK PURCHASES BY MANAGEMENT

        Brooklyn Federal Bancorp, Inc.'s directors and executive officers and their associates are expected to purchase approximately 90,000 shares of common stock in the offering, which represents 3.5%, 3.0%, 2.6% and 2.3% of the shares sold to the public and 1.1%, 0.9%, 0.8% and 0.7% of the total shares to be outstanding after the offering at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.

HOW YOU MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE REORGANIZATION AND OFFERING

        If you have any questions regarding the reorganization and offering, please call the Conversion Center at (800) 924-7571, Monday through Friday between 10:00 a.m. and 4:00 p.m., New York time.

                                  RISK FACTORS

--------------------------------------------------------------------------------
   YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING AN
                        INVESTMENT IN THE COMMON STOCK.
--------------------------------------------------------------------------------

                         RISKS RELATED TO THIS OFFERING

THE FUTURE PRICE OF THE COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING.

        We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.

THERE WILL BE A LIMITED TRADING MARKET IN OUR COMMON STOCK, WHICH WILL HINDER YOUR ABILITY TO SELL OUR COMMON STOCK AND MAY LOWER THE MARKET PRICE OF THE STOCK.

        Brooklyn Federal Bancorp, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will trade on the Nasdaq National Market System under the symbol "BFSB." It is unlikely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see "Market for the Common Stock."

OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER FINANCIAL INSTITUTIONS. THIS COULD NEGATIVELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

        Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain below the industry average until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan, and any recognition and retention plan or stock option plan that we may adopt in the future. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock. For the year ended September 30, 2004, our return on average equity was 11.85%. This compares to a return on average equity of 8.26% for all publicly traded savings banks. Following the offering we expect our consolidated equity to increase from $36.6 million to between $57.3 million at the minimum and $69.3 million at the adjusted maximum of the offering range, and our stockholders' equity per share to be approximately $6.11 at the midpoint of the offering range.

OUR STOCK BENEFIT PLANS WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR INCOME.

        We anticipate that our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with funds borrowed from Brooklyn Federal Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $2,040,000 at the minimum of the offering range and $3,174,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

        We also intend to adopt one or more stock-based incentive plans after the offering. Under Office of Thrift Supervision regulations, we are authorized to grant awards under one or more stock-based incentive plans, in an amount up to 25% of the number of shares of common stock held by persons other than BFS Bancorp, MHC. The number of options granted or shares awarded under any initial stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering, including shares issued to BFS Bancorp, MHC. However, if we grant additional awards in excess of these amounts (which grants currently would require Office of Thrift Supervision approval) such grants would increase our costs further. In addition, new accounting rules will require public companies to expense the grant-date fair value of stock options and other equity-based compensation effective for interim or annual periods beginning after June 15, 2005. The stock-based incentive plans cannot be implemented until at least six months after the offering and, unless a waiver is obtained form the Office of Thrift Supervision, it will be subject to certain Office of Thrift Supervision regulations, including limitations on vesting and allocation of awards. In the event that a portion of the shares used to fund the stock awards or satisfy the exercise of options under the plans, are obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

THE IMPLEMENTATION OF STOCK-BASED INCENTIVE PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

        We intend to adopt stock-based incentive plans following the reorganization and offering. These stock-based incentive plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by BFS Bancorp, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering.

WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS COULD REDUCE OUR PROFITS.

        Brooklyn Federal Bancorp, Inc. intends to retain 50% of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to Brooklyn Federal

Savings Bank. Brooklyn Federal Bancorp, Inc. will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, acquire other financial services companies or for other general corporate purposes. Brooklyn Federal Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

PERSONS WHO PURCHASE STOCK IN THE OFFERING WILL OWN A MINORITY OF BROOKLYN FEDERAL BANCORP, INC.'S COMMON STOCK AND WILL NOT BE ABLE TO EXERCISE VOTING CONTROL OVER MOST MATTERS PUT TO A VOTE OF STOCKHOLDERS.

        Public stockholders will own a minority of the outstanding shares of Brooklyn Federal Bancorp, Inc.'s common stock. As a result, stockholders other than BFS Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. BFS Bancorp, MHC, will own a majority of Brooklyn Federal Bancorp, Inc.'s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank also manage BFS Bancorp, MHC. The only matters as to which stockholders other than BFS Bancorp, MHC will be able to exercise voting control include any proposal to implement a recognition and retention stock plan or stock option plan within one year of the offering. In addition, BFS Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

OUR STOCK VALUE MAY BE NEGATIVELY AFFECTED BY FEDERAL REGULATIONS RESTRICTING TAKEOVERS AND OUR MUTUAL HOLDING COMPANY STRUCTURE.

        FEDERAL REGULATIONS RESTRICTING TAKEOVERS. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current OTS policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See "Restrictions on the Acquisition of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank" on page 134 for a discussion of applicable Office of Thrift Supervision Regulations regarding acquisitions.

        THE MUTUAL HOLDING COMPANY STRUCTURE MAY IMPEDE TAKEOVERS. BFS Bancorp, MHC, as the majority stockholder of Brooklyn Federal Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Brooklyn Federal Bancorp, Inc. Accordingly, BFS Bancorp, MHC may prevent the sale of control or merger of Brooklyn Federal Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Brooklyn Federal Bancorp, Inc.

THE CORPORATE GOVERNANCE PROVISIONS IN OUR CHARTER AND BYLAWS MAY PREVENT OR IMPEDE THE HOLDERS OF A MINORITY OF OUR COMMON STOCK FROM OBTAINING REPRESENTATION ON OUR BOARD OF DIRECTORS.

        Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors which means that BFS Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Third, our bylaws contain procedures and timetables for a stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders, the effect of which may be to give our management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interests of stockholders generally.

                          RISKS RELATED TO OUR BUSINESS

MULTI-FAMILY, COMMERCIAL REAL ESTATE AND CONSTRUCTION LOAN ORIGINATIONS HAVE INCREASED, INCREASING THE RISK THAT SOME OF OUR LOANS WILL NOT BE PAID.

        We have expanded our multi-family, commercial real estate and construction lending during the previous five years. Multi-family lending has increased as a percentage of our total loan portfolio from 6.4% at September 30, 2000 to 21.7% at September 30, 2004. Commercial real estate lending has increased as a percentage of our total loan portfolio from 12.9% at September 30, 2000 to 33.3% at September 30, 2004. Construction lending has increased as a percentage of our total loan portfolio from 0.2% at September 30, 2000 to 10.0% at September 30, 2004. Multi-family, commercial real estate loans and construction loans generally expose a lender to greater credit risk than loans secured by one- to four-family real estate. In addition, our multi-family, commercial real estate and construction loan portfolio is not as seasoned as the loan portfolio of some of our competitors. Should the local real estate market or economy weaken, we may begin to experience higher levels of non-performing loans. For additional information, see "Business of Brooklyn Federal Savings Bank-Lending Activities."

AN INCREASE IN INTEREST RATES IS EXPECTED TO ADVERSELY AFFECT OUR EARNINGS.

        Our earnings largely depend on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

        The rates we earn on our assets are generally fixed for a contractual period of time. We, like many savings institutions, have liabilities that generally have shorter contractual maturities than our assets or no contractual maturities, such as savings and money market deposits. This imbalance can create significant earnings volatility, because market interest rates change over time. In addition, short-term and long-term interest rates do not necessarily change at the same time or at the same rate.

        In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. We are vulnerable to volatility in our earnings as a result of an increase in interest rates because the majority of our interest-earning assets are long-term, fixed rate assets. In an increasing interest rate environment, our cost of funds is expected to increase more rapidly than the interest earned on our loan portfolio and securities portfolio because our primary source of funds is deposits with generally shorter maturities than the maturities on our loans and investment securities. This could cause our net interest rate spread to compress because the increase in interest income we would earn on our securities and loan portfolios may be less than the increase in the interest expense we would pay on our deposits and borrowings. In addition, the expected duration of our mortgage-backed securities may increase during a rising interest rate environment, thereby lengthening the period during which they would reprice at higher rates.

        In a period of decreasing interest rates, prepayments of loans and mortgage-backed securities generally will increase as borrowers refinance their debt in order to reduce their borrowing costs. In a decreasing rate environment we are generally not able to reinvest the proceeds of loan and securities prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. A decreasing interest rate environment would result in a decrease in rates we pay on deposits and borrowings, but the decrease in the cost of our funds may not be as great as the decrease in the yields on our mortgage-backed securities and loan portfolios. This could cause a narrowing of our net interest rate spread and could cause a decrease in our earnings. We are further exposed to interest rate risk due to the large portion of our total deposits that can reprice at any time.

        Brooklyn Federal Savings Bank monitors its interest rate sensitivity through the use of an asset/liability management model which estimates the change in its net portfolio value (defined as the current market value of assets, less the current market value of liabilities, plus or minus the current value of off-balance sheet items) in the event of a range of assumed changes in market interest rates. Our net portfolio value analysis, as calculated by the Office of Thrift Supervision using information as of September 30, 2004, showed that in the event of an immediate and permanent 2.0% increase in interest rates, our net portfolio value would be expected to decrease by 19%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brooklyn Federal Bancorp, Inc.--Management of Market Risk."

ADOPTION OF PROPOSED STATE AND LOCAL TAX LEGISLATION WILL HAVE A NEGATIVE IMPACT ON OUR NET INCOME.

        Legislation has been proposed in the New York State Legislature to eliminate the 60% dividends received deduction for dividends received from a real estate investment trust by an affiliated group member which owns greater than 50% of the trust. If this legislation is enacted as proposed, dividends received by Brooklyn Federal Savings Bank from BFS REIT would no longer be eligible for the 60% exclusion and would be fully taxable for New York State purposes. Additionally, it is anticipated that the City of New York may propose substantially similar legislation, which if enacted, would have substantially the same effect for New York City tax purposes. If enacted, the change would be effective as of January 1, 2005. The anticipated effect of this proposed legislation would be to increase Brooklyn Federal Savings Bank's effective tax rate and, therefore, decrease its net income.

STRONG COMPETITION WITHIN OUR MARKET AREA MAY LIMIT OUR GROWTH AND
PROFITABILITY.

        Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition our competition recently has been offering loans with lower fixed rates and loans on more attractive terms than Brooklyn Federal Savings Bank has been willing to offer. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and broader range of deposit and loan products offered by our competition may limit our ability to increase our interest-earning assets and profitability. For additional information see "Business of Brooklyn Federal Savings BankCompetition."

IF ECONOMIC CONDITIONS DETERIORATE, PARTICULARLY IN THE METROPOLITAN NEW YORK AREA, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED AS BORROWERS' ABILITY TO REPAY LOANS DECLINES AND THE VALUE OF THE COLLATERAL SECURING OUR LOANS DECREASES.

        Our financial results may be adversely affected by changes in prevailing economic conditions, particularly in the metropolitan New York area, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the Federal government and other significant external events. At September 30, 2004, loans secured by real estate represented 99.8% of our total loans, with substantially all such loans being made in the New York metropolitan area. Decreases in local real estate values would adversely affect the value of property used as collateral for our loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of September, 2004, the unemployment rates in Kings, Nassau and Suffolk counties of New York were approximately 7.6%, 3.8% and 4.1%, respectively, compared to the unemployment rate in New York State of approximately 5.4% and the national rate of approximately 5.1%.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

        We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

        We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

                   A WARNING ABOUT FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

        o       statements of our goals, intentions and expectations;

        o statements regarding our business plans and prospects and growth and operating strategies;

        o statements regarding the asset quality of our loan and investment portfolios; and

        o       estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

        o significantly increased competition among depository and other financial institutions;

        o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

        o general economic conditions, either nationally or in our market areas, that are worse than expected;

        o       adverse changes in the securities markets;

        o legislative or regulatory changes that adversely affect our business;

        o our ability to enter new markets successfully and take advantage of growth opportunities;

        o       changes in consumer spending, borrowing and savings habits;

        o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

        o       changes in our organization, compensation and benefit plans.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 21.

                        SELECTED FINANCIAL AND OTHER DATA

        The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Brooklyn Federal Savings Bank. The information at September 30, 2004 and 2003, and for the years ended September 30, 2004, 2003 and 2002 is derived from the audited consolidated financial statements of Brooklyn Federal Savings Bank included herein. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

                                                               AT SEPTEMBER 30,
                                      ------------------------------------------------------------------
                                          2004          2003         2002         2001           2000
                                      -----------   -----------   -----------  -----------   -----------
                                                                (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets....................      $   308,835   $   292,856   $   278,129  $   238,893   $   211,432
Cash and due from banks.........            7,904        16,106        22,622       18,509        10,250
Securities available-for-sale...            4,093         4,028         6,303        1,028            --
Securities held-to-maturity.....          117,096        93,097        76,940       44,879        61,228
Loans receivable, net...........          163,027       148,538       140,365      138,345       124,330
Loans held-for-sale.............               --        12,306        16,454        9,879            --
Deposits........................          256,550       249,667       239,460      209,333       185,243
Borrowings......................           10,231         6,705         6,452           --            --
Retained earnings...............           36,593        32,507        28,782       25,787        23,356


                                                           YEARS ENDED SEPTEMBER 30,
                                      ------------------------------------------------------------------
                                          2004          2003          2002        2001          2000
                                      -----------   -----------   -----------  -----------   -----------
                                                                 (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest income.................      $    15,448   $    15,069   $    15,153  $    15,659   $    14,223
Interest expense................            4,052         4,509         5,476        6,882         5,981
                                      -----------   -----------   -----------  -----------   -----------
   Net interest income before
     provision for loan losses..           11,396        10,560         9,677        8,777         8,242
Provision for loan losses.......               72           128           150           --            --
                                      -----------   -----------   -----------  -----------   -----------
   Net interest income after
     provision for loan losses..           11,324        10,432         9,527        8,777         8,242
Non-interest income.............            2,044         1,850         1,407          987           641
Non-interest expense ...........            6,840         6,537         6,130        5,842         5,611
                                      -----------   -----------   -----------  -----------   -----------
Income before income taxes......            6,528         5,745         4,804        3,922         3,272
Provision for income taxes......            2,438         2,007         1,809        1,471         1,246
                                      -----------   -----------   -----------  -----------   -----------
   Net income...................      $     4,090   $     3,737   $     2,994  $     2,451   $     2,026
                                      ===========   ===========   ===========  ===========   ===========


                                                                  AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                       -----------------------------------------------------------
                                                          2004         2003        2002        2001       2000
                                                       -----------  ----------  ----------  ----------  ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on average assets...........................        1.35%       1.31%       1.17%       1.08%       0.98%
Return on average equity...........................       11.85%      12.27%      11.01%      10.00%       9.08%
Interest rate spread (1)...........................        3.80%       3.68%       3.72%       3.65%       3.83%
Net interest margin (2)............................        3.94%       3.84%       3.93%       4.01%       4.13%
Efficiency ratio (3)...............................       50.89%      52.68%      55.31%      59.83%      63.16%
Non-interest expense to average total assets.......        2.26%       2.29%       2.40%       2.58%       2.72%
Average interest-earning assets to average
   interest-bearing liabilities....................      109.85%     109.97%     109.48%     111.33%     110.10%

ASSET QUALITY RATIOS:
Non-performing assets as a percent of total assets.          --%(4)      --%(4)    0.02%       0.01%       0.11%
Non-performing loans as a percent of total loans...          --%(4)    0.01%       0.03%       0.01%       0.06%
Allowance for loan losses as a percent of total
   loans...........................................        0.56%       0.57%       0.51%       0.41%       0.45%

CAPITAL RATIOS:
Total risk-based capital (to risk weighted assets)..       22.4%       21.6%       21.3%       22.1%       24.5%
Tier 1 risk-based capital (to risk weighted assets).       21.9%       21.1%       20.8%       21.7%       24.0%
Tangible capital (to tangible assets)...............       11.8%       10.8%        9.9%       10.4%       10.7%
Tier 1 leverage (core) capital (to adjusted
   tangible assets).................................       11.8%       10.8%        9.6%       10.4%       10.7%
Equity to total assets..............................       11.8%       11.1%       10.3%       10.8%       11.0%

OTHER DATA:
Number of full service offices.......................         4           4           4           4           4

---------------------------
(1) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) Represents net interest income as a percent of average interest-earning assets for the period.
(3) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)     Ratio percentage is less than 0.01%.

                               RECENT DEVELOPMENTS

        The following tables contain certain information concerning the financial position and results of operations of Brooklyn Federal Savings Bank at the dates and for the periods indicated. The data presented at December 31, 2004 and for the three month periods ended December 31, 2004 and December 31, 2003 are derived from unaudited financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended December 31, 2004 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2005.

                                                                     AT DECEMBER 31,   AT SEPTEMBER 30,
                                                                           2004             2004
                                                                     --------------    --------------
                                                                              (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets.......................................................  $      303,764    $      308,835
Cash and due from banks............................................           9,554             7,904
Securities available-for-sale......................................           4,117             4,093
Securities held-to-maturity........................................         109,176           117,096
Loans receivable, net..............................................         164,423           163,027
Deposits...........................................................         251,490           256,550
Borrowings.........................................................           9,185            10,231
Retained earnings..................................................          37,536            36,593

                                                                        FOR THE THREE MONTHS ENDED
                                                                               DECEMBER 31,
                                                                     --------------------------------
                                                                          2004              2003
                                                                     --------------    --------------
                                                                              (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest income..................................................    $        3,958    $        4,154
Interest expense.................................................             1,088             1,038
                                                                     --------------    --------------
   Net interest income before provision for loan losses..........             2,870             3,116
Provision for loan losses........................................                14                16
                                                                     --------------    --------------
   Net interest income after provision for loan losses...........             2,856             3,100
Non-interest income..............................................               603               417
Non-interest expense.............................................             1,973             1,784
                                                                     --------------    --------------
Income before income taxes.......................................             1,486             1,733
Provision for income taxes.......................................               538               643
                                                                     --------------    --------------
   Net income....................................................    $          948    $        1,090
                                                                     ==============    ==============

                                                                               AT OR FOR THE THREE MONTHS
                                                                                   ENDED DECEMBER 31,
                                                                             -----------------------------
                                                                                 2004            2003
                                                                             -------------   -------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on average assets (1)............................................           1.24%           1.47%
Return on average equity (1)............................................          10.24%          13.17%
Interest rate spread (2)................................................           3.74%           4.24%
Net interest margin (1) (3).............................................           3.91%           4.38%
Efficiency ratio (4)....................................................          57.23%          50.92%
Non-interest expense to average total assets (1)........................           2.60%           2.43%
Average interest-earning assets to average interest-bearing liabilities.         111.61%         109.65%

ASSET QUALITY RATIOS:
Non-performing assets as a percent of total assets......................             --%(5)          --%(5)
Non-performing loans as a percent of total loans........................             --%(5)          --%(5)
Allowance for loan losses as a percent of total loans...................           0.57%           0.56%

CAPITAL RATIOS:
Total risk-based capital (to risk weighted assets)......................           23.0%           22.6%
Tier 1 risk-based capital (to risk weighted assets).....................           22.4%           22.0%
Tangible capital (to tangible assets)...................................           12.3%           11.0%
Tier 1 leverage (core) capital (to adjusted tangible assets)............           12.3%           11.0%
Equity to total assets..................................................           12.4%           11.2%


OTHER DATA:
Number of full service offices..........................................              4               4

--------------------------
(1)     Ratio is annualized.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)     Ratio percentage is less than 0.01%.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND SEPTEMBER 30, 2004

        TOTAL ASSETS. Total assets decreased by $5.1 million, or 1.7 %, to $303.7 million at December 31, 2004 from $308.8 million at September 30, 2004. This decrease was largely the result of a decrease in securities held to maturity, which was partially offset by increases in cash and loans receivable.

        CASH AND DUE FROM BANKS. Cash and due from banks increased by $1.7 million, or 20.8%, to $9.6 million at December 31, 2004 from $7.9 million at September 30, 2004. This increase in short-term liquidity was primarily due to repayments of mortgage-backed securities held in our investment portfolio, which was offset by cash used to fund net deposit outflows and repay borrowings during the quarter.

        SECURITIES. Securities investments decreased $7.9 million, or 7.0%, to $113.3 million at December 31, 2004, from $121.2 million at September 30, 2004. This decrease was due to a decrease in our mortgage-backed securities during the quarter ended December 31, 2004, which resulted from net repayments of such securities.

        NET LOANS. Net loans increased $1.4 million, or 1.0%, to $164.4 million at December 31, 2004 from $163.0 million at September 30, 2004, due to a $4.2 million increase in commercial real estate loans and a $1.4 million increase in construction loans. This growth was offset in part by a $1.5 million decrease in one-to four-family residential mortgage loans and a $2.7 million decrease in multi-family residential mortgage loans. The decrease in one-to-four-family residential mortgage loans was attributable to loan payoffs exceeding new residential loan originations.

        As of December 31, 2004, non-accrual loans totaled $13,000. During January 2005, a commercial real estate loan in the amount of $1.9 million was placed on non-accrual status as payments were more than 90 days past due. The loan is secured by a first lien on industrial property in Whitestone, New York, which had an appraised value of $5.1 million when the loan was originated in 2001. Currently, we are serving the borrower with notice of foreclosure and we expect the borrower to declare bankruptcy. Due to the value of the collateral, we do not anticipate any loss on this loan.

        DEPOSITS. Deposits decreased by $5.1 million, or 2.0%, to $251.5 million at December 31, 2004, from $256.6 million at September 30, 2004. The decrease was attributable, in part, to intense rate competition for deposits in our market area, particularly for short-term deposits.

        BORROWED FUNDS. Funds borrowed from the Federal Home Loan Bank of New York decreased by $1.0 million, or 11.4%, to $9.2 million at December 31, 2004, from $10.2 million at September 30, 2004. During the quarter ended December 31, 2004, we used excess cash of $1.0 million to reduce borrowed funds.

        RETAINED EARNINGS. Retained earnings increased by $943,000, or 2.6%, to $37.5 million at December 31, 2004, from $36.6 million at September 30, 2004. This change was primarily the result of net income of $948,000 for the quarter ended December 31, 2004.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003

        NET INCOME. Net income decreased $142,000, or 15.0%, to $948,000 for the three months ended December 31, 2004 from $1.1 million for the three months ended December 31, 2003. The decrease was primarily the result of a $246,000 decrease in our net interest income and a $189,000 increase in our total non-interest expense, which was only partially offset by a $186,000 increase in non-interest income and a $105,000 decrease in income tax expense.

        NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses decreased by $246,000 to $2.9 million for the three months ended December 31, 2004 from $3.1 million for the three months ended December 31, 2003. The decrease in net interest income resulted primarily from a 50 basis points decrease in our net interest rate spread to 3.74% for the three months ended December 31, 2004 from 4.24% for the three months ended December 31, 2003. Our net interest margin contracted 47 basis points between periods.

        INTEREST INCOME. Interest income decreased $196,000, or 4.7%, to $4.0 million for the three months ended December 31, 2004 from $4.2 million for the three months ended December 31, 2003. Interest income on loans decreased by $351,000, or 10.6%, to $2.9 million for the three months ended December 31, 2004 from $3.3 million for the three months ended December 31, 2003. The primary reason for this decrease was a $255,000 decrease in prepayment penalties on multi-family and commercial real estate loans from 2003 to 2004, a decrease in the average yield on loans and a decrease in average interest earnings assets. Interest income on investment securities and other interest-earning assets increased by $155,000, or 17.8%, to $1.0 million for the three months ended December 31, 2004 from $873,000 for the three months ended December 31, 2003.

        INTEREST EXPENSE. Interest expense increased modestly to $1.09 million for the three months ended December 31, 2004 from $1.04 million for the three months ended December 31, 2003. The increase was primarily the result of a $40,000 increase in interest expense on deposits and a $10,000 increase in interest expense on borrowed funds, reflecting an increase in the average cost of such deposits and borrowings.

        PROVISION FOR LOAN LOSSES. Our provision for loan losses was $14,000 for the three months ended December 31, 2004 and $16,000 for the three months ended December 31, 2003. Loans in non-accrual status that were included in loans receivable, totaled $13,000 as of December 31, 2004 and September 30, 2004. The allowance for loan losses as of December 31, 2004 represented 0.57% of total loans, compared to 0.56% of total loans as of September 30, 2004. See "Business of Brooklyn Federal Savings Bank--Allowance for Loan Losses."

        NON-INTEREST INCOME. Non-interest income increased by $186,000, or 44.6%, to $603,000 for the three months ended December 31, 2004 from $417,000 for the three months ended December 31, 2003. The increase was primarily the result of a $162,000 increase in loan fee income from loan syndications.

        NON-INTEREST EXPENSE. Non-interest expense increased by $189,000, or 11.1%, to $2.0 million for the three months ended December 31, 2004 from $1.8 million for the three months ended December 31, 2003. The increase resulted from a $52,000 increase in compensation and fringe benefits and a $129,000 increase in other operating expenses.

        INCOME TAXES. Income tax expense decreased $105,000, or 19.5%, to $538,000 for the three months ended December 31, 2004 from $643,000 for the three months ended December 31, 2003. The decrease resulted primarily from the $247,000 reduction in pre-tax income in 2004 compared to 2003. The effective tax rate was 36.2% for the three months ended December 31, 2004 compared to 37.1% for the same period in 2003.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $24.5 million and $33.4 million, or $38.6 million if the offering is increased by 15%.

        Brooklyn Federal Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

                                            MINIMUM                MIDPOINT                MAXIMUM           ADJUSTED MAXIMUM
                                      --------------------   --------------------   ---------------------   -------------------
                                                  PERCENT                PERCENT                PERCENT                PERCENT
                                                   OF NET                 OF NET                 OF NET                 OF NET
                                       AMOUNT     PROCEEDS    AMOUNT     PROCEEDS    AMOUNT     PROCEEDS     AMOUNT    PROCEEDS
                                      --------    --------   ---------   --------   ---------   ---------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
Offering proceeds...................  $ 25,500               $ 30,000               $ 34,500                $ 39,675
Less: offering expenses.............       952                  1,004                  1,056                   1,115
                                      --------               --------               --------                --------
Net offering proceeds...............    24,548    100.0%       28,996    100.0%       33,444     100.0%       38,560    100.0%
Less:
   Proceeds contributed to Brooklyn
    Federal Savings Bank............    12,274     50.0%       14,498     50.0%       16,722      50.0%       19,280     50.0%
   Proceeds used for loan to
    employee stock ownership plan...     2,040      8.3% (1)    2,400      8.3% (1)    2,760       8.3% (1)    3,174      8.2% (1)
                                      --------               --------               --------                --------
Proceeds retained by Brooklyn
 Federal Bancorp, Inc...............  $ 10,234     41.7%     $ 12,098     41.7%     $ 13,962      41.7%     $ 16,106     41.8%
                                      ========               ========               ========                ========

---------------------------
(1) The proceeds used for the loan to the employee stock ownership plan, based on gross proceeds, would be 8.0% at each of the minimum, midpoint, maximum and adjusted maximum.

        The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Brooklyn Federal Savings Bank's deposits. In all instances, Brooklyn Federal Savings Bank will receive at least 50% of the net proceeds of the offering.

        We are undertaking the reorganization and offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brooklyn Federal Bancorp, Inc.--Business Strategy." The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

BROOKLYN FEDERAL BANCORP, INC. MAY USE THE PROCEEDS IT RETAINS FROM THE
OFFERING:

        o to increase our capacity to invest in securities including mortgage-backed securities and collateralized mortgage obligations;

        o       to make a loan to the employee stock ownership plan;

        o to allow us to pay cash dividends and repurchase shares of our common stock;

        o to finance acquisitions of financial institutions, branch offices or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time; or

        o       for general corporate purposes.

        Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

BROOKLYN FEDERAL SAVINGS BANK MAY USE THE PROCEEDS IT RECEIVES FROM THE
OFFERING:

        o to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

        o to fund new loans, including one- to four-family mortgage loans, multi-family real estate loans, construction loans and commercial real estate loans;

        o to increase our capital base which will provide greater flexibility to invest in longer-term, higher yielding assets;

        o       to support new products and services;

        o to increase our capacity to invest in securities, including mortgage-backed securities and collateralized mortgage obligations;

        o to expand our retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, although no transactions are specifically being considered at this time; or

        o       for general corporate purposes.

        The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

                         OUR POLICY REGARDING DIVIDENDS

        We do not initially intend to pay dividends on our common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us following the offering, investment opportunities available to us, regulatory capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.

        We cannot assure you that we will pay dividends, or that if paid, we will not reduce or eliminate dividends in the future.

        If Brooklyn Federal Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to BFS Bancorp, MHC, unless BFS Bancorp, MHC elects to waive the receipt of dividends. We anticipate that BFS Bancorp, MHC will waive any dividends paid by Brooklyn Federal Bancorp, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by BFS Bancorp, MHC in the event BFS Bancorp, MHC converts to stock form. See "Regulation - Holding Company Regulation."

        Dividends from Brooklyn Federal Bancorp, Inc. will depend, in part, upon receipt of dividends from Brooklyn Federal Savings Bank, because Brooklyn Federal Bancorp, Inc. initially will have no source of income other than dividends from Brooklyn Federal Savings Bank, earnings from the investment of proceeds it retains from the sale of shares of common stock, and interest payments with respect to Brooklyn Federal Bancorp, Inc.'s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions such as Brooklyn Federal Savings Bank. Brooklyn Federal Bancorp, Inc., however, will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. See "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."

        Additionally, we have committed to the Office of Thrift Supervision that during the one-year period following the completion of the reorganization and offering, we will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for Federal income tax purposes, without prior approval of the Office of Thrift Supervision.

                           MARKET FOR THE COMMON STOCK

        Brooklyn Federal Bancorp, Inc. is a newly formed company and has never issued capital stock. Brooklyn Federal Savings Bank, as a mutual institution, has never issued capital stock. Brooklyn Federal Bancorp, Inc. anticipates that its common stock will be traded and quoted on the Nasdaq National Market System under the symbol "BFSB." We will try to obtain at least three market makers to make a market in our common stock. Sandler O'Neill & Partners, L. P. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

        The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

        At September 30, 2004, Brooklyn Federal Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of September 30, 2004, with the regulatory capital standards, on a historical and pro forma basis assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, and Brooklyn Federal Savings Bank received the estimated net proceeds after adjustment for stock benefit plans and the capitalization of BFS Bancorp, MHC, less the net proceeds retained by Brooklyn Federal Bancorp, Inc. Accordingly, proceeds received by Brooklyn Federal Savings Bank have been assumed to equal $12.3 million, $14.4 million, $16.7 million and $19.3 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see "Supervision and Regulation--Federal Banking Regulation--Capital Requirements."

                                                         PRO FORMA AT SEPTEMBER 30, 2004, BASED UPON THE SALE OF
                                                         -------------------------------------------------------
                                                                                                                  3,967,500 SHARES
                                                    2,550,000 SHARES    3,000,000 SHARES    3,450,000 SHARES AT      AT ADJUSTED
                                  HISTORICAL AT      AT MINIMUM OF       AT MIDPOINT OF     MAXIMUM OF OFFERING      MAXIMUM OF
                               SEPTEMBER 30, 2004    OFFERING RANGE      OFFERING RANGE            RANGE         OFFERING RANGE (1)
                              -------------------- ------------------- -------------------- ------------------- -------------------
                                         PERCENT             PERCENT              PERCENT             PERCENT             PERCENT
                                            OF                  OF                   OF                  OF                  OF
                               AMOUNT    ASSETS(2)  AMOUNT   ASSETS(2)  AMOUNT    ASSETS(2)  AMOUNT   ASSETS(2)  AMOUNT   ASSETS(2)
                              --------   --------- --------  --------- --------   --------- --------  --------- --------  ---------
                                                                      (DOLLARS IN THOUSANDS)
GAAP capital................  $ 36,593     11.85%  $ 45,061    14.11%  $ 46,631     14.51%  $ 48,201    14.91%  $ 50,007    15.37%
                              ========   =======   ========  ========  ========   =======   ========  =======   ========  =======

Tangible capital:
  Tangible capital..........  $ 36,669     11.81%  $ 45,137    14.06%  $ 46,707     14.46%  $ 48,277    14.86%  $ 50,083    15.31%
  Requirement...............     4,658      1.50      4,815     1.50      4,844      1.50      4,873     1.50      4,907     1.50
                              --------   -------   --------  -------   --------   -------   --------  -------   --------  -------
   Excess...................  $ 32,011     10.31%  $ 40,322    12.56%  $ 41,863     12.96%  $ 43,404    13.36%  $ 45,176    13.81%
                              ========   =======   ========  =======   ========   =======   ========  =======   ========  =======

Core capital:
  Core capital (3)..........  $ 36,669     11.81%  $ 45,137    14.06%  $ 46,707     14.46%  $ 48,277    14.86%  $ 50,083    15.31%
  Requirement (4)...........     9,316      3.00      9,631     3.00      9,689      3.00      9,749     3.00      9,813     3.00
                              --------   -------   --------  -------   --------   -------   --------  -------   --------  -------
   Excess...................  $ 27,353      8.81%  $ 35,506    11.06%  $ 37,018     11.46%  $ 38,530    11.86%  $ 40,270    12.31%
                              ========   =======   ========  =======   ========   =======   ========  =======   ========  =======

Risk-based capital:
  Tier 1 risk-based.........  $ 36,669     21.89%  $ 45,137    26.61%  $ 46,707     27.47%  $ 48,277    28.33%  $ 50,083    29.31%
  Requirement...............     6,701      4.00      6,785     4.00      6,801      4.00      6,816     4.00      6,834     4.00
                              --------   -------   --------  -------   --------   -------   --------  -------   --------  -------
   Excess...................  $ 29,968     17.89%  $ 38,352    22.61%  $ 39,906     23.47%  $ 41,461    24.33%  $ 43,249    25.31%
                              ========   =======   ========  =======   ========   =======   ========  =======   ========  =======

  Total risk-based capital
    (3)(5)..................   $ 37,589    22.44%  $ 46,057    27.15%  $ 47,627     28.01%  $ 49,197    28.87%  $ 51,003    29.85%
  Requirement...............     13,403     8.00     13,571     8.00     13,602      8.00     13,633     8.00     13,668     8.00
                               --------  -------   --------  -------   --------   -------   --------  -------   --------  -------
   Excess...................   $ 24,186    14.44%  $ 32,486    19.15%  $ 34,025     20.01%  $ 35,564    20.87%  $ 37,335    21.85%
                               ========  =======   ========  =======   ========   =======   ========  =======   ========  =======

----------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Pro forma capital levels assume that Brooklyn Federal Bancorp, Inc. funds the recognition and retention plan with purchases in the open market of 1.96% of the shares of common stock sold in the offering at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 8% of the shares of common stock sold in the offering with funds borrowed from Brooklyn Federal Bancorp, Inc. The Bank's pro forma GAAP and regulatory capital has been reduced by the amount required to fund both of these plans. See "Management" for a discussion of the recognition and retention plan and employee stock ownership plan.
(4) The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See "Supervision and Regulation--Federal Banking Regulation -- Standards for Safety and Soundness"--Capital Requirements."
(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk weighting.

                                 CAPITALIZATION

        The following table presents the historical consolidated capitalization of Brooklyn Federal Savings Bank at September 30, 2004, and the pro forma consolidated capitalization of Brooklyn Federal Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                 PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                                                        BROOKLYN FEDERAL BANCORP, INC.
                                                                BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                ----------------------------------------------------------------------
                                                                                                            3,967,500
                                                  BROOKLYN       2,550,000      3,000,000     3,450,000      SHARES AT
                                                   FEDERAL       SHARES AT      SHARES AT     SHARES AT      ADJUSTED
                                                SAVINGS BANK     MINIMUM OF    MIDPOINT OF    MAXIMUM OF    MAXIMUM OF
                                                 HISTORICAL       OFFERING      OFFERING       OFFERING      OFFERING
                                                CAPITALIZATION      RANGE         RANGE         RANGE        RANGE (1)
                                                --------------   ----------    -----------    -----------   ----------
                                                                        (DOLLARS IN THOUSANDS)
Deposits (2)..................................    $  256,550     $  256,550     $  256,550    $  256,550    $  256,550
Borrowings....................................        10,231         10,231         10,231        10,231        10,231
                                                  ----------     ----------     ----------    ----------    ----------
Total interest-bearing liabilities............    $  266,781     $  266,781     $  266,781    $  266,781    $  266,781
                                                  ==========     ==========     ==========    ==========    ==========
Stockholders' equity:
  Preferred Stock, $0.01 par value per share,
   1,000,000 shares authorized; none to be
   issued.....................................    $       --     $       --     $       --    $       --    $       --
  Common Stock, $0.01 par value per share:
    20,000,000 shares authorized; shares to
     be issued as reflected...................            --             85            100           115           132
  Additional paid-in capital (3)..............            --         24,463         28,896        33,329        38,428
  Retained earnings...........................        36,593         36,593         36,593        36,593        36,593
  Less:
    Assets retained by the MHC (4)............            --           (100)          (100)         (100)         (100)
    Common Stock acquired by employee stock
     ownership plan (5).......................            --         (2,040)       (2,400)        (2,760)       (3,174)
    Common Stock acquired by recognition and
     retention plan (6).......................            --         (1,666)        (1,960)       (2,254)       (2,592)
                                                  ----------     ----------     ----------    ----------    ----------
      Total stockholders' equity..............    $   36,593     $   57,335     $   61,129    $   64,923    $   69,287
                                                  ==========     ==========     ==========    ==========    ==========
Pro forma shares outstanding:
  Total shares outstanding....................                    8,500,000     10,000,000    11,500,000    13,225,000
  Shares issued to BFS Bancorp, MHC...........                    5,950,000      7,000,000     8,050,000     9,257,500
  Shares offered for sale.....................                    2,550,000      3,000,000     3,450,000     3,967,500
Total stockholders' equity as a percentage of
  pro forma total assets......................                        17.40%        18.34%         19.26%        20.29%
                                                                 ==========     ==========    ==========    ==========

------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that Brooklyn Federal Bancorp, Inc. expects to adopt. The plan of reorganization permits Brooklyn Federal Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than BFS Bancorp, MHC.
(4) Pro forma stockholders' equity reflects a $100,000 initial capitalization of BFS Bancorp, MHC.
(5) Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Brooklyn Federal Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Brooklyn Federal Savings Bank will provide the funds to repay the employee stock ownership plan loan. See "Management--Benefit Plans."
(6) Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to BFS Bancorp, MHC) are purchased with funds provided by Brooklyn Federal Bancorp, Inc. by the recognition and retention plan in the open market. The shares of common stock to be purchased by the recognition and retention plan are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." The plan of reorganization permits Brooklyn Federal Bancorp, Inc. to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than BFS Bancorp, MHC. The recognition and retention plan will not be implemented for at least six months after the reorganization and offering and until it has been approved by stockholders.

                                 PRO FORMA DATA

        We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $24.5 million and $33.4 million, or $38.6 million if the offering range is increased by 15%, based upon the following assumptions:

        o we will sell all shares of common stock in the subscription offering;

        o our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Brooklyn Federal Bancorp, Inc. The loan will be repaid in substantially equal principal payments over a period of twenty years;

        o Sandler O'Neill & Partners, L.P. will receive a fee equal to 1.25% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares of common stock purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families;

        o 90,000 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

        o total expenses, excluding fees and expenses paid to Sandler O'Neill & Partners, L.P., will be approximately $620,000.

        We calculated the pro forma consolidated net income and stockholders' equity of Brooklyn Federal Bancorp, Inc. for the year ended September 30, 2004, as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 2.21% for the fiscal year ended September 30, 2004, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for the periods. We assumed a tax rate of 38.6%. This results in an annualized after-tax yield of 1.36% for the year ended September 30, 2004. We chose the arithmetic average method because we believe these rates more accurately reflect our pro forma reinvestment rates than the yields on one-year United States Government securities.

        We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

        The pro forma table below gives effect to the implementation of stock-based incentive plans, consisting of a recognition and retention plan and stock option plan. We have assumed that the recognition and retention plan will acquire an amount of common stock equal to 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to BFS Bancorp, MHC). In preparing the pro forma table, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 1.96% of the shares issued in the reorganization and offering (including shares of common stock issued to BFS Bancorp, MHC) at the same price for which they were sold in the stock offering. We have assumed that shares of common stock are granted under the plan in awards that vest over a five year period. The plan of reorganization provides that we may grant awards under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than BFS Bancorp, MHC. However, any award under the recognition and retention plan in excess of 1.96% of the shares issued in the reorganization and offering would require prior approval of the Office of Thrift Supervision.

        The pro forma table also gives effect to the implementation of a stock option plan. In preparing the pro forma table, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share, that the stock options had a term of 10 years and vested over 5 years, and that the stock option plan granted options to acquire 4.90% of the shares issued in the reorganization and offering (including shares of common stock issued to BFS Bancorp, MHC). We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.96 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.57% for the common stock based on an index of publicly traded mutual holding company institutions, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 4.27%. Finally, we assumed that 25.0% of the stock options were non-qualified options granted to directors, resulting in a tax deduction equal to the grant-date fair value of the options and a tax benefit computed at an assumed tax rate of 38.6%. The plan of reorganization provides that we may grant awards under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than BFS Bancorp, MHC. However, any award under the stock option plan in excess of 4.90% of the shares issued in the reorganization and offering would require prior approval of the Office of Thrift Supervision.

        As discussed under "How We Intend to Use the Proceeds from the Offering," Brooklyn Federal Bancorp, Inc. intends to retain $12.1 million of the net proceeds from the offering at the midpoint of the stock offering range (excluding funds used to make a loan to the employee stock ownership plan) and to contribute the remaining net proceeds from the offering to Brooklyn Federal Savings Bank. Brooklyn Federal Bancorp, Inc. will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

        The pro forma table does not give effect to:

        o withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

        o Brooklyn Federal Bancorp, Inc.'s results of operations after the reorganization and offering; or

        o changes in the market price of the common stock after the reorganization and offering.

        The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Brooklyn Federal Savings Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the liquidation account or to the impact of tax bad debt reserves in the event we are liquidated.

                                                                      AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2004
                                                                      BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                             ----------------------------------------------------------
                                                                                                             3,967,500
                                                             2,550,000      3,000,000       3,450,000         SHARES
                                                               SHARES         SHARES          SHARES         15% ABOVE
                                                             MINIMUM OF     MIDPOINT OF      MAXIMUM OF      MAXIMUM OF
                                                              ESTIMATED      ESTIMATED       ESTIMATED       ESTIMATED
                                                              OFFERING       OFFERING        OFFERING        OFFERING
                                                               RANGE          RANGE           RANGE          RANGE(1)
                                                             ----------     ----------      ----------      -----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Gross proceeds.........................................     $   25,500     $   30,000      $   34,500      $   39,675
 Expenses...............................................            952          1,004           1,056           1,115
                                                             ----------     ----------      ----------      ----------
    Estimated net proceeds..............................         24,548         28,896          33,444          38,560
 Common stock acquired by employee stock ownership
    plan (2)............................................         (2,040)        (2,400)         (2,760)         (3,174)
 Common stock acquired by recognition and retention
    plan (4)............................................         (1,666)        (1,960)         (2,254)         (2,592)
                                                             ----------     ----------      ----------      ----------
    Estimated net proceeds after adjustment for stock
    benefit plans.......................................     $   20,842     $   24,636      $   28,430      $   32,794
                                                             ==========     ==========      ==========      ==========

 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
 Net income:
    Historical..........................................     $    4,090     $    4,090      $    4,090      $    4,090
 Pro forma adjustments:
    Income on adjusted net proceeds.....................            281            333             384             444
    Employee stock ownership plan (2)...................            (63)           (74)            (85)            (97)
    Stock option plan (3)...............................           (298)          (351)           (404)           (464)
    Recognition and retention plan (4)..................           (205)          (241)           (277)           (318)
                                                             ----------     ----------      ----------      ----------
      Pro forma net income..............................     $    3,805     $    3,757      $    3,709      $    3,887
                                                             ==========     ==========      ==========      ==========

 Net income per share:
    Historical..........................................     $     0.49     $     0.42      $     0.36      $     0.32
 Pro forma adjustments:
    Income on net proceeds..............................           0.03           0.03            0.03            0.03
    Employee stock ownership plan (2)...................          (0.01)         (0.01)          (0.01)          (0.01)
    Stock option plan (3)...............................          (0.04)         (0.04)          (0.04)          (0.04)
    Recognition and retention plan (4)..................          (0.02)         (0.02)          (0.02)          (0.02)
                                                             ----------     ----------      ----------      ----------
      Pro forma net income per share (2) (3) (4)........     $     0.45     $     0.38      $     0.32      $     0.28
                                                             ==========     ==========      ==========      ==========

 Offering price to pro forma net income per share.......          22.22x         26.32x          31.25x          35.71x

 Shares considered outstanding in calculating pro forma
   net income per share.................................      8,306,200      9,772,000      11,237,800      12,923,470
                                                             ==========     ==========      ==========      ==========

 AT SEPTEMBER 30, 2004
 Stockholders' equity:
    Historical..........................................     $   36,593     $   36,593      $   36,593      $   36,593
    Estimated net proceeds..............................         24,548         28,996          33,444          38,560
    Less: ............Capitalization of BFS Bancorp, MHC           (100)          (100)           (100)           (100)
          Common stock acquired by employee stock
            ownership plan (2)..........................         (2,040)        (2,400)         (2,760)         (3,174)
          Common stock acquired by recognition and
            retention plan (4)..........................         (1,666)        (1,960)         (2,254)         (2,592)
                                                             ----------     ----------      ----------      ----------
      Pro forma stockholders' equity (5)................     $   57,335     $   61,129      $   64,923      $   69,287
                                                             ==========     ==========      ==========      ==========

 Stockholders' equity per share:
    Historical..........................................     $     4.31    $      3.66     $      3.18     $      2.77
    Estimated net proceeds..............................           2.89           2.90            2.91            2.92
    Less:  Capitalization of BFS Bancorp, MHC...........          (0.01)         (0.01)          (0.01)          (0.01)
          Common stock acquired by employee stock
            ownership plan (2)..........................          (0.24)         (0.24)          (0.24)          (0.24)
          Common stock acquired by recognition and
            retention plan (4)..........................          (0.20)         (0.20)          (0.20)          (0.20)
                                                             ----------     ----------      ----------      ----------
      Pro forma stockholders' equity per share (4) (5)..     $     6.75     $     6.11      $     5.64      $     5.24
                                                             ==========    ===========     ===========     ===========

 Offering price as percentage of pro forma stockholders'
   equity per share.....................................         148.15%        163.67%         177.30%         190.84%

 Shares considered outstanding in calculating offering
   price as a percentage of pro forma stockholders'
   equity per share                                           8,500,000     10,000,000      11,500,000      13,225,000
 Minority ownership.....................................          30.00%         30.00%          30.00%          30.00%


                                                                                          (FOOTNOTES ON FOLLOWING PAGE)

-------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) It is assumed that 8% of the shares sold in the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Brooklyn Federal Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders' equity. Brooklyn Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Brooklyn Federal Savings Bank's total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Brooklyn Federal Savings Bank's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 204,000, 240,000, 276,000 and 317,400 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively; (iii) 10,200, 12,000, 13,800 and 15,870 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, (based on a twenty year loan term) were committed to be released during the year ended September 30, 2004, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position 93-6; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.
(3) Gives effect to the stock option plan expected to be adopted following the stock offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to BFS Bancorp, MHC). In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.96 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 38.6%. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock option plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders' equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.
(4) Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to BFS Bancorp, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Brooklyn Federal Bancorp, Inc., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Brooklyn Federal Bancorp, Inc. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended September 30, 2004. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock or from treasury shares of Brooklyn Federal Bancorp, Inc., there would be a dilutive effect of up to 1.92% on the ownership interest of persons who purchase common stock in the offering. The following table shows pro forma net income per share and pro forma stockholders' equity per share, assuming all the shares to fund the recognition and retention plan are obtained from authorized but unissued shares.

                 AT OR FOR THE YEAR                                                                      ADJUSTED
              ENDED SEPTEMBER 30, 2004                   MINIMUM         MIDPOINT        MAXIMUM         MAXIMUM
        --------------------------------------------- -------------- --------------- --------------- -----------------
        Pro forma net income per share                 $       0.45    $       0.38    $       0.33    $       0.28
        Pro forma stockholders' equity per share               6.80            6.19            5.72            5.32

(5) The retained earnings of Brooklyn Federal Savings Bank will continue to be substantially restricted after the stock offering. See "Supervision and Regulation--Federal Banking Regulation."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BROOKLYN FEDERAL BANCORP, INC.

        This section is intended to help potential investors understand the financial performance of Brooklyn Federal Bancorp and Brooklyn Federal Savings Bank through a discussion of the factors affecting our financial condition at September 30, 2004 and September 30, 2003 and our consolidated results of operations for the years ended September 30, 2004, 2003 and 2002. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this prospectus. In this section, we sometimes refer to Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp together as "Brooklyn Federal" since the financial condition and results of operation of Brooklyn Federal Bancorp will closely reflect the financial condition and results of operation of its operating subsidiary, Brooklyn Federal Savings Bank.

        Following the completion of the reorganization and offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based incentive plans, if approved by Brooklyn Federal Bancorp's stockholders.

        Assuming that the adjusted maximum number of shares is sold in the offering (3,967,500 shares):

        o our employee stock ownership plan will acquire 317,400 shares of common stock with a $3,174,000 loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $158,700 (assuming that the common stock maintains a value of $10.00 per share);

        o our stock option plan would grant options to purchase shares equal to 4.90% of the total shares issued in the reorganization and offering including shares issued to BFS Bancorp, MHC, or 648,025 shares to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is zero; the expected option life is 10 years; the risk free interest rate is 4.27%; and the volatility rate on the common stock is 16.57%, the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.96 per option granted. Assuming this value is amortized over the five year vesting period, the corresponding annual pre-tax expense associated with the stock option plan would be approximately $513,200; and

        o our recognition and retention plan would award a number of shares equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to BFS Bancorp, MHC), or 259,200 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards vest over a five year period, the corresponding annual pre-tax expense associated with shares awarded under the recognition and retention plan would be approximately $518,400.

        The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock option plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

OVERVIEW

        Our results of operations depend mainly on our net interest income, which is the difference between the interest income earned on our loan and investment portfolios and interest expense paid on our deposits and borrowed funds. Results of operations are also affected by fee income from banking operations, provisions for loan losses, gains (losses) on sales of loans and securities available for sale and other miscellaneous income. Our noninterest expenses consist primarily of compensation and employee benefits, office occupancy, technology, marketing, general administrative expenses and income tax expense.

        Our results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. See "Risk Factors" beginning on page 21.

CRITICAL ACCOUNTING POLICIES

        We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies:

        ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Brooklyn Federal Savings Bank. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

        As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

        Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision based on changes in economic and real estate market conditions.

        The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

        DEFERRED INCOME TAXES. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. We consider the determination of this valuation allowance to be a critical accounting policy because of the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amount of taxes recoverable through loss carryback declines, or if we project lower levels of future taxable income. Such a valuation allowance would be established through a charge to income tax expense which would adversely affect our operating results.

BUSINESS STRATEGY

        Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential mortgage lending and we will continue to emphasize this type of lending. Management, however, has determined to broaden the range of our products and services to enhance profitability, consistent with safety and soundness. We have introduced additional products and services, such as debit cards and internet banking. We cannot assure you that we will successfully implement our business strategy.

        Highlights of our business strategy are as follows:

        o REMAINING A COMMUNITY ORIENTED INSTITUTION. We were established in Brooklyn, New York in 1887, and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. Although historically our principal business activity has been accepting deposits from the public and using those funds to originate one- to four-family mortgage loans, in recent years we have been originating a wider variety of residential loan products to meet the needs of our customers. If such loans do not satisfy our criteria for retention in our loan portfolio, they generally can be sold in the secondary market.

        o CONTINUING TO INCREASE OUR MULTI-FAMILY, COMMERCIAL REAL ESTATE AND CONSTRUCTION LENDING. Historically, we have emphasized one- to four-family residential lending within our market area. While one- to four-family loan originations remain our predominant form of loans because of our expertise with this type of lending, in the past five years we have emphasized the origination of loans secured by multi-family properties and commercial real estate and construction loans as a means of increasing our interest and fee income. Multi-family, commercial real estate and construction lending generally expose a lender to greater credit risk than loans secured by one- to four-family real estate. The repayment of multi-family, commercial real estate and construction loans depends upon the business and financial condition of the borrower and, in the case of construction loans, on the economic viability of projects financed. Consequently, we, like other financial institutions, generally charge higher rates of interest for these types of loans compared to one- to four-family residential loans. We have invested in a new loan servicing system and additional personnel to allow us to service these types of loans more efficiently.

        o INCREASING OUR REAL ESTATE LENDING CAPACITY. The additional capital raised in the offering will increase our lending capacity, including staffing, by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have originated in the past.

        o UTILIZING THE NET PROCEEDS WE RECEIVE IN THE OFFERING TO BETTER MANAGE OUR INTEREST RATE RISK AND GROW OUR ASSETS. With interest rates at historically low levels, we have managed our interest rate risk by maintaining a significant percentage of our assets in short-term liquid assets, such as cash and cash equivalents, short-term investment securities and mortgage-related securities that provide significant cash flows. Management adopted this conservative investment philosophy because our ratio of equity to assets and our relatively small asset size did not provide management with the flexibility to invest in longer-term, higher yielding assets without incurring significant interest rate risk. Also, this strategy will position us to reinvest our short-term liquid assets in higher yielding loans and investments once interest rates begin to rise. During the recent sustained period of declining interest rates, however, this strategy has generated less interest income than would have been generated if we had invested in longer-term loans and investments. At September 30, 2004, $7.9 million, or 2.6% of our assets, was invested in cash or cash equivalents, and $10.1 million, or 3.3% of our assets, was invested in certificates of deposit and securities that mature within three years.

                The net proceeds from the offering will increase our capital and provide management with greater flexibility to manage interest rate risk and increase our interest-earning assets, including our investment in longer-term, higher yielding loans and securities.

        o FACILITATE GROWTH THROUGH DE NOVO BRANCHING. We have established financial, geographic and other criteria to evaluate potential new branch offices in our market area. We anticipate being able to use part of the net proceeds of the offering to finance the expansion of our branch network. While we continue to review potential branch sites, there can be no assurance as to whether or when we will open such offices.

        o MAINTAINING HIGH ASSET QUALITY. We have focused on improving and maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. Our ratio of non-performing assets to total assets has been 0.11% or less for each of our past five fiscal years.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

        TOTAL ASSETS. Total assets increased by $15.9 million, or 5.4 %, to $308.8 million at September 30, 2004 from $292.9 million at September 30, 2003. This increase was largely the result of increases in loans and securities held to maturity, which were partially offset by reductions in cash, short-term investments and loans held for sale.

        CASH AND SHORT-TERM INVESTMENTS. Cash and Federal funds sold declined by $18.2 million, or 69.7%, to $7.9 million at September 30, 2004 from $26.1 million at September 30, 2003, as we utilized a portion of these assets to fund loans and purchase securities. These reductions in short-term liquidity served primarily to fund increases in our loan and investment portfolios.

        SECURITIES. Securities investments increased $24.1 million, or 24.8%, to $121.2 million at September 30, 2004, from $97.1 million at September 30, 2003. This increase was due, in part, to our investing funds from new deposits in mortgage-backed securities that provide significant cash flows, in anticipation of a rising interest rate environment. Our holdings of mortgage-backed securities and other debt obligations totaled $113.1 million and $4.0 million, respectively, at September 30, 2004.

        NET LOANS. Net loans, including loans held for sale, increased $2.2 million, or 1.4%, to $163.0 million at September 30, 2004 from $160.8 million at September 30, 2003. Loan growth occurred in most product categories, including increases in multi-family residential ($11.7 million), commercial real estate ($10.6 million), and construction ($6.3 million). The growth was offset in part by decreases in one- to four-family residential loans ($14.1 million) and loans held for sale ($12.3 million). The decrease in one- to four-family residential loans was attributable to loan payoffs exceeding new residential loan originations. We held no loans for sale at September 30, 2004, reflecting our current emphasis on loan participation and loan syndication activities rather than whole loan sales. See "Business of Brooklyn Federal Savings Bank--Lending Activities--Loan Originations, Sales and Repayments."

        PREPAID EXPENSES AND OTHER ASSETS. Prepaid expenses and other assets increased $1.0 million, or 19.6%, to $6.0 million at September 30, 2004, from $5.0 million at September 30, 2003. This increase was mainly due to an increase of $210,000 in the cash surrender values of bank-owned life insurance policies to $3.0 million at September 30, 2004, an increase of $109,000 in split dollar life insurance premiums paid to $1.2 million at September 30, 2004 and a $330,000 increase in mortgage servicing-related receivables at September 30, 2004 compared to the September 30, 2003 balances. The only other significant account in other assets is the net deferred tax asset, which was $569,000 at September 30, 2004 and $552,000 at September 30, 2003.

        DEPOSITS. Deposits increased by $6.9 million, or 2.8%, to $256.6 million at September 30, 2004, from $249.7 million at September 30, 2003. The increase was attributable to a $6.9 million increase in demand accounts. The deposit growth was the result of the Bank's continued marketing and promotional efforts in its market area, including efforts to remain competitive in all of its deposit offerings.

        BORROWED FUNDS. Funds borrowed from the Federal Home Loan Bank of New York increased by $3.5 million, or 52.6%, to $10.2 million at September 30, 2004, from $6.7 million at September 30, 2003. We increased our Federal Home Loan Bank borrowings in order to fund the purchase of mortgage-backed securities during the year ended September 30, 2004.

        ACCRUED EXPENSES AND OTHER LIABILITIES. Accrued expenses and other liabilities increased $1.1 million, or 59.2%, to $3.0 million at September 30, 2004, from $1.9 million at September 30, 2003. This increase was due to a $1.1 million increase in loan deposits received on pending commercial mortgages.

        RETAINED EARNINGS. Retained earnings increased by $4.1 million, or 12.6%, to $36.6 million at September 30, 2004, from $32.5 million at September 30, 2003. This increase resulted from net income for the year ended September 30, 2004 of $4.1 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

        NET INCOME. Net income increased $353,000, or 9.4%, to $4.1 million for fiscal year 2004 from $3.7 million for fiscal year 2003. The increase was primarily the result of increases in net interest income and non-interest income, offset in part by an increase in total non-interest expense and income tax expense.

        NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. The tables on pages 58 and 59 set forth the components of our net interest income, yields on interest-earning assets and interest-bearing liabilities, and the effect on net interest income from changes in the volume of loans and investments and the interest rates on loans and investments.

        Net interest income increased by $836,000, or 7.9%, to $11.4 million for fiscal year 2004 from $10.6 million for fiscal year 2003. The increase was caused primarily by a 12 basis points improvement in our net interest rate spread to 3.80% for fiscal year 2004 from 3.68% for fiscal year 2003, as the interest paid on our deposits and borrowings decreased by $457,000 and the interest earned on our assets increased by $379,000.

        INTEREST INCOME. Interest income increased $379,000, or 2.5%, to $15.4 million for fiscal year 2004 from $15.1 million for fiscal year 2003, as the increase in interest income on investments offset a modest decrease in interest income on loans. Interest income on loans decreased by $95,000, or 0.8%, to $11.6 million for fiscal year 2004 from $11.7 million in fiscal year 2003, reflecting a 19 basis points decrease in the average yield on loans to 7.32% in fiscal year 2004 from 7.51% for fiscal year 2003. This decrease in average yield on loans was partially offset by a $2.7 million, or 1.7%, increase in the average balance of loans to $159.1 million for fiscal year 2004 from $156.4 million for fiscal year 2003. Interest income on investment securities and other interest-earning assets increased by $474,000, or 14.2%, to $3.8 million for fiscal year 2004 from $3.3 million for fiscal year 2003. This increase reflected an 11 basis points increase in the average yield on investment securities and other interest-earning assets to 2.91% in fiscal year 2004 from 2.80% in fiscal year 2003, and an $11.7 million, or 9.8%, increase in the average balance of investment securities and other interest-earning assets to $130.3 million in fiscal year 2004 from $118.6 million in fiscal year 2003. The yield on our investment securities in 2003 was negatively affected by the accelerated write-offs of premiums on our mortgage-backed securities caused by a higher rate of prepayments on the underlying mortgages in fiscal year 2003 compared to fiscal year 2004.

        INTEREST EXPENSE. Interest expense declined $457,000, or 10.1%, to $4.1 million for fiscal year 2004 from $4.5 million in fiscal year 2003. The decrease in interest expense reflected a 26 basis points decrease in the cost of interest-bearing deposits to 1.52% for fiscal year 2004 from 1.79% for fiscal year 2003, which was only partially offset by a $10.7 million, or 4.4%, increase in the average balance of interest-bearing deposits to $254.9 million in fiscal year 2004 from $244.2 million in fiscal year 2003. The effect of lower interest rates paid on our deposits was to decrease interest expense by $601,000. The decrease in interest expense on deposits reflected lower market interest rates generally during the first half of calendar year 2004 compared to calendar year 2003. Interest expense on savings accounts decreased by $159,000, or 20.3%, to $624,000 for fiscal year 2004 from $783,000 for fiscal year 2003 as the average yield on savings accounts decreased by 22 basis points to 0.66% in fiscal year 2004 from 0.88% in fiscal year 2003. This decrease was only partially offset by a $4.6 million, or 5.1%, increase in the average balance of savings accounts to $94.0 million for fiscal year 2004 from $89.4 million for fiscal year 2003. Interest expense on money market/NOW accounts decreased by $42,000, or 17.1%, to $204,000 for fiscal year 2004 from $246,000 for fiscal year 2003, as the average yield decreased by 15 basis points to 0.43% in fiscal year 2004 from 0.58% in fiscal year 2003. This decrease was only partially offset by a $4.9 million, or 11.5%, increase in the average balance of such accounts to $47.6 million in fiscal year 2004 from $42.7 million in fiscal year 2003. Interest expense on certificates of deposit decreased by $296,000, or 8.9%, to $3.0 million for fiscal year 2004 from $3.3 million for fiscal year 2003, as the average yield on certificates of deposit decreased by 30 basis points to 2.68% in fiscal year 2004 from 2.98% in fiscal year 2003. This decrease was only partially offset by a $1.3 million, or 1.1%, increase in the average balance of certificates of deposit to $113.3 million for fiscal year 2004 from $112.1 million for fiscal year 2003. Interest expense on Federal Home Loan Bank advances increased by $40,000, or 27.6%, to $185,000 in fiscal year 2004 from $145,000 in fiscal year
2003, as average Federal Home Loan Bank advances increased by $2.6 million, or 42.8%, to $8.5 million in fiscal year 2004 from $6.0 million in fiscal year 2003. This increase was only partially offset by a 26 basis points decrease in the average cost of Federal Home Loan Bank advances to 2.17% in fiscal year 2004 from 2.43% in fiscal year 2003.

        PROVISION FOR LOAN LOSSES. Our provision for loan losses was $72,000 in fiscal year 2004 and $128,000 in fiscal year 2003. While our provision for loan losses increased for each of our multi-family, commercial real estate and construction loan portfolios during the fiscal year, our overall provision for loan losses decreased due to the continuing positive performance of the overall loan portfolio as well as the decrease in the provision for loan losses specifically related to our one- to four-family loans. Specifically, we had no charge-offs during the fiscal year despite the increase in our total loans, indicating that our multi-family, commercial real estate and construction loan portfolios continued to mature in a positive manner. The provision for loan losses reflects our recent emphasis on multi-family, commercial real estate and construction lending, as well as the performance of the loan portfolio and the allowance for loan losses as a percentage of total loans. Our non-performing loans in non-accrual status totaled $13,000 at both September 30, 2004 and 2003. The allowance for loan losses at September 30, 2004 represented 0.56% of total loans, compared to 0.57% of total loans at September 30, 2003. There were no loan charge-offs in fiscal years 2004 and 2003. See "Business of Brooklyn Federal Savings Bank--Allowance for Loan Losses."

        NON-INTEREST INCOME. Non-interest income increased by $194,000, or 10.5%, to $2.0 million for fiscal year 2004 from $1.8 million for fiscal year 2003. The increase was primarily the result of a $428,000 increase in banking fees and service charges due primarily to our increase in multi-family, commercial real estate and construction lending, which was offset in part by a $178,000 decrease in net gain on the sale of loans held for sale and a $60,000 decrease in other non-interest income. Other non-interest income that Brooklyn Federal Savings Bank earns includes commissions on teller checks, money orders and safe-deposit boxes, debit card charges, ATM charges, insurance commissions, and miscellaneous other items.

        NON-INTEREST EXPENSE. Non-interest expense increased by $303,000, or 4.6%, to $6.8 million in fiscal year 2004 from $6.5 million in fiscal year 2003. The largest increases occurred in compensation and fringe benefits which increased $294,000, or 6.9%, to $4.6 million for fiscal year 2004. Normal merit increases and increased staff accounted for this increase, supplemented by increases in medical insurance costs and director fees. This increase was offset in part by a reduction in 2004 in executive retirement and pension expenses. Other non-interest expenses that we incur include audit fees, legal expenses, telephone charges, office supplies, equipment service contracts, ATM card expenses, service fees for online accounting, outside service fees, supervisory exam fees, and various other miscellaneous items.

        INCOME TAXES. Income tax expense was $2.4 million for fiscal year 2004, an increase of $430,000, or 21.4%, compared to $2.0 million for fiscal year 2003. The effective tax rate was 37.3% in fiscal year 2004 compared to 34.9% in fiscal year 2003, principally due to higher state and local taxes in fiscal year 2004.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

        NET INCOME. Net income increased by $743,000, or 24.8%, to $3.7 million in fiscal year 2003 from $3.0 million in fiscal year 2002. The primary reasons for the increase in income were a $967,000 decrease in interest expense and a $443,000 increase in non-interest income, offset in part by a $407,000 increase in non-interest expense and a $84,000 decrease in total interest income.

        NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. The tables on pages 58 and 59 set forth the components of our net interest income, yields on interest-earning assets and interest-bearing liabilities, and the effect on net interest income from changes in the volume of loans and investments and the interest rate on loans and investments.

        Net interest income increased by $900,000, or 9.3%, to $10.6 million for fiscal year 2003 from $9.7 million for fiscal year 2002. The increase was caused primarily by a $28.8 million, or 11.7%, increase in total interest-earning assets to $275.1 million in fiscal year 2003 from $246.3 million in fiscal year 2002, which more than offset a 4 basis points decrease in our average interest rate spread to 3.68% in fiscal year 2003 from 3.72% in fiscal year 2002.

        INTEREST INCOME. Interest income decreased by $84,000, or 0.6%, to $15.1 million for fiscal year 2003 from $15.2 million for the prior fiscal year. The decline was caused primarily by a 67 basis point reduction in the yield on interest-earning assets, which averaged 5.48% for fiscal year 2003 compared to 6.15% for fiscal year 2002. The yield on investment securities and other interest-earning assets declined 111 basis points to 2.80% in 2003 from 3.91% in 2002. The yield on investment securities and other interest-earning assets in fiscal year 2003 decreased due to significantly increased prepayments on mortgage-backed securities which caused accelerated write-offs of premiums on securities when compared to fiscal year 2002. The average yield on loans was basically unchanged from 2002 to 2003 mainly due to a significant increase in prepayment penalties received in 2003 which offset the drop in interest rates in 2003. These declines were offset in part by a $28.8 million increase in average interest-earning assets. Average loans increased by $2.4 million to $156.4 million for fiscal year 2003 from

$154.0 million in fiscal year 2002. Average balances of investment securities and other interest-earning assets increased to $118.6 million in fiscal year 2003 from $92.3 million in fiscal year 2002.

        INTEREST EXPENSE. Interest expense declined $967,000, or 17.7%, to $4.5 million for fiscal year 2003 from $5.5 million in fiscal year 2002. The decrease in interest expense reflected a 63 basis points decrease in the cost of interest-bearing liabilities to 1.80% for fiscal year 2003 from 2.43% for fiscal year 2002, which was only partially offset by a $25.2 million, or 11.2%, increase in the average balance of interest-bearing liabilities to $250.1 million in fiscal year 2003 from $224.9 million in fiscal year 2002. The 63 basis points decrease in the average cost of interest-bearing liabilities was responsible for a $1.5 million reduction in interest expense. The foregoing decrease was only partially offset by a $569,000 increase in interest expense due to the average balance of deposits and Federal Home Loan Bank advances increasing by $25.2 million in fiscal year 2003. The decrease in interest expense reflected lower market interest rates generally during fiscal year 2003 compared to fiscal year 2002. Interest expense on savings accounts decreased by $422,000, or 35.0%, to 783,000 for fiscal year 2003 from $1.2 million for fiscal year 2002, as the average yield on savings accounts decreased by 61 basis points to 0.88% in fiscal year 2003 from 1.49% in fiscal year 2002. This decrease was only partially offset by an $8.6 million, or 10.6%, increase in the average balance of savings accounts to $89.4 million for fiscal year 2003 from $80.8 million for fiscal year 2002. Interest expense on money market/NOW accounts decreased by $61,000, or 19.9%, to $246,000 for fiscal year 2003 from $307,000 for fiscal year 2002, as the average yield decreased by 21 basis points to 0.58% in fiscal year 2003 from 0.79% in fiscal year 2002. This decrease was only partially offset by a $3.7 million, or 9.4%, increase in the average balance of such accounts to $42.7 million in fiscal year 2003 from $39.0 million in fiscal year 2002. Interest expense on certificates of deposit decreased by $545,000, or 14.0%, to $3.3 million for fiscal year 2003 from $3.9 million for fiscal year 2002, as the average yield on certificates of deposit decreased by 82 basis points to 2.98% in fiscal year 2003 from 3.80% in fiscal year 2002. This decrease was only partially offset by a $9.9 million, or 9.7%, increase in the average balance of certificates of deposit to $112.1 million for fiscal year 2003 from $102.2 million for fiscal year 2002. Interest expense on Federal Home Loan Bank advances increased by $61,000, or 72.6%, to $145,000 in fiscal year 2003 from $84,000 in fiscal year 2002, as average Federal Home Loan Bank advances increased by $3.1 million, or 105.8%, to $6.0 million in fiscal year 2003 from $2.9 million in fiscal year 2002. This increase was only partially offset by a 47 basis points decrease in the average cost of Federal Home Loan Bank advances to 2.43% in fiscal year 2003 from 2.90% in fiscal year 2002.

        PROVISION FOR LOAN LOSSES. Our provision for loan losses was $128,000 for fiscal year 2003 and $150,000 in fiscal year 2002. While our provision for loan losses increased for each of our multi-family, commercial real estate and construction loan portfolios during the fiscal year, our overall provision for loan losses decreased due to the continuing positive performance of the overall loan portfolio as well as the decrease in the provision for loan losses specifically related to our one- to four-family loans. Specifically, we had no charge-offs during the fiscal year despite the increase in our total loans, indicating that our multi-family, commercial real estate and construction loan portfolios continued to mature in a positive manner. The provision for loan losses reflects our emphasis on multi-family, commercial real estate and construction lending, as well as the performance of the loan portfolio and the allowance for loan losses as a percentage of total loans. Our non-performing loans in non-accrual status totaled $13,000 and

$53,000 at September 30, 2003 and September 30, 2002, respectively. The allowance for loan losses at September 30, 2003 represented 0.57% of total loans, compared to 0.51% of total loans at September 30, 2002. There were no loan charge-offs in fiscal years 2003 and 2002. See "Business of Brooklyn Federal Savings Bank--Allowance for Loan Losses."

        NON-INTEREST INCOME. Non-interest income increased by $443,000, or 31.5% to $1.8 million for fiscal year 2003, from $1.4 million for fiscal year 2002. The increase was primarily the result of a $333,000 increase in banking fees and service charges, and an $81,000 increase in the net gain on sale of loans held for sale.

        NON-INTEREST EXPENSE. Non-interest expense increased by $407,000, or 6.6%, to $6.5 million in fiscal year 2003 compared to $6.1 million in fiscal year 2002. The largest elements of increase were in compensation and fringe benefits. Compensation and fringe benefits increased $285,000, or 7.1%, to $4.3 million for fiscal year 2003 from $4.0 million in fiscal year 2002. This increase was primarily due to the employment of additional senior officers in fiscal year 2003.

        INCOME TAXES. Income tax expense was $2.0 million for fiscal year 2003, an increase of $198,000, when compared to $1.8 million for fiscal year 2002. The effective tax rate decreased to 34.9% in fiscal year 2003, as compared to 37.7% in fiscal year 2002, due to lower state and local taxes in fiscal year 2003.

ANALYSIS OF NET INTEREST INCOME

        Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

        The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated, as well as balances and average yields and costs as of September 30, 2004. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

                                                                   YEARS ENDED SEPTEMBER 30,
                                  AT SEPTEMBER 30,        ---------------------------------------
                                        2004                              2004
                              -------------------------   ---------------------------------------
                              OUTSTANDING                  AVERAGE
                                BALANCE     YIELD/COST     BALANCE       INTEREST    YIELD/ COST
                              -----------   -----------  -----------   -----------  -------------
                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans......................   $   164,220        6.87%   $   159,106   $    11,651        7.32%
Investment securities and
   other interest-earning
   assets..................       132,354        3.36        130,294         3,797        2.91
                              -----------                -----------   -----------
   Total interest-earning
     assets................       296,574        5.30        289,400        15,448        5.34
Noninterest-earning assets.        12,261                     12,782
                              -----------                -----------
   Total assets............   $   308,835                $   302,182
                              ===========                ===========

INTEREST-BEARING
LIABILITIES:
Savings accounts...........   $    94,151        0.77    $    93,986           624        0.66
Money market/NOW accounts..        49,276        0.49         47,586           204        0.43
Certificates of deposit....       113,123        2.75        113,349         3,039        2.68
                              -----------                -----------   -----------
   Total interest-bearing
     deposits..............       256,550        1.60        254,921         3,867        1.52
FHLB advances..............        10,231        2.49          8,526           185        2.17
                              -----------                -----------   -----------
   Total interest-bearing
     liabilities...........       266,781        1.63        263,447         4,052        1.54
Noninterest-bearing
   liabilities.............         5,461                      4,206
                              -----------                -----------
   Total liabilities.......       272,242                    267,653
Retained earnings..........        36,593                     34,529
                              -----------                -----------
   Total liabilities and
     retained earnings.....   $   308,835                $   302,182
                              ===========                ===========

Net interest income........                                            $    11,396
                                                                       ===========
Interest rate spread.......                      3.67%                                    3.80%
 Net interest-earning
   assets..................   $    29,793                $    25,953
                              ===========                ===========
Net interest margin........                                                               3.94%
Interest-earning assets to
   interest-bearing
   liabilities.............                    111.17%                                  109.85%

(continued)

                                                            YEARS ENDED SEPTEMBER 30,
                             --------------------------------------------------------------------------------
                                              2003                                     2002
                             ---------------------------------------  ---------------------------------------
                               AVERAGE                                  AVERAGE
                               BALANCE      INTEREST    YIELD/ COST     BALANCE      INTEREST    YIELD/ COST
                             -----------   -----------  ------------  -----------   -----------  ------------
                                                          (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
Loans......................  $   156,447   $    11,746       7.51%    $   154,018   $    11,547       7.50%
Investment securities and
   other interest-earning
   assets..................      118,637         3,323       2.80          92,255         3,606       3.91
                             -----------   -----------                -----------   -----------
   Total interest-earning
     assets................      275,084        15,069       5.48         246,273        15,153       6.15
Noninterest-earning assets.       10,653                                    9,461
                             -----------                              -----------
   Total assets............  $   285,737                              $   255,734
                             ===========                              ===========

INTEREST-BEARING
LIABILITIES:
Savings accounts...........  $    89,397           783       0.88     $    80,844         1,205       1.49
Money market/NOW accounts..       42,691           246       0.58          39,010           307       0.79
Certificates of deposit....      112,080         3,335       2.98         102,195         3,880       3.80
                             -----------   -----------                -----------   -----------
   Total interest-bearing
     deposits..............      244,168         4,364       1.79         222,049         5,392       2.43
FHLB advances..............        5,969           145       2.43           2,900            84       2.90
                             -----------   -----------                -----------   -----------
   Total interest-bearing
     liabilities...........      250,137         4,509       1.80         224,949         5,476       2.43
Noninterest-bearing
   liabilities.............        5,144                                    3,597
                             -----------                              -----------
   Total liabilities.......      255,281                                  228,546
Retained earnings..........       30,456                                   27,188
                             -----------                              -----------
   Total liabilities and
     retained earnings.....  $   285,737                              $   255,734
                             ===========                              ===========

Net interest income........                $    10,560                              $     9,677
                                           ===========                              ===========
Interest rate spread.......                                  3.68%                                    3.72%
 Net interest-earning
   assets..................  $    24,947                              $    21,324
                             ===========                              ===========
Net interest margin........                                  3.84%                                    3.93%
Interest-earning assets to
   interest-bearing
   liabilities.............                                109.97%                                  109.48%



RATE/VOLUME ANALYSIS

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Brooklyn Federal's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and
(ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                   YEARS ENDED SEPTEMBER 30,              YEARS ENDED SEPTEMBER 30,
                                         2004 VS. 2003                          2003 VS. 2002
                             ------------------------------------   ------------------------------------
                               INCREASE (DECREASE)                   INCREASE (DECREASE)
                                     DUE TO                                 DUE TO
                             -----------------------                ------------------------
                               VOLUME        RATE         NET         VOLUME        RATE         NET
                             ----------   ----------   ----------   ----------   -----------  ----------
                                                            (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans receivable........  $      201   $     (296)  $      (95)  $      184   $       15   $      199
   Investment securities
     and other
     interest-earning
     assets................         338          136          474          886       (1,169)        (283)
                             ----------   ----------   ----------   ----------   ----------   ----------

     Total
       interest-earning
       assets..............         539         (160)         379        1,070       (1,154)         (84)
                             ----------   ----------   ----------   ----------   ----------   ----------

INTEREST-BEARING
   LIABILITIES:
   Savings accounts........          40         (199)        (159)         115         (537)        (422)
   Money market/NOW
     accounts..............          26          (68)         (42)          27          (88)         (61)
   Certificates of deposit.          38         (334)        (296)         350         (895)        (545)
                             ----------   ----------   ----------   ----------   ----------   ----------
     Total
       interest-bearing
       deposits............         104         (601)        (497)         492       (1,520)      (1,028)

   FHLB advances...........          57          (17)          40           77          (16)          61
                             ----------   ----------   ----------   ----------   ----------   ----------

     Total
       interest-bearing
       liabilities.........         161         (618)        (457)         569       (1,536)        (967)
                             ----------   ----------   ----------   ----------   ----------   ----------

Net change in interest
   income..................  $      378   $      458   $      836   $      501   $      382   $      883
                             ==========   ==========   ==========   ==========   ==========   ==========

MANAGEMENT OF MARKET RISK

        GENERAL. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has approved guidelines for managing the interest rate risk inherent in our assets and liabilities, given our business strategy, operating environment, capital, liquidity and performance objectives. Senior management monitors the level of interest rate risk on a regular basis and the audit committee of the board of directors meets as needed to review our asset/liability policies and interest rate risk position.

        We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. During the low interest rate environment that has existed in recent years, we have implemented the following strategies to manage our interest rate risk: (i) maintaining a high level of short-term liquid assets invested in cash and cash equivalents, short-term securities and mortgage-related securities that provide significant cash flows; (ii) generally selling longer-term mortgage loans; and
(iii) lengthening the average term of our certificates of deposit. By investing in short-term, liquid instruments, we believe we are better positioned to react to increases in market interest rates. However, investments in shorter-term securities and cash and cash equivalents generally bear lower yields than longer-term investments. Thus, during the recent sustained period of declining interest rates, our strategy of investing in liquid instruments has resulted in lower levels of interest income than would have resulted from investing in longer-term loans and investments. The net proceeds from the offering will increase our capital and provide management with greater flexibility to manage our interest rate risk. In particular, management intends to leverage the capital we receive to increase our interest-earning assets. Management intends to lengthen the maturity of our earning assets as interest rates increase, which in turn should result in a higher yielding portfolio of interest-earning assets.

        NET PORTFOLIO VALUE. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

        The table below sets forth, as of September 30, 2004, the latest date for which the Office of Thrift Supervision has provided Brooklyn Federal Savings Bank an interest rate sensitivity report of net portfolio value and the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

                                                                                NPV AS A PERCENTAGE OF PRESENT
                                                                                     VALUE OF ASSETS (3)
                                             ESTIMATED INCREASE (DECREASE)   -----------------------------------
                                                        IN NPV
      CHANGE IN INTEREST                     -----------------------------                        INCREASE
         RATES (BASIS          ESTIMATED                                                         (DECREASE)
          POINTS) (1)           NPV (2)         AMOUNT            PERCENT      NPV RATIO (4)    (BASIS POINTS)
      -------------------   ---------------  -------------   --------------  ----------------  -----------------
                                                        (DOLLARS IN THOUSANDS)

             +300             $    35,502     $   (13,292)         (27)%           11.35%           (340)
             +200                  39,540          (9,254)         (19)%           12.42%           (233)
             +100                  44,053          (4,741)         (10)%           13.58%           (117)
                0                  48,794                                          14.75%
             (100)                 50,471           1,677            3%            15.10%            +35

        -------------------
        (1) Assumes an instantaneous uniform change in interest rates at all maturities.
        (2) NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
        (3) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
        (4)     NPV Ratio represents NPV divided by the present value of assets.

        The table above indicates that at September 30, 2004, in the event of a 100 basis point decrease in interest rates, we would experience a 3% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 19% decrease in net portfolio value. Our interest rate risk management policy in the low interest rate environment that has existed in recent years has emphasized maintaining a significant percentage of our assets in cash and cash equivalents, shorter-term securities and mortgage-related securities that provide significant cash flows. The effect of this policy has been to reduce our level of net interest income. We have been willing to accept reduced levels of income in the current low interest rate environment in order to be better positioned to reinvest our assets in longer-term, higher yielding investments as interest rates rise.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

        We maintain liquid assets at levels we consider adequate to meet our liquidity needs. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

        Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations, as well as access to Federal Home Loan Bank advances. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

        A significant portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At September 30, 2004, $7.9 million of our assets were invested in cash and cash equivalents. Our primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, principal repayments of mortgage-backed securities and increases in deposit accounts. Currently, we sell longer-term mortgage loans, and we syndicate and sell participation interests in portions of our multi-family, commercial real estate and construction loans. Such activity is expected to continue so long as it meets our operational and financial needs. See "Business of Brooklyn Federal Savings Bank--Loan Originations, Sales and Repayments." In addition, we invest excess funds in short-term interest-earning assets and other assets, which provide liquidity to meet our lending requirements. Certificates of deposit and short-term investment securities (maturing in less than three years) totaled $10.1 million at September 30, 2004. As of September 30, 2004, we had $10.2 million in borrowings outstanding from the Federal Home Loan Bank of New York and we have access to additional Federal Home Loan Bank advances of up to $27.7 million.

        At September 30, 2004, we had $43.6 million in loan commitments outstanding, which included $15.5 million in undisbursed construction loans, $1.1 million in unused home equity lines of credit, $3.5 million in commercial lines of credit and $23.5 million to originate primarily multi-family and nonresidential mortgage loans. Certificates of deposit due within one year of September 30, 2004 totaled $64.9 million, or 57.4% of certificates of deposit. The large percentage of certificates of deposits that mature within one year reflects customers' hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

        As reported in the Consolidated Statements of Cash Flows, our cash flows are classified for financial reporting purposes as operating, investing or financing cash flows. Net cash provided by (used in) operating activities was $10.9 million, $8.1 million and ($3.9) million for the years ended September 30, 2004, 2003 and 2002, respectively. These amounts differ from our net income because of a variety of cash receipts and disbursements that did not affect net income for the respective periods, the most significant of which are originations and sales of loans held-for-sale. The net effect of such originations and sales was a cash inflow of $6.5 million in fiscal year 2004 and $3.1 million in fiscal year 2003, compared to a net cash outflow of $6.5 million in fiscal year 2002. Net cash used in investing activities was $39.8 million, $22.1 million and $39.8 million in fiscal years 2004, 2003 and 2002, respectively, principally reflecting our loan and investment security activities in the respective periods. Investment security cash flows had the most significant effect, as net cash utilized in purchases (net of sales, principal repayments and maturities) amounted to $24.3 million, $15.0 million and $37.5 million in the years ended September 30, 2004, 2003 and 2002, respectively. Deposit and borrowing cash flows have comprised most of our financing activities which resulted in net cash provided of $10.8 million in fiscal year 2004, $10.4 million in fiscal year 2003 and $36.6 million in fiscal year 2002. The higher amount in fiscal year 2002 was principally due to a $30.1 million increase in deposits compared to increases of $6.9 million in fiscal year 2004 and $10.2 million in fiscal year 2003. The net effect of our operating, investing and financing activities was to reduce our cash and cash equivalents from $36.8 million at the beginning of fiscal year 2002 to $7.9 million at the end of fiscal year 2004.

        The following table presents our contractual obligations as of September 30, 2004.

                                                                             PAYMENTS DUE BY PERIOD
                                                            ---------------------------------------------------------
                                                              LESS THAN       ONE TO       THREE TO      MORE THAN 5
CONTRACTUAL OBLIGATIONS                          TOTAL        ONE YEAR     THREE YEARS    FIVE YEARS        YEARS
-------------------------------------------  -------------  -------------  ------------  -------------  -------------
                                                                          (IN THOUSANDS)
Borrowings..............................     $      10,231  $       7,331  $      1,800  $       1,100  $          --
Operating lease obligations (1).........             4,339            302           615            418          3,004
                                             -------------  -------------  ------------  -------------  -------------
   Total................................     $      14,570  $       7,633  $      2,415  $       1,518  $       3,004
                                             =============  =============  ============  =============  =============

------------------------
(1)     Payments are for lease of real property.

        In addition, as part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from Brooklyn Federal Bancorp, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock issued in the offering.

        OFF-BALANCE SHEET ARRANGEMENTS. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transaction involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 10 of the notes to the consolidated financial statements.

        For fiscal year 2004, we did not engage in any off-balance-sheet transactions other than loan origination commitments in the normal course of our lending activities.

RECENT ACCOUNTING PRONOUNCEMENTS

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities." In December 2003, a revision was issued, and the Interpretation is now referred to as Interpretation 46 (R). Interpretation No. 46 (R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. Interpretation No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. We have not established any variable interest entities, nor do we hold any interests in such entities. Interpretation No. 46(R) has not had, and is not expected to have, a material effect on our consolidated financial statements.

        In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("Statement No. 150"), which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities, and requires an issuer of those financial instruments to recognize changes in fair value or redemption amount, as applicable, in earnings. Statement No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stock. We have not issued, and do not plan to issue any financial instruments within the scope of the standard and, therefore, do not expect Statement No. 150 to affect our consolidated financial statements.

        In September 2004, the Financial Accounting Standards Board issued Staff Position No. EITF Issue 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which delays the effective date for the measurement and recognition guidance contained in Emerging Issues Task Force ("EITF") Issue No. 03-1. EITF Issue No. 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired and was originally to be effective for impairment evaluations made in reporting periods beginning after June 15, 2004. The delay in the effective date for the measurement and recognition guidance did not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature, including Statement of Financial Accounting Standards No. 115 and SEC Staff Accounting Bulletin No. 59. The principal disclosure guidance in EITF Issue No. 03-01 also remains in effect. The delay will be superseded concurrently with the final issuance of Staff Position No. EITF Issue 03-1-a, which may provide implementation guidance on matters such as impairment evaluations for declines in value caused by increases in interest rates and/or sector spreads. Since the unrealized losses on our debt securities as of September 30, 2004 are attributable to interest rate-related factors and all such securities are classified as held-to-maturity, we expect to recover these investments without realizing a loss. Accordingly, we do not expect that the final issuance of Staff Position No. EITF 03-1-a will have a significant impact on our financial condition and results of operations.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("Statement No. 123R"), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized as an expense over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. The scope of Statement No. 123R includes the recognition and retention plan and the stock option plan we expect to adopt following the stock offering. As a public company, we will be required to adopt Statement No. 123R in our first reporting period beginning after June 15, 2005 (i.e., the quarter beginning July 1, 2005). For shares awarded under the recognition and retention plan, we will recognize the grant-date fair value of the shares as compensation expense on a straight-line basis over the applicable vesting period, which is the same accounting required prior to Statement No. 123R. For options granted under the stock option plan, we will recognize the grant-date fair value of the options as compensation expense on a straight-line basis over the applicable vesting period. This accounting treatment differs significantly from the previous accounting for fixed stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which generally required expense recognition only when the exercise price of the option was less than the market price of the underlying stock on the grant date. As required by Statement No. 123R, we will estimate the fair value of our stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes option pricing model. Statement No. 123R did not change existing accounting principles applicable to employee stock ownership plans.

IMPACT OF INFLATION AND CHANGING PRICES

        The financial statements and related notes of Brooklyn Federal Savings Bank have been prepared in accordance with United States generally accepted accounting principles ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                   BUSINESS OF BROOKLYN FEDERAL BANCORP, INC.

        We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Brooklyn Federal Savings Bank. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Brooklyn Federal Savings Bank employee stock ownership plan. We will contribute the remaining net proceeds to Brooklyn Federal Savings Bank as additional capital. We intend to invest our capital as discussed in "How We Intend to Use the Proceeds from the Offering."

        In the future, Brooklyn Federal Bancorp, Inc., as the holding company of Brooklyn Federal Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Brooklyn Federal Bancorp, Inc. at the present time.

        Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Brooklyn Federal Savings Bank. Initially, Brooklyn Federal

Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Brooklyn Federal Savings Bank. At the present time, we intend to employ only persons who are officers of Brooklyn Federal Savings Bank to serve as officers of Brooklyn Federal Bancorp, Inc. We will however, use the support staff of Brooklyn Federal Savings Bank from time to time. These persons will not be separately compensated by Brooklyn Federal Bancorp, Inc. Brooklyn Federal Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

                    BUSINESS OF BROOKLYN FEDERAL SAVINGS BANK

GENERAL

        Our principal business consists of attracting retail deposits from the general public in the areas surrounding our four locations in Brooklyn, New York, Nassau County, New York and Suffolk County, New York and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, multi-family real estate loans, commercial real estate loans, construction loans and, to a lesser extent, a variety of consumer loans and home equity loans, and in investment securities. Our revenues are derived principally from the interest on loans and securities, loan origination and servicing fees, and service charges and fees collected on deposit accounts. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

        Our website address is WWW.BROOKLYNBANK.COM. Information on our website should not be considered a part of this prospectus.

COMPETITION

        We face intense competition within our market area both in making loans and attracting deposits. The New York City metropolitan area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of September 30, 2004 our market share of deposits represented less than 0.60%, 0.20%, and 0.10% of deposits in Kings, Nassau, and Suffolk counties, New York, respectively.

        Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to develop and build profitable customer relationships across all lines of business while maintaining our role as a community bank.

MARKET AREA

        We are part of the diverse economy of the New York City metropolitan area. Brooklyn (Kings County) is an urban market area while Nassau and Suffolk counties are suburban. Our market area has a stable population and household base. During the past four years, the population of Kings, Nassau and Suffolk counties increased 1.28%, 1.15%, and 4.32% respectively. In 2004, the median household income for Kings, Nassau, and Suffolk counties was $34,330, $79,831 and $71,855, respectively. Our primary lending area is concentrated in Brooklyn and Nassau and Suffolk counties, New York, although we originate loans in all five boroughs of New York City as well as Westchester County, New York. One- to four-family residential real estate in our market area is characterized by a large number of attached and semi-detached houses, including a number of two-and three-family homes and cooperative apartments. Most of our deposit customers are residents of the greater New York metropolitan area. Our customer base consists primarily of middle-income households, and to a lesser extent low- to moderate-income households. The median household income for Brooklyn is below the national and New York state median household incomes. In addition, the unemployment rate in Kings County is higher than in the surrounding suburbs.

LENDING ACTIVITIES

        Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. During the past five years, we have increased our origination of multi-family, commercial real estate and construction loans in an effort to increase interest income, and these loans have increased from 19.5% of our total loan portfolio at September 30, 2000 to 65.0% of our total loan portfolio at September 30, 2004. One- to four-family residential real estate mortgage loans represented $57.1 million, or 34.8%, of our loan portfolio at September 30, 2004. Multi-family real estate loans totaled $35.7 million, or 21.7% of the total loan portfolio at September 30, 2004. Commercial real estate loans totaled $54.7 million, or 33.3% of our total loan portfolio at September 30, 2004, and construction loans totaled $16.4 million, or 10.0% of the total loan portfolio at September 30, 2004. On a limited basis, we originate consumer loans. We sell most of our longer-term residential loans to Freddie Mac or the Federal Home Loan Bank of New York on a servicing-retained basis.

        LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio, not including loans held for sale, by type of loan at the dates indicated.

                                                         AT SEPTEMBER 30,
                                 ------------------------------------------------------------------
                                         2004                   2003                   2002
                                 ---------------------  --------------------   --------------------
                                  AMOUNT      PERCENT    AMOUNT      PERCENT    AMOUNT      PERCENT
                                 --------    --------   --------    --------   --------    --------
                                                      (DOLLARS IN THOUSANDS)
Mortgage loans:
   One-to four-family........    $ 57,142      34.80%   $ 71,235      47.52%   $ 92,155      65.01%
   Multi-family..............      35,690      21.73%     24,034      16.04%     18,174      12.82%
   Commercial real estate....      54,669      33.29%     44,036      29.38%     27,286      19.25%
   Construction..............      16,425      10.00%     10,111       6.75%      3,281       2.32%
Consumer and other...........         294       0.18%        474       0.31%        858       0.60%
                                 --------               --------               --------

Total loans receivable.......    $164,220     100.00%   $149,890     100.00%   $141,754     100.00%
                                             =======                =======                =======

Other items:
Net deferred loan fees.......        (273)                  (504)                  (669)
Allowance for loan losses....        (920)                  (848)                  (720)
                                 --------               --------               ---------

Total loans receivable, net..    $163,027               $148,538               $140,365
                                 ========               ========               ========

(continued)

                                                AT SEPTEMBER 30,
                                  --------------------------------------------
                                           2001                   2000
                                  ---------------------  ---------------------
                                   AMOUNT       PERCENT   AMOUNT       PERCENT
                                  --------     --------  --------     --------
                                            (DOLLARS IN THOUSANDS)

Mortgage loans:
   One-to four-family........     $ 99,345       71.24%  $ 99,876       79.61%
   Multi-family..............       17,979       12.89%     8,058        6.42%
   Commercial real estate....       20,848       14.95%    16,144       12.87%
   Construction..............            3          --%       208        0.17%
Consumer and other...........        1,286        0.92%     1,176        0.93%
                                  --------               --------

Total loans receivable.......     $139,461      100.00%  $125,462      100.00%
                                               =======                =======

Other items:
Net deferred loan fees.......         (546)                  (562)
Allowance for loan losses....         (570)                  (570)
                                  --------               --------

Total loans receivable, net..     $138,345               $124,330
                                  ========               ========

        LOAN PORTFOLIO MATURITIES. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2004. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

                               ONE-TO                     COMMERCIAL                  CONSUMER
                            FOUR-FAMILY   MULTI-FAMILY   REAL ESTATE   CONSTRUCTION   AND OTHER      TOTAL
                            -----------   ------------   -----------   ------------  -----------   -----------
                                                              (IN THOUSANDS)
Due During the Years
Ending September 30,
--------------------
2005...................     $     3,112   $        698   $     1,202   $     16,425  $       233   $    21,670
2006...................           3,302         11,697         6,756             --           61        21,816
2007...................           3,505            654         1,292             --           --         5,451
2008 to 2009...........           7,669         21,446        44,683             --           --        73,797
2010 to 2015...........          22,130          1,196           736             --           --        24,062
2016 to 2025...........          15,144             --            --             --           --        15,144
2026 and beyond........           2,280             --            --             --           --         2,280
                            -----------   ------------   -----------   ------------  -----------   -----------

         Total.........     $    57,142   $    35,690    $    54,669   $     16,425  $       294   $   164,220
                            ===========   ===========    ===========   ============  ===========   ===========

        The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2004 that are contractually due after September 30, 2005.

                                                            DUE AFTER SEPTEMBER 30, 2005
                                                     ----------------------------------------
                                                        FIXED       ADJUSTABLE       TOTAL
                                                     -----------   ------------   -----------
                                                                  (IN THOUSANDS)
One-to four-family..............................     $    47,897   $      6,133   $    54,030
Multi-family....................................          23,905         11,087        34,992
Commercial real estate..........................          47,917          5,550        53,467
Construction....................................              --             --            --
Consumer and other..............................              61             --            61
                                                     -----------   ------------   -----------

         Total loans.............................    $   119,780   $    22,770    $   142,550
                                                     ===========   ===========    ===========

        LOAN ORIGINATIONS, SALES AND REPAYMENTS. Historically, we have originated mortgage loans pursuant to underwriting standards that generally conform to Freddie Mac guidelines. Loan origination activities are primarily concentrated in Brooklyn and Nassau and Suffolk counties, New York. New loans are generated primarily from walk-in customers, customer referrals, a network of mortgage brokers, and other parties with whom we do business, and from the efforts of employees and advertising. Loan applications are underwritten and processed at our main office. We syndicate and sell participation interests in portions of our multi-family, commercial real estate and construction loans because of our legal lending limits and our internal portfolio management guidelines. We generally sell longer-term mortgage loans and generally retain the majority of our shorter-term mortgage loans in our loan portfolio.

        The following table shows loan originations (including loans held for sale), sales and principal repayments for the years indicated.

                                                 YEARS ENDED SEPTEMBER 30,
                                      ----------------------------------------------
                                           2004            2003             2002
                                      -------------   -------------    -------------
                                                      (IN THOUSANDS)
Total loans at beginning of period    $     162,195   $     158,207    $     148,480
Loans originated:
   One- to four-family...........             8,048          19,922           12,627
   Multi-family..................            18,860          32,145           16,096
   Commercial real estate........            31,524          25,165           26,143
   Construction .................            16,525           9,944            3,146
   Consumer and other............               162             210              420
                                      -------------   -------------    -------------
     Total loans originated......            75,119          87,386           58,432
                                      -------------   -------------    -------------
Loans purchased..................             1,559              --               --
                                      -------------   -------------    -------------
Deduct:
   Principal repayments..........           (43,068)        (60,776)         (34,315)
   Sales of whole loans..........           (10,166)        (19,976)         (14,390)
   Sales of participation interests         (21,419)         (2,646)              --
                                      -------------   -------------    -------------
Net loan activity................             2,025           3,988            9,727
                                      -------------   -------------    -------------
Total loans at end of period.....     $     164,220   $     162,195    $     158,207
                                      =============   =============    =============

        In loan participation transactions, we originate and fund the full loan amount and subsequently identify other lending institutions who purchase participation interests in the loan. For purposes of the above table, originations of these loans are included within our total origination activity and the subsequent sales are shown as deductions. Participations differ from loan syndication transactions which are not transfers of financial assets for financial reporting purposes. As the manager of a loan syndication, prior to closing the loan, we identify other lenders who agree to fund portions of the total loan at closing. We record our share of the loan syndication as a loan receivable and therefore have included only those amounts within total loan originations in the above table. The amounts funded by other syndication lenders, which are not reflected as loan originations and sales in our consolidated financial statements and therefore are excluded from the table, totaled $27.4 million, $13.8 million and $4.5 million for syndications completed during the years ended September 30, 2004, 2003 and 2002, respectively.

        ONE- TO FOUR-FAMILY RESIDENTIAL LOANS. Historically, our primary lending activity has consisted of the origination of one- to four-family residential mortgage loans secured primarily by properties located in Brooklyn and Nassau and Suffolk counties, New York. At September 30, 2004, approximately $57.1 million, or 34.8% of our loan portfolio, consisted of one- to four-family residential loans. Our origination of one- to four-family loans decreased significantly in fiscal year 2004 compared to fiscal years 2003 and 2002, as the historically high volume of new loan originations and refinancings that occurred in a declining interest rate environment have abated as a result of higher market interest rates in 2004. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property. Private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%. We originate and sell in the secondary market one- to four-family residential mortgage loans in excess of the 80% loan-to-value ratio without private mortgage insurance. Fixed-rate loans are originated for terms of 10, 15, 20, 25 and 30 years. At September 30, 2004, our largest loan secured by one- to four-family real estate had a principal balance of approximately $299,000 and was secured by a single-family residence. This loan was performing in accordance with its terms.

        We also offer adjustable-rate mortgage loans with one and three-year adjustment periods based on changes in a designated United States Treasury index. We originated $465,000 of adjustable rate one- to four-family residential loans during the year ended September 30, 2004 and no such loans during the year ended September 30, 2003. Our adjustable rate mortgage loans provide for maximum rate adjustments of 200 basis points per adjustment, with a lifetime maximum adjustment of 600 basis points. We currently do not offer adjustable rate mortgage loans with interest rates that adjust below the initial interest rate. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

        Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the interest payments on the loan increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At September 30, 2004, $5.8 million, or 10.2%, of our one- to four-family residential loans had adjustable rates of interest.

        All one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

        Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans, we utilize outside independent appraisers approved by the board of directors. All borrowers are required to obtain title insurance. We also require fire and casualty insurance and, where circumstances warrant, flood insurance.

        MULTI-FAMILY REAL ESTATE LOANS. Loans secured by multi-family real estate totaled approximately $35.7 million, or 21.7% of the total loan portfolio at September 30, 2004. Multi-family real estate loans generally are secured by rental properties (including multi-family apartment buildings). Substantially all multi-family real estate loans are secured by properties located within our lending area. At September 30, 2004, we had 39 multi-family real estate loans with an average principal balance of $0.9 million. At September 30, 2004, our largest multi-family real estate loan balance was $4.0 million. At September 30, 2004, all of our loans secured by multi-family real estate were performing in accordance with their terms. Multi-family real estate loans generally are offered with fixed interest rates. Multi-family real estate loans are originated for terms of up to 15 years.

        We consider a number of factors in originating multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of a borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 120% of the monthly debt service. Multi-family real estate loans are originated in amounts up to 75% of the appraised value of the mortgaged property securing the loan. All multi-family loans are appraised by outside independent appraisers approved by the board of directors.

        Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loan. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. For all loans, we utilize outside independent appraisers approved by our board of directors. All borrowers are required to obtain title insurance. We also require fire and casualty insurance and, where circumstances warrant, flood insurance.

        COMMERCIAL REAL ESTATE LOANS. At September 30, 2004, $54.7 million, or 33.3% of our total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are secured by office buildings, mixed-use properties and other commercial properties. We generally originate adjustable rate commercial real estate loans with an initial term of five years and a repricing option, and a maximum term of up to 30 years. The maximum loan-to-value ratio of our commercial real estate loans is 75%. At September 30, 2004, we had 49 commercial real estate loans with an average outstanding balance of $1.1 million. At September 30, 2004, our largest commercial real estate loan balance was $2.5 million. At September 30, 2004, all of our loans secured by commercial real estate were performing in accordance with their terms, although since that date one commercial real estate loan has become delinquent. See "--Non-Performing Loans and Problem Assets."

        We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 120% of the monthly debt service. All commercial real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are obtained from commercial real estate borrowers although we will consider waiving this requirement based upon the loan-to-value ratio of the proposed loan. All borrowers are required to obtain title insurance. We also require fire and casualty insurance and, where circumstances warrant, flood insurance.

        Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

        CONSTRUCTION LOANS. At September 30, 2004, $16.4 million, or 10.0%, of our total loan portfolio consisted of construction loans. Most of our construction loans are for the construction of multi-family and mixed-use properties. The majority of our construction loans are originated by mortgage brokers who make the initial contact with the potential borrower and forward to us a completed loan application that we review to determine whether the applicant satisfies our underwriting criteria. If the loan application meets our criteria, we issue a letter of intent listing the terms and conditions of any potential loan. If the potential borrower agrees to these terms and conditions, we will continue our standard underwriting practice. We currently offer primarily adjustable-rate residential construction loans. Construction loans are generally structured with an option for permanent mortgage financing once the construction is completed. At September 30, 2004, our largest construction loan balance was $2.1 million. The loan was performing in accordance with its terms. Construction loans are generally repaid over a two-year period. These loans generally have interest rates that adjust monthly and generally will not have an interest rate that adjusts below the initial interest rate. Construction loans require only the payment of interest during the construction period. Construction loans will generally be made in amounts of up to 75% of the appraised value of the completed property, or the actual cost of the improvements. Funds are disbursed based on our inspections in accordance with a schedule reflecting the completion of portions of the project.

        Construction loans generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. The risk of loss on a construction loan depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost of construction. For all loans, we utilize outside independent appraisers approved by the board of directors. All borrowers are required to obtain title insurance. We also require fire and casualty insurance and, where circumstances warrant, flood insurance on properties.

        OTHER LOANS. We offer a variety of loans that are either unsecured or secured by property other than real estate. These loans include loans secured by deposits and personal loans. At September 30, 2004, these other loans totaled $294,000, or 0.2% of the total loan portfolio.

        LOAN APPROVAL PROCEDURES AND AUTHORITY. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review each borrower's employment and credit history and information on the historical and projected income and expenses of mortgagors. All mortgage loans up to $250,000 must be approved by any two of the following:
President, Executive Vice President/Chief Financial Officer, Chief Lending Officer and Senior Vice President of Servicing. All loans in excess of $250,000 but less than $500,000 must be approved by the Officers' Loan Committee, which is comprised of the President, Executive Vice President/Chief Financial Officer, Chief Lending Officer and Senior Vice President of Servicing. All loans in excess of $500,000 must be approved by the Directors' Loan Committee. In addition, the board of directors ratifies all loans approved by management.

NON-PERFORMING LOANS AND PROBLEM ASSETS

        After a one- to four-family residential loan becomes 15 days late, we deliver a computer generated late charge notice to the borrower. Approximately one week later we deliver a reminder notice. When a loan becomes 30 days delinquent, we send an acceleration letter to the borrower and attempt to make personal contact. After 60 days, we will generally refer the matter to legal counsel who is authorized to commence foreclosure proceedings. Management is authorized to begin foreclosure proceedings on any loan after determining that it is prudent to do so and the proper acceleration letter has been sent.

        After a multi-family, commercial real estate or construction loan becomes 10 days delinquent, we deliver a computer generated late charge notice to the borrower and attempt to make personal contact with the borrower. If there is no successful resolution of the delinquency at that time, we will accelerate the payment terms of the loan and issue a letter notifying the borrower of this acceleration. After such a loan is 15 days delinquent, we will generally refer the matter to legal counsel who is authorized to commence foreclosure proceedings. Management is authorized to begin foreclosure proceedings on any loan after determining that it is prudent to do so.

        Mortgage loans are reviewed on a regular basis and such loans are placed on non-accrual status when they become more than 90 days delinquent. When loans are placed on non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

        NON-PERFORMING LOANS. At September 30, 2004, $13,000 (or less than 0.1% of our total loans) were non-performing loans.

        As of January 31, 2005, we had one outstanding non-performing commercial real estate loan in the amount of $1.9 million. The loan exceeded 90 days past due. The loan is secured by industrial property in Whitestone, New York which had an appraised value of $5.1 million when the loan was originated in 2001. Currently, we are serving the borrower with notice of foreclosure and expect the borrowing entity to declare bankruptcy. We do not anticipate any loss on this loan due to the value of the collateral and the existence of a loan subordinate to our interest. See "Recent Developments--Comparison of Financial Condition At December 31, 2004 and September 30, 2004--Net Loans."

        NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                        AT SEPTEMBER 30,
                                             --------------------------------------------------------------------
                                                 2004          2003          2002          2001          2000
                                             ------------  ------------  ------------  ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
Non-accrual loans:
   One-to four-family.....................   $         13  $         13  $         53  $         15  $         68
Real estate owned.........................             --            --            --            --           173
                                             ------------  ------------  ------------  ------------  ------------
     Total non-performing assets..........   $         13  $         13  $         53  $         15  $        241
                                             ============  ============  ============  ============  ============

Ratios:
   Total non-performing loans to total
     loans................................             --%(1)      0.01%         0.03%         0.01%         0.06%
   Total non-performing loans to total
     assets...............................             --%(1)        --%(1)      0.02%         0.01%         0.03%
   Total non-performing assets to total
     assets...............................             --%(1)        --%(1)      0.02%         0.01%         0.11%

----------------------
(1)  Percentage is less than 0.01%.

        For the year ended September 30, 2004, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was insignificant.

        DELINQUENCIES. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                    LOANS DELINQUENT FOR
                                   -------------------------------------------------------
                                           60-89 DAYS                90 DAYS AND OVER                  TOTAL
                                   --------------------------   --------------------------   --------------------------
                                      NUMBER        AMOUNT         NUMBER        AMOUNT         NUMBER        AMOUNT
                                   ------------  ------------   ------------  ------------   ------------  ------------
                                                                 (DOLLARS IN THOUSANDS)
AT SEPTEMBER 30, 2004
   One-to four-family.........              --    $       --              1    $       13              1    $       13
   Consumer and other.........              --            --              1             1              1             1
                                   ------------  ------------   ------------  ------------   ------------  ------------
     Total....................              --    $       --              2    $       14              2    $       14
                                   ============  ============   ============  ============   ============  ============

AT SEPTEMBER 30, 2003
   One-to four-family.........              --    $       --              1    $       13              1    $       13
   Consumer and other.........              --            --             --            --             --            --
                                   ------------  ------------   ------------  ------------   ------------  ------------
     Total....................              --    $       --              1    $       13              1    $       13
                                   ============  ============   ============  ============   ============  ============

AT SEPTEMBER 30, 2002
   One-to four-family.........               1    $       40              2    $       53              3    $       93
   Consumer and other.........              --            --             --            --             --            --
                                   ------------  ------------   ------------  ------------   ------------  ------------
     Total....................               1    $       40              2    $       53              3    $       93
                                   ============  ============   ============  ============   ============  ============

        CLASSIFIED ASSETS. Office of Thrift Supervision regulations and our Asset Classification Policy provide that loans and other assets considered to be of lesser quality should be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as "special mention" if the asset has a potential weakness that warrants management's close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, thereby adversely affecting the repayment of the asset.

        An institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

        On the basis of management's review of its assets, at September 30, 2004, we classified $13,000 of our assets as special mention (representing one non-accruing loan secured by a one- to four-family property). At September 30, 2004, none of our assets were classified as substandard, doubtful or loss.

        The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

ALLOWANCE FOR LOAN LOSSES

        Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We maintain a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, management's judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of September 30, 2004 is maintained at a level that represents management's best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

        In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require that we recognize additions to the allowance based on its analysis and review of information available to it at the time of its examination.

        The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                                  AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                        ----------------------------------------------------------
                                           2004        2003        2002        2001        2000
                                        ----------  ----------  ----------  ----------  ----------
                                                          (DOLLARS IN THOUSANDS)
Balance at beginning of year.........   $     848   $     720   $     570   $     570   $     571

Charge-offs:
   Consumer and other................          --          --          --          --          (1)
Recoveries...........................          --          --          --          --          --
   Net charge-offs...................          --          --          --          --          (1)
Provision for loan losses............          72         128         150          --          --
                                        ----------  ----------  ----------  ----------  ----------

Balance at end of year...............   $     920   $     848   $     720   $     570   $     570
                                        ==========  ==========  ==========  ==========  ==========

Ratios:
Net charge-offs to average
   loans outstanding.................          --%(1)      --%(1)      --%(1)      --%(1)      --%(1)
Allowance for loan losses
   to total loans at end of
   period............................        0.56%       0.57%       0.51%       0.41%       0.45%

----------------------
(1)  Percentage is less than 0.01%.

        As indicated in the table above, we have not charged off a loan since fiscal year 2000, due, in part, to a stable local economy with significant appreciation in real estate values, conservative underwriting of loans and aggressive monitoring of the loan portfolio to identify and address non-performing loans and potential problem assets at an early date. The amount of foreclosures we incurred in the last five years was not material to our financial statements taken as a whole and the Bank suffered no losses on foreclosed assets during that period. See "--Non-Performing Loans and Problem Assets." There can be no assurance that the Bank will not experience a deterioration of its loan portfolio, including increases in non-performing loans, problem assets and charge-offs, in the future.

        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allowance for loan losses allocated by loan category, the percentage of the allowance for loan losses in each category to the total allowance for loan losses, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                 AT SEPTEMBER 30,
                             ---------------------------------------------------------------------------------------
                                               2004                                         2003
                             ------------------------------------------   ------------------------------------------
                                                           PERCENT OF                                   PERCENT OF
                                             PERCENT OF     LOANS IN                      PERCENT OF     LOANS IN
                                            ALLOWANCE TO      EACH                       ALLOWANCE TO      EACH
                                               TOTAL       CATEGORY TO                      TOTAL       CATEGORY TO
                                AMOUNT       ALLOWANCE     TOTAL LOANS       AMOUNT       ALLOWANCE     TOTAL LOANS
                             -----------   -------------  -------------   -----------   -------------  -------------
                                                             (DOLLARS IN THOUSANDS)
Mortgage loans:
   One-to four-family......  $        90           9.78%         34.80%   $       131          15.45%         47.52%
   Multi-family............          214          23.26%         21.73%           191          22.52%         16.04%
   Commercial real estate..          441          47.94%         33.29%           414          48.82%         29.38%
   Construction............          174          18.91%         10.00%           110          12.97%          6.75%
Consumer and other.........            1           0.11%          0.18%             2           0.24%          0.31%
                             -----------   -------------  -------------   -----------   -------------  -------------

   Total allowance for
   loan losses.............  $       920         100.00%        100.00%   $       848         100.00%        100.00%
                             ===========   =============  =============   ===========   =============  =============


                                                                 AT SEPTEMBER 30,
                             ---------------------------------------------------------------------------------------
                                               2002                                         2001
                             ------------------------------------------   ------------------------------------------
                                                           PERCENT OF                                   PERCENT OF
                                             PERCENT OF     LOANS IN                      PERCENT OF     LOANS IN
                                            ALLOWANCE TO      EACH                       ALLOWANCE TO      EACH
                                               TOTAL       CATEGORY TO                      TOTAL       CATEGORY TO
                                AMOUNT       ALLOWANCE     TOTAL LOANS       AMOUNT       ALLOWANCE     TOTAL LOANS
                             -----------   -------------  -------------   -----------   -------------  -------------
                                                             (DOLLARS IN THOUSANDS)
Mortgage loans:
   One-to four-family......  $       210          29.17%         65.01%  $       279           48.95%         71.24%
   Multi-family............          169          23.47%         12.82%           128          22.46%         12.89%
   Commercial real estate..          298          41.39%         19.25%           152          26.67%         14.95%
   Construction............           37           5.14%          2.32%             1           0.17%          0.00%
Consumer and other.........            6           0.83%          0.60%            10           1.75%          0.92%
                             -----------   -------------  -------------   -----------   -------------  -------------

   Total allowance for
   loan losses.............  $       720         100.00%        100.00%   $       570         100.00%        100.00%
                             ===========   =============  =============   ===========   =============  =============


                                         AT SEPTEMBER 30,
                             ------------------------------------------
                                               2000
                             ------------------------------------------
                                                           PERCENT OF
                                             PERCENT OF     LOANS IN
                                            ALLOWANCE TO      EACH
                                               TOTAL       CATEGORY TO
                                AMOUNT       ALLOWANCE     TOTAL LOANS
                             -----------   -------------  -------------
                                        (DOLLARS IN THOUSANDS)
Mortgage loans:
   One-to four-family......  $       375          65.79%         79.61%
   Multi-family............           52           9.12%          6.42%
   Commercial real estate..          129          22.63%         12.87%
   Construction............            3           0.53%          0.17%
Consumer and other.........           11           1.93%          0.93%
                             -----------   -------------  -------------

   Total allowance for
   loan losses.............  $       570         100.00%        100.00%
                             ===========   =============  =============

        Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, the underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loans based on the results of the above analysis.

        This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

INVESTMENTS

        INVESTMENTS AND MORTGAGE-BACKED SECURITIES. Our investment portfolio at September 30, 2004 included $113.1 million of mortgage-backed securities and $4.0 million in other debt obligations, all of which are classified as held to maturity, and $1.1 million of Federal Home Loan Bank of New York stock. In addition, our investment portfolio at September 30, 2004 included $4.1 million of mutual fund shares, comprised of an ultra-short term mutual fund classified as available-for-sale. In prior years, we have also invested in mutual funds comprised of mortgage-backed securities. Our investment policy objectives are to maintain liquidity within the guidelines established by the board of directors.

        At September 30, 2004, we held $104.7 million of mortgage-backed securities issued by Freddie Mac and Fannie Mae, which are United States government-sponsored enterprises. The remaining $8.4 million of our mortgage-backed securities represents securities of private issuers and United States government agencies. Private issuer securities typically offer rates above those paid on securities of government-sponsored enterprises, but lack the guaranty of those enterprises and are often less liquid. The government-sponsored enterprises' portion of the mortgage-backed securities portfolio consisted of $90.1 million in fixed-rate mortgage-backed securities and $14.6 million in adjustable rate mortgage-backed securities.

        The following table sets forth the composition of our investment securities portfolio at the dates indicated.

                                                                     AT SEPTEMBER 30,
                                  --------------------------------------------------------------------------------------
                                             2004                          2003                          2002
                                  --------------------------    --------------------------    --------------------------
                                   AMORTIZED     ESTIMATED      AMORTIZED      ESTIMATED      AMORTIZED      ESTIMATED
                                     COST        FAIR VALUE        COST        FAIR VALUE        COST        FAIR VALUE
                                  -----------   ------------    -----------   ------------    -----------   ------------
                                                                     (IN THOUSANDS)
SECURITIES
AVAILABLE-FOR-SALE:
  Mutual fund shares...........   $     4,118   $      4,093    $     4,044   $      4,028    $     6,300   $      6,303
                                  -----------   ------------    -----------   ------------    -----------   ------------
     Total securities
     available-for-sale........   $     4,118   $      4,093    $     4,044   $      4,028    $     6,300   $      6,303
                                  ===========   ============    ===========   ============    ===========   ============

SECURITIES
   HELD-TO-MATURITY:
  Mortgage-backed securities:
     Government-sponsored
       enterprises.............   $   104,726     $   102,353    $    87,867    $    86,784    $    70,977    $    71,331
     Government agency.........           270             346            358            436            696            758
     Private issuers...........         8,088           8,065          3,586          3,612          2,948          2,984
  Other debt obligations:               4,012           4,004          1,286          1,317          2,319          2,369
                                  -----------   ------------    -----------   ------------    -----------   ------------
     Total securities
       held-to-maturity........   $   117,096     $   114,768    $    93,097    $    92,149    $    76,940    $    77,442
                                  ===========   ============    ===========   ============    ===========   ============

        PORTFOLIO MATURITIES AND YIELDS. The composition and maturities of the investment securities portfolio at September 30, 2004 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. This table does not reflect Brooklyn Federal Savings Bank's investment in a mutual fund which has no contractual maturity date and is classified as available-for-sale.

                                                                     MORE THAN ONE YEAR      MORE THAN FIVE YEARS
                                             ONE YEAR OR LESS        THROUGH FIVE YEARS        THROUGH TEN YEARS
                                          ----------------------   ----------------------   ----------------------
                                                       WEIGHTED                 WEIGHTED                 WEIGHTED
                                           CARRYING     AVERAGE     CARRYING     AVERAGE     CARRYING     AVERAGE
                                             VALUE       YIELD        VALUE       YIELD        VALUE       YIELD
                                          ----------  ----------   ----------  ----------   ----------  ----------
                                                                  (DOLLARS IN THOUSANDS)
SECURITIES HELD-TO-MATURITY:
   Mortgage-backed securities:
     Government-sponsored enterprises.... $     204       5.87%    $     271       6.14%    $   4,301       3.49%
     Government agency...................         1       7.87             1       7.25            --         --
     Private issuers.....................        --         --            --         --            --         --
   Other debt obligations:                       --         --         4,012       2.53            --         --
                                          ----------  ----------   ----------  ----------   ----------  ----------
     Total securities held-to-maturity... $     205       5.88%    $   4,284       2.76%    $   4,301       3.49%
                                          ==========  ==========   ==========  ==========   ==========  ==========



                                            MORE THAN TEN YEARS             TOTAL SECURITIES
                                          ----------------------   -----------------------------------
                                                       WEIGHTED                              WEIGHTED
                                           CARRYING     AVERAGE     CARRYING      FAIR        AVERAGE
                                             VALUE       YIELD        VALUE       VALUE        YIELD
                                          ----------  ----------   ----------  -----------  ----------
                                                            (DOLLARS IN THOUSANDS)

SECURITIES HELD-TO-MATURITY:
   Mortgage-backed securities:
     Government-sponsored enterprises.... $  99,950       3.42%    $ 104,726    $102,353        3.43%
     Government agency...................       268       6.57           270         346        6.58
     Private issuers.....................     8,088       4.58         8,088       8,065        4.58
   Other debt obligations:                       --         --         4,012       4,004        2.53
                                          ----------  ----------   ----------  -----------  ----------
     Total securities held-to-maturity... $ 108,306       3.51%    $ 117,096    $114,768        3.49%
                                          ==========  ==========   ==========  ===========  ==========

SOURCES OF FUNDS

        GENERAL. Deposits have traditionally been our primary source of funds for our lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of New York may be used to compensate for reductions in deposits and to fund loan and securities growth. As of September 30, 2004, we had $10.2 million of borrowings outstanding from the Federal Home Loan Bank of New York.

        DEPOSITS. Substantially all of our depositors are persons who work or reside in Brooklyn, Nassau County or Suffolk County, New York. We offer a variety of deposit instruments. These include demand deposits consisting of non-interest bearing and NOW accounts, passbook savings and club accounts, and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not accept brokered deposits.

        We establish and adjust periodically the interest rates paid, maturity terms, service fees and withdrawal penalties on our deposits. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely on personalized customer service and long-standing relationships with customers to attract and retain deposits.

        The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, management believes that our deposits are relatively stable. However, our ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At September 30, 2004, $113.1 million, or 44.1%, of our deposit accounts were certificates of deposit, of which $64.9 million had maturities of one year or less.

        DEPOSIT ACCOUNTS. The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

                                                                       AT SEPTEMBER 30,
                        ------------------------------------------------------------------------------------------------------------
                                       2004                                  2003                                 2002
                        ----------------------------------- ------------------------------------ -----------------------------------
                                                  WEIGHTED                             WEIGHTED                            WEIGHTED
                                                  AVERAGE                              AVERAGE                             AVERAGE
                           BALANCE     PERCENT      RATE       BALANCE      PERCENT      RATE       BALANCE     PERCENT      RATE
                        ------------- ---------  ---------- -------------  ---------  ---------- ------------- ---------  ----------
                                                                   (DOLLARS IN THOUSANDS)
DEPOSIT TYPE:
NOW accounts........... $      26,280    10.24%     0.21%   $      29,287     11.73%     0.22%   $      21,129     8.82%     0.45%
Money market accounts..        22,996     8.96      0.81           14,965      6.00      0.80           19,211     8.03      1.29
Passbook savings
  accounts.............        94,151    36.70      0.77           92,258     36.95      0.67           86,815    36.25      1.26
                        ------------- ---------             -------------  ---------             ------------- ---------
   Total transaction
    accounts...........       143,427    55.90      0.68          136,510     54.68      0.59          127,155    53.10      1.13

Certificates of
deposit................       113,123    44.10      2.75          113,157     45.32      2.76          112,305    46.90      3.31
                        ------------- ---------             -------------  ---------             ------------- ---------

   Total deposits...... $     256,550   100.00%     1.60%   $     249,667    100.00%     1.57%   $     239,460   100.00%     2.08%
                        ============= =========             =============  =========             ============= =========

        DEPOSIT ACTIVITY. The following table sets forth our deposit activity for the periods indicated.

                                            YEARS ENDED SEPTEMBER 30,
                                    ------------------------------------------
                                        2004           2003           2002
                                    ------------   ------------   ------------
                                                  (IN THOUSANDS)

Beginning balance..............     $    249,667   $    239,460   $    209,333
                                    ------------   ------------   ------------
Net deposits before interest
  credited.....................            3,016          5,843         24,735
Interest credited..............            3,867          4,364          5,392
                                    ------------   ------------   ------------
   Net increase in deposits....            6,883         10,207         30,127
                                    ------------   ------------   ------------
Ending balance.................     $    256,550   $    249,667   $    239,460
                                    ============   ============   ============

        LARGE CERTIFICATES OF DEPOSITS. As of September 30, 2004, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $17.2 million. The following table sets forth the maturity of those certificates as of September 30, 2004.

                                                      AT
                                                SEPTEMBER 30,
                                                     2004
                                                --------------
                                                (IN THOUSANDS)

        Three months or less................    $     5,261
        Over three months through six months          2,554
        Over six months through one year....          2,214
        Over one year to three years........          5,607
        Over three years....................          1,514
                                                -----------

        Total...............................    $    17,150
                                                ===========

        CERTIFICATE OF DEPOSIT MATURITY SCHEDULE. The following table presents, by rate category, the remaining period to maturity of certificate of deposit accounts outstanding as of September 30, 2004.

                                                                                                             PERCENTAGE
                                      OVER ONE       OVER TWO      OVER THREE    OVER FOUR                    OF TOTAL
                        LESS THAN      YEAR TO       YEARS TO       YEARS TO      YEARS TO                   CERTIFICATE
                         ONE YEAR     TWO YEARS    THREE YEARS     FOUR YEARS    FIVE YEARS       TOTAL       ACCOUNTS
                       ------------  -----------  -------------   ------------  ------------   -----------  ------------
                                                             (DOLLARS IN THOUSANDS)
INTEREST RATE
   Less than 2%...     $     45,393  $     3,954  $          --   $         --  $          3   $    49,350      43.63%
   2.00% -2.99%...           13,913        7,379            805             --            --        22,097      19.53
   3.00% -3.99%...            1,841           --            355          7,326         6,093        15,615      13.80
   4.00% -4.99%...               --        1,716         12,898            625         2,671        17,910      15.83
   5.00% -5.99%...              980        1,861          1,932             --            --         4,773       4.22
   6.00% -6.99%...            2,764          614             --             --            --         3,378       2.99
                       ------------  -----------  -------------   ------------  ------------   -----------  ------------

   Total..........     $     64,891  $    15,524  $      15,990   $      7,951  $      8,767   $   113,123     100.00%
                       ============  ===========  =============   ============  ============   ===========  ============

        CERTIFICATES OF DEPOSIT CLASSIFIED BY RATE. The following table sets forth certificates of deposit classified by range of interest rates as of the dates indicated.

                                            AT SEPTEMBER 30,
                                 --------------------------------------
                                     2004         2003          2002
                                 -----------   -----------  -----------
                                             (IN THOUSANDS)
              INTEREST RATE
                Less than 2%     $    49,350   $    54,777  $    24,144
                2.00% -2.99%          22,097        12,494       34,483
                3.00% -3.99%          15,615        19,047       16,487
                4.00% -4.99%          17,910        18,452       19,707
                5.00% -5.99%           4,773         5,090       11,455
                6.00% -6.99%           3,378         3,297        6,029
                                 -----------   -----------  -----------

                   Total         $   113,123   $   113,157  $   112,305
                                 ===========   ===========  ===========

        BORROWINGS. Our borrowings consist solely of advances from the Federal Home Loan Bank of New York. At September 30, 2004, we had access to additional Federal Home Loan Bank advances of up to $27.7 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

                                                 AT OR FOR THE YEARS ENDED
                                                       SEPTEMBER 30,
                                           -------------------------------------
                                               2004        2003         2002
                                           -----------  -----------  -----------
                                                  (DOLLARS IN THOUSANDS)

Balance at end of period...............    $   10,231   $    6,705   $    6,452
Average balance during period..........         8,526        5,969        2,900
Maximum outstanding at any month end...        10,260        6,705        6,452
Weighted average interest rate at
   end of period.......................          2.49%        2.50%        2.71%
Average interest rate during period....          2.17%        2.43%        2.90%

PROPERTIES

        The following table provides certain information with respect to our offices as of September 30, 2004:

                                      LEASED           YEAR ACQUIRED         NET BOOK VALUE OF REAL
                   LOCATION          OR OWNED            OR LEASED                  PROPERTY
                   --------          --------            ---------                  --------
                                                                                 (In thousands)
Main Office                           Owned                 1965                  $    841
81 Court Street
Brooklyn, NY 11201
Branch Office                         Leased                1960                       114
3780 Nostrand Avenue
Brooklyn, NY 11235
Branch Office                         Leased                1973                       128
1164 Wantagh Avenue
Wantagh, NY 11793
Branch Office                         Leased                1999                       417
1752 Veterans Memorial Highway
Islandia, NY  11749

        The net book value of our premises, land and equipment was approximately $1.5 million at September 30, 2004.

SUBSIDIARY ACTIVITIES

        Office of Thrift Supervision regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, Federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations.

        3D Holding Company was incorporated in New York in 1993, for the purpose of acquiring, managing, and disposing of real estate held by Brooklyn Federal Savings Bank. As of September 30, 2004, the subsidiary did not hold any real estate owned. Total assets aggregated $158,000, and consisted solely of cash at that date.

        BFS REIT, Inc. was incorporated in New York in 1999. The corporation is a wholly-owned subsidiary created for the purpose of acquiring, holding, and investing in certain real estate-related loans and other assets that constitute permissible investments by Brooklyn Federal Savings Bank. See "Risk Factors - Risks Related to Our Business
- Adoption of Proposed State and Local Tax Legislation Will Have a Negative Impact on Our Net Income."

        TISCO was incorporated in New York in 1982, for the purpose of holding BFS Agency, Inc., a company that sells insurance and fixed annuity products through licensed employees in Brooklyn Federal Savings Bank's branches. As of September 30, 2004, total assets aggregated $228,000, of which $225,000 represented the investment in BFS Agency, Inc.

LEGAL PROCEEDINGS

        We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2004, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

PERSONNEL

        As of September 30, 2004, we had 54 full-time employees and 33 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

                        FEDERAL, STATE AND LOCAL TAXATION

FEDERAL TAXATION

        GENERAL. Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank will be subject to Federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Brooklyn Federal Savings Bank's tax returns have not been audited during the past five years. The following discussion of Federal taxation is intended only to summarize certain pertinent Federal income tax matters and is not a comprehensive description of the tax rules applicable to Brooklyn Federal Bancorp, Inc. or Brooklyn Federal Savings Bank.

        METHOD OF ACCOUNTING. For Federal income tax purposes, Brooklyn Federal Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its Federal income tax returns.

        BAD DEBT RESERVES. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), Brooklyn Federal Savings Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. Brooklyn Federal Savings Bank was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 Federal tax return. Savings institutions were required to recapture any excess reserves established after December 31, 1987. The reserve balance as of December 31, 1987 is referred to as the base year reserve.

        As more fully discussed below, Brooklyn Federal Savings Bank files a New York State franchise tax return. New York State and New York City enacted legislation in 1996, which among other things, decoupled the Federal tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt provisions that applied under Federal law prior to the enactment of the 1996 Act. Provided Brooklyn Federal Savings Bank continues to satisfy certain definitional tests and other conditions, for New York State and New York City income tax purposes, it is permitted to continue to use a reserve method for bad debt deductions. The deductible annual addition to such reserves may be computed using a specific formula based on an institution's loss history (the "experience method") or a statutory percentage equal to 32% of its New York State and New York City taxable income (the "percentage method") before bad debt deduction.

        TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the 1996 Act, Federal tax bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if the thrift institution failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules.

        At September 30, 2004, our total Federal pre-1988 base year tax bad debt reserve was approximately $1.6 million and our New York state base year reserve was approximately $2.6 million. Under current law, pre-1988 Federal base year reserves remain subject to recapture if a thrift institution makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a thrift or bank charter.

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Under current New York State tax law, tax bad debt reserves are also subject to recapture if a specified qualifying asset ratio is not maintained.

        ALTERNATIVE MINIMUM TAX. The Internal Revenue Code of 1986, as amended (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of AMT may be used as credits against regular tax liabilities in future years. Brooklyn Federal Savings Bank has not been subject to the AMT and has no such amounts available as credits for carryover.

        NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2004, Brooklyn Federal Savings Bank had no net operating loss carryforwards for Federal income tax purposes.

        CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Brooklyn Federal Bancorp, Inc. may exclude from its income 100% of dividends received from Brooklyn Federal Savings Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

STATE AND LOCAL TAXATION

        Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank will report income on a calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of
(a) 8.0% (for 2002) and 7.5% (for 2003 and forward) of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01 % of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications. As a result of its ownership of BFS REIT, Inc., a real estate investment trust, Brooklyn Federal Savings Bank is entitled to a 60% dividends received deduction with respect to dividends received from BFS REIT, Inc. However, tax legislation has been proposed that would eliminate the dividends received deduction for dividends received from certain REITs. See "Risk Factors--Risks Related to Our Business--Adoption of Proposed State and Local Tax Legislation Will Have a Negative Impact on Our Net Income." New York State imposes a tax surcharge equal to 17.0% of the New York State franchise tax allocable to business activities carried on in the Metropolitan Commuter Transportation District.

        Brooklyn Federal Savings Bank is also subject to the New York City financial corporation tax calculated, subject to a New York City income and expense allocation, on a similar basis as the New York State franchise tax. The tax on income is calculated using a 9.0% tax rate. New York City has enacted legislation regarding the use and treatment of tax bad debt reserves that is substantially similar to the New York State legislation described above.

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                           SUPERVISION AND REGULATION

GENERAL

        Brooklyn Federal Savings Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of Federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the Federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS rating). Under Federal law, an institution may not disclose its CAMELS rating to the public. Brooklyn Federal Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Brooklyn Federal Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Brooklyn Federal Savings Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. Brooklyn Federal Savings Bank's relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Brooklyn Federal Savings Bank's mortgage documents.

        Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank and their operations.

FEDERAL BANKING REGULATION

        BUSINESS ACTIVITIES. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Brooklyn Federal Savings Bank may originate mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, and it may invest in certain types of debt securities and certain other assets. Certain types of lending, such as commercial and consumer loans, are subject to an aggregate limit calculated as a specified percentage of Brooklyn Federal Savings Bank's capital assets. Brooklyn Federal Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Brooklyn Federal Savings Bank, including real estate investment and securities and insurance brokerage.

        CAPITAL REQUIREMENTS. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for associations receiving the highest CAMELS rating) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

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        The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        At September 30, 2004, Brooklyn Federal Savings Bank's capital exceeded all applicable requirements.

        LOANS TO ONE BORROWER. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of September 30, 2004, Brooklyn Federal Savings Bank was in compliance with the loans-to-one borrower limitations.

        QUALIFIED THRIFT LENDER TEST. As a federal savings association, Brooklyn Federal Savings Bank is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Brooklyn Federal Savings Bank must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12 month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

        "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Brooklyn Federal Savings Bank also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code.

        A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At September 30, 2004, Brooklyn Federal Savings Bank maintained substantially all of its portfolio assets in qualified thrift investments.

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        CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

        o the total capital distributions for the applicable calendar year exceed the sum of the association's net income for that year to date plus the association's retained net income for the preceding two years;

        o the association would not be at least adequately capitalized following the distribution;

        o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

        o the association is not eligible for expedited treatment of its filings.


        Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

        The Office of Thrift Supervision may disapprove a notice or application if:

        o the association would be undercapitalized following the distribution;

        o the proposed capital distribution raises safety and soundness concerns; or

        o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.


        In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

        LIQUIDITY. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

        COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association's failure to comply with the provisions of the Community Reinvestment Act could result in denial of certain corporate applications, such as branches or mergers, or restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement

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actions by the Office of Thrift Supervision, as well as other Federal regulatory agencies and the Department of Justice. Brooklyn Federal Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent Federal examination.

        TRANSACTIONS WITH RELATED PARTIES. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls, is controlled by, or is under common control with an institution. Brooklyn Federal Bancorp, Inc. is an affiliate of Brooklyn Federal Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

        Brooklyn Federal Savings Bank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Brooklyn Federal Savings Bank's capital. In addition, Brooklyn Federal Savings Bank's board of directors must approve extensions of credit in excess of certain limits.

        ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If the Director does not take action, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

        STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan

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documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under Federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

        PROMPT CORRECTIVE ACTION REGULATIONS. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

        o well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

        o adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

        o undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

        o significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

        o       critically undercapitalized (less than 2% tangible capital).

        Generally, the banking regulator is required to appoint a receiver or conservator for an association that is "critically undercapitalized" within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," the performance of which must be guaranteed by any company controlling the association up to specified limits. In addition, numerous mandatory supervisory actions become immediately applicable to the association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

        At September 30, 2004, Brooklyn Federal Savings Bank met the criteria for being considered "well-capitalized."

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        INSURANCE OF DEPOSIT ACCOUNTS. Deposit accounts in Brooklyn Federal
Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Brooklyn Federal Savings Bank's deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a Federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

        PROHIBITIONS AGAINST TYING ARRANGEMENTS. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

        FEDERAL HOME LOAN BANK SYSTEM. Brooklyn Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Brooklyn Federal Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of September 30, 2004, Brooklyn Federal Savings Bank was in compliance with this requirement.

FEDERAL RESERVE SYSTEM

        The Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal (NOW) and regular checking accounts. At September 30, 2004, Brooklyn Federal Savings Bank was in compliance with these reserve requirements.

THE USA PATRIOT ACT

        In response to the terrorist attacks of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the Federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial

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institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

        Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

        o all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program;

        o the Secretary of the Department of Treasury, in conjunction with other bank regulators, is authorized to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened;

        o financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) must establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering;

        o financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks; and

        o bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

        The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

SARBANES-OXLEY ACT OF 2002

        The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file

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periodic reports with the Securities and Exchange Commission, under the
Securities Exchange Act of 1934.

        The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission. The Sarbanes-Oxley Act represents significant Federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

        We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

HOLDING COMPANY REGULATION

        GENERAL. BFS Bancorp, MHC and Brooklyn Federal Bancorp, Inc. are nondiversified savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such, BFS Bancorp, MHC and Brooklyn Federal Bancorp, Inc. are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Brooklyn Federal Bancorp, Inc. and BFS Bancorp, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Brooklyn Federal Bancorp, Inc. and BFS Bancorp, MHC are generally not subject to state business organization laws.

        PERMITTED ACTIVITIES. Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Brooklyn Federal Bancorp, Inc. may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under Federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in

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which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director of the Office of Thrift Supervision. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

        The Home Owners' Loan Act prohibits a savings and loan holding company, including Brooklyn Federal Bancorp, Inc. and BFS Bancorp, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

        The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

        WAIVERS OF DIVIDENDS BY BFS BANCORP, MHC. Office of Thrift Supervision regulations require BFS Bancorp, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Brooklyn Federal Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:
(i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings

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

association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that BFS Bancorp, MHC will waive dividends paid by Brooklyn Federal Bancorp, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by BFS Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event BFS Bancorp, MHC converts to stock form.

        CONVERSION OF BFS BANCORP, MHC TO STOCK FORM. Office of Thrift Supervision regulations permit BFS Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Brooklyn Federal Bancorp, Inc. (the "New Holding Company"), BFS Bancorp, MHC's corporate existence would end, and certain depositors of Brooklyn Federal Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than BFS Bancorp, MHC ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant to an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Brooklyn Federal Bancorp, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by BFS Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event BFS Bancorp, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

FEDERAL SECURITIES LAWS

        Brooklyn Federal Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Brooklyn Federal Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Brooklyn Federal Bancorp, Inc. will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

        The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Brooklyn Federal Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Brooklyn Federal Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Brooklyn Federal Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Brooklyn Federal Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with

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those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Brooklyn Federal Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Brooklyn Federal Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                   MANAGEMENT

SHARED MANAGEMENT STRUCTURE

        The directors of Brooklyn Federal Bancorp, Inc. will be those same persons who are the directors of Brooklyn Federal Savings Bank. In addition, each executive officer of Brooklyn Federal Bancorp, Inc. will also be an executive officer of Brooklyn Federal Savings Bank. Although there are no present plans to do so, both Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Brooklyn Federal Savings Bank. These individuals may receive additional compensation for their services to Brooklyn Federal Bancorp, Inc.

DIRECTORS OF BROOKLYN FEDERAL BANCORP, INC.

        The board of directors of Brooklyn Federal Bancorp, Inc. will initially consist of six members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Caccese and Di Lorenzo. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Loconsolo and Svoboda. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Directors Gallin and Reich.

EXECUTIVE OFFICERS OF BROOKLYN FEDERAL BANCORP, INC.

        The following individuals will be the executive officers of Brooklyn Federal Bancorp, Inc. and will hold the offices set forth below opposite their names.

      NAME             AGE(1)              POSITION
--------------------- ------ ---------------------------------------------------

Angelo J. Di Lorenzo    63    President and Chief Executive Officer
Richard A. Kielty       57    Executive Vice President & Chief Financial Officer
Marc Leno               47    Vice President and Chief Lending Officer

------------------------
(1)  As of September 30, 2004.

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

        The executive officers of Brooklyn Federal Bancorp, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.

DIRECTORS OF BROOKLYN FEDERAL SAVINGS BANK

        COMPOSITION OF OUR BOARD. We have six directors. Directors of Brooklyn Federal Savings Bank will be elected annually by Brooklyn Federal Bancorp, Inc. as its sole stockholder.

        The following table states our directors' names, their ages as of September 30, 2004, and the calendar years when they began serving as directors:

             DIRECTORS                  AGE                   POSITION                       DIRECTOR SINCE
------------------------------------- ------ ----------------------------------------- -------------------------------
John A. Loconsolo                       84             Chairman of the Board                      1980
Vincent E. Caccese                      90                    Director                            1975
Angelo J. Di Lorenzo                    63         Director, President and Chief                  1976
                                                         Executive Officer
John C. Gallin                          63                    Director                            1986
Daniel O. Reich                         72                    Director                            1986
Donald E. Svoboda                       63                    Director                            1998

        THE BUSINESS BACKGROUND OF OUR DIRECTORS AND EXECUTIVE OFFICERS. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

        JOHN A. LOCONSOLO. Mr. Loconsolo is President of Locon Corp., a real estate holding company of New York City properties, President of Loconsolo, Properties, L.L.C., a real estate holding company of New Jersey properties and President of Jack Loconsolo & Co., a wholesale and retail paint, wallpaper and sundries distributor.

        VINCENT E. CACCESE. Mr. Caccese is a self employed attorney at law.

        ANGELO J. DI LORENZO. Mr. Di Lorenzo has been Chief Executive Officer and President of Brooklyn Federal Savings Bank since 1972 and a director since 1976.

        JOHN C. GALLIN. Mr. Gallin is retired. He previously was President and the majority owner of John Gallin & Son, Inc., a building contractor.

        DANIEL O. REICH. Mr. Reich is Chief Executive Officer of Reich Paper, Inc., a manufacturer and importer of paper for graphic arts applications and marketing throughout North America.

        DONALD E. SVOBODA. Mr. Svoboda is a certified public accountant and was formerly a founding partner and the Chief Financial Officer of Tishman Speyer Properties, a real estate development firm. Mr. Svoboda is currently retired.

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

        RICHARD A. KIELTY. Mr. Kielty has been employed at Brooklyn Federal Savings Bank since 1970, most recently as Chief Financial Officer. Prior to that, he was Controller of Brooklyn Federal Savings Bank.

        MARC LENO. Mr. Leno has been Chief Lending Officer at Brooklyn Federal Savings Bank since 2001. Prior to that he was a commercial mortgage lending officer at various local financial institutions.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

        Our board of directors meets on a monthly basis and may hold additional special meetings. During the year ended December 31, 2004, the board of directors of Brooklyn Federal Savings Bank held 12 regular meetings and three special meetings.

COMMITTEES OF BROOKLYN FEDERAL BANCORP, INC.

        Brooklyn Federal Bancorp, Inc. will have standing Audit, Nominating and Compensation Committees.

        The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. The Audit Committee is comprised of Directors Loconsolo, Reich, Svoboda and Gallin. This committee also will act on the recommendation by management of an independent registered public accounting firm to perform Brooklyn Federal Bancorp, Inc.'s annual audit, and will act as a liaison between the independent registered public accounting firm and the board of directors. The Audit Committee will be comprised of directors who are independent under the current Nasdaq definition. The Audit Committee has designated Director Svoboda as an "audit committee financial expert," as defined under applicable Securities and Exchange Commission regulations.

        The Nominating Committee will meet annually in order to nominate candidates for membership on the board of directors. The Nominating Committee is comprised of Directors Loconsolo, Reich and Svoboda. This committee is expected to be comprised of the Board members who are not standing for election.

        The Compensation Committee will establish Brooklyn Federal Bancorp, Inc.'s compensation policies and will review compensation matters. The Compensation Committee is comprised of Directors Svoboda, Loconsolo, Reich and Gallin. It is expected that the Compensation Committee will consist of Brooklyn Federal Bancorp, Inc.'s non-employee directors.

        The Executive Committee will be authorized to act with the same authority as the board of directors of Brooklyn Federal Bancorp, Inc. between meetings of the Board. The Executive Committee is comprised of Directors Caccese, Loconsolo, Reich, Gallin and Di Lorenzo.

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CORPORATE GOVERNANCE POLICIES AND PROCEDURES

        In addition to establishing committees of the board of directors, Brooklyn Federal Bancorp, Inc. will adopt several policies to govern the activities of both Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to cover such matters as the following:

        o       the duties and responsibilities of each director;

        o the composition, responsibilities and operation of the board of directors;

        o the establishment and operation of board committees, including audit, nominating and compensation committees;

        o       succession planning;

        o       convening executive sessions of independent directors;

        o the board of directors' interaction with management and third parties; and

        o the evaluation of the performance of the board of directors and the chief executive officer.

        The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

DIRECTOR COMPENSATION

        DIRECTOR FEES. Brooklyn Federal Savings Bank pays each non-employee director a monthly fee of $2,000, a board attendance fee of $525 and a committee attendance fee of $700 for each committee meeting attended. Brooklyn Federal Bancorp, Inc. will pay a quarterly fee of $5,000 to each non-employee director.

EXECUTIVE OFFICER COMPENSATION

        SUMMARY COMPENSATION TABLE. The following table sets forth for the fiscal year ended September 30, 2004, certain information as to the total remuneration paid by Brooklyn Federal Savings Bank to its Chief Executive Officer, as well as to the other executive officer of Brooklyn Federal Savings Bank who received salary and bonus in excess of $100,000.

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

                                                                    ANNUAL COMPENSATION(1)
                                                 ------------------------------------------------------------
                                                                             OTHER ANNUAL
                                                                             COMPENSATION          LTIP             ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR       SALARY($)     BONUS($)       ($)(2)           PAYOUTS         COMPENSATION (3)
-------------------------------------  --------  ------------ -------------  ----------------  --------------  ---------------------
Angelo J. Di Lorenzo, President
    and Chief Executive Officer......    2004    $   278,000   $   60,000         --                 --            $     25,000
Richard A. Kielty, Executive Vice
    President and Chief Financial
    Officer..........................    2004    $   143,000   $   25,000         --                 --            $     14,000
Marc Leno, Vice President
    and Chief Lending Officer........    2004    $   121,000   $   20,000         --                 --            $     39,324

----------------------------------------
(1) Summary compensation information is excluded for the fiscal years ended September 30, 2003 and September 30, 2002, as Brooklyn Federal Savings Bank was not a public company during those periods.
(2) Does not include the aggregate amount of perquisites or other benefits, which was less than 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.
(3) Includes employer contributions under the Brooklyn Federal pension plan and reimbursement for unused sick leave. In addition, Mr. Leno has an incentive plan related to mortgage loan originations.


BENEFIT PLANS

        EMPLOYMENT AGREEMENTS. Brooklyn Federal Savings Bank plans to enter into similar employment agreements with each of Messrs. Di Lorenzo and Kielty. Brooklyn Federal Bancorp, Inc. will be a signatory to each of the agreements for the sole purpose of guaranteeing payments thereunder. Each of these agreements will have an initial term of up to three years. Commencing on the date of consummation of the reorganization and continuing on such date each year thereafter, the agreements for Messrs. Di Lorenzo and Kielty will be renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreements. Under the agreements, the initial base salaries for Messrs. Di Lorenzo and Kielty are expected to be $300,000 and $153,700, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. The executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

        Certain events resulting in the executive's termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, or if executive is involuntarily terminated in connection with or following a change in control, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his executive position, (ii) a significant change in the nature or scope of the executive's authority, (iii) the liquidation or dissolution of Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc. that would affect the status of the executive, or (iv) a material breach of the employment agreement by Brooklyn Federal Savings Bank, then the executive would be entitled to a severance payment under the agreement equal to three times the sum of the executive's base salary and the highest rate of bonus awarded to the executive during the prior three years, payable, at the executive's election, either in a lump sum or in bi-weekly installments during the remaining term of the agreement. In addition, the executive would be entitled, at no expense to the executive, to the continuation of substantially comparable life, medical, dental and disability coverage for 36 months following the date of termination. In the event of the executive's involuntary termination following a change in

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control, the executive will also vest in any outstanding stock options or shares of restricted stock of Brooklyn Federal Bancorp, Inc. that have been awarded to him. The executive will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf under each of Brooklyn Federal Savings Bank's 401(k) plan, money purchase pension plan, and employee stock ownership plan or other defined contribution plans as if the executive had continued working for the 36-month period following his termination of employment. In the event that their employment has terminated for a reason entitling them to severance payments, Messrs. Di Lorenzo and Kielty would receive an aggregate severance payment of approximately $1.2 million and $609,000, respectively, pursuant to their employment agreements based upon current levels of compensation. In the event payments to the executive include an "excess parachute payment" as defined in
Section 280G of the Internal Revenue Code, payments under the employment agreements with Brooklyn Federal Savings Bank would be reduced in order to avoid this result.

        Under each employment agreement, if an executive becomes disabled or incapacitated to the extent the executive is unable to perform his duties for a period of 6 consecutive months, Brooklyn Federal Savings Bank shall continue to pay his salary for the longer of one year, or the remaining term of the agreement, reduced by payments to the executive under any applicable disability program. In the event of executive's death, his estate or beneficiaries will be paid executive's base salary for one year from executive's death, and will receive continued medical, dental, family and other benefits for one year. Upon retirement at age 65 or such later date determined by the Board, executive will receive only those benefits to which he is entitled under any retirement plan of Brooklyn Federal Savings Bank to which he is a party.

        Upon termination of the executive's employment other than in connection with a change in control, the executive agrees not to compete with Brooklyn Federal Savings Bank for a period of one year following termination of employment within 25 miles of any existing branch of Brooklyn Federal Savings Bank or any subsidiary of Brooklyn Federal Bancorp, Inc., or within 25 miles of any office for which Brooklyn Federal Savings Bank, or a subsidiary has filed an application for regulatory approval to establish an office.

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. In April 1999, Brooklyn Federal Savings Bank established a non-qualified supplemental executive retirement plan for Mr. Di Lorenzo, its president and chief executive and Mr. Kielty, its chief financial officer. The supplemental executive retirement plan provides Mr. Di Lorenzo and Mr. Kielty with annual retirement benefits of $50,000 and $30,000, respectively, payable in equal monthly installments for 15 years upon the executive reaching the age of 62 as an employee of Brooklyn Federal Savings Bank. Benefits under the supplemental executive retirement plan commence on the first day of the month following retirement from Brooklyn Federal Savings Bank. In the event of death of Mr. Di Lorenzo or Kielty while employed by Brooklyn Federal Savings Bank, a lump sum payment will be paid to the executive's designated beneficiary equal to the sum of the present value of 15 annual payments of $50,000 or $30,000, respectively. In the event of a change in control (as defined in the supplemental executive retirement plan), at any time with respect to Brooklyn Federal Savings Bank, the executive (or the deceased executive's beneficiary, as the case may be) shall receive a lump sum payment equal to the lesser of (i) the present value of 15 annual payments of $30,000 ($50,000 in the case of Mr. Di Lorenzo), or (ii) the present value of

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

all outstanding payments due under the plan. No amounts are due under the plan if an executive is terminated for cause, or if an executive voluntarily resigns prior to reaching retirement at age 62.

        Brooklyn Federal Savings Bank has approved an increase in the supplemental retirement benefit to be provided to Mr. Di Lorenzo and Mr. Kielty following their retirement on or after age 65. The increased benefit is intended to provide each executive with annual income in the form of a life annuity with payments guaranteed for 20 years equal to 60% of the executive's highest average annual base salary and bonus (over the consecutive 36-month period immediately prior to retirement) reduced by the sum of the annuitized value of the benefits provided under (i) the existing money purchase pension plan, (ii) the employer contribution to the Brooklyn Federal Savings Bank 401(k) plan, if any, and (iii) that portion of the executive's social security benefits attributable to employer contributions. The increased supplemental retirement plan benefit will be provided through a separate plan document. Brooklyn Federal Savings Bank intends to purchase single premium life insurance policies on the lives of the two executives in a face amount of up to $5.0 million in order to informally fund the benefit promised under the supplemental retirement plan and to provide cost recovery upon each executive's death. Brooklyn Federal Savings Bank will be the owner and beneficiary of the life insurance policies.

        The supplemental executive retirement plans are considered unfunded plans for tax and ERISA purposes. All obligations owing under the plans are payable from the general assets of Brooklyn Federal Savings Bank, and are subject to the claims of Brooklyn Federal Savings Bank's creditors. During the year ended September 30, 2004, the expense of the initial supplemental executive retirement plan to Brooklyn Federal Savings Bank was approximately $20,000.

FUTURE STOCK BENEFIT PLANS

        EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. The board of directors of Brooklyn Federal Savings Bank adopted the employee stock ownership plan on December 8, 2004, and the board of directors of Brooklyn Federal Bancorp, Inc. will, at the completion of the reorganization and offering, ratify the action to make the employee stock ownership loan. Employees who are at least 21 years old with at least two years of service during which the employee has completed at least 1,000 hours of service with Brooklyn Federal Savings Bank will be eligible to participate. As part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from Brooklyn Federal Bancorp, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock issued in the offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Brooklyn Federal Savings Bank discretionary contributions to the employee stock ownership plan over a period of up to 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

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

        Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Participants will be 100% vested in benefits under the plan upon completion of two years of credited service, with credit given to participants for years of credited service with Brooklyn Federal Savings Bank's mutual predecessor prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Brooklyn Federal Savings Bank's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances.

        STOCK OPTION PLAN. We may implement a stock option plan for our directors, officers and employees of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank after the reorganization. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. If the stock option plan is implemented within the first 12 months after the reorganization, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of Brooklyn Federal Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by BFS Bancorp, MHC), unless another vote requirement is permitted or required by the Office of Thrift Supervision. Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the stock option plan, in an aggregate amount up to 25% of the common stock held by persons other than BFS Bancorp, MHC.

        We expect that the stock option plan would authorize a committee of non-employee directors, or the full board, to grant options to purchase up to 4.90% of the outstanding shares of Brooklyn Federal Bancorp, Inc. common stock issued in the reorganization and offering (including shares of common stock issued to BFS Bancorp, MHC), although, subject to any required approval of the Office of Thrift Supervision, we may decide to adopt a stock option plan providing for greater or fewer stock option grants, if adopted after one year from the date of completion of the reorganization. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, current regulations will require that:

        o non-employee directors in the aggregate may not receive more than 30% of the options authorized under the plan;

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

        o any one non-employee director may not receive more than 5% of the options authorized under the plan;

        o any officer or employee may not receive more than 25% of the options authorized under the plan;

        o the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

        o accelerated vesting is not permitted except for death, disability or upon a change in control of Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc.

        Brooklyn Federal Bancorp, Inc. may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair value of the options on the original grant date.

        RECOGNITION AND RETENTION PLAN. We may implement a recognition and retention plan for the directors, officers and employees of Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. after the reorganization. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization. If the recognition plan is implemented within the first 12 months after the reorganization, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of Brooklyn Federal Bancorp, Inc. (excluding votes eligible to be cast by BFS Bancorp, MHC), unless another vote requirement is permitted or required by the Office of Thrift Supervision. Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than BFS Bancorp, MHC. It is expected that, if adopted within one year from the date of completion of the reorganization, the initial recognition and retention plan would authorize awards of our common stock in an aggregate amount equal to 1.96% of the outstanding shares of Brooklyn Federal Bancorp, Inc. common stock in the reorganization and offering (including shares of common stock issued to BFS Bancorp, MHC), and would be subject to such other limitations as may be imposed by the Office of Thrift Supervision. The recognition and retention plan may authorize awards of a greater number of shares of common stock, subject to any required approval of the Office of Thrift Supervision, if it is adopted after one year from the date of the completion of the reorganization.

        The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the reorganization, current regulations will require that:

        o all non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

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

        o no non-employee director may receive more than 5% of the shares authorized under the plan;

        o no officer or employee may receive more than 25% of the shares authorized under the plan;

        o the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

        o accelerated vesting is not permitted except for death, disability or upon a change of control of Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc.

        Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for Federal income tax purposes. We will be allowed a Federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

        MONEY PURCHASE PENSION PLAN. On November 1, 1984, Brooklyn Federal Savings Bank established the tax-qualified Brooklyn Federal Savings Bank Money Purchase Pension Plan for the benefit of its employees who are at least 21 years of age, and who have two years of employment with Brooklyn Federal Savings Bank in which the employee has completed at least 1,000 hours of service. Participants are 100% vested in their accounts upon entering the plan. Brooklyn Federal Savings Bank will make contributions each year under the plan in an amount equal to 5.4% of each participant's total taxable compensation, up to a maximum limit of $210,000 in 2005 (as indexed), plus 5.4% of such compensation in excess of 80% of the Social Security Taxable Wage Base plus $1.00. Amounts contributed to the plan are not taxable to participants until such amounts are withdrawn from the plan. Participants will be entitled to receive a benefit under the plan if they have an account balance in the plan upon termination of employment due to normal or early retirement, death, disability or other separation from service. Participants who are married when benefits begin will generally receive payments in the form of a joint and 50% survivor's annuity, and unmarried participants will generally receive benefits in the form of a life annuity, unless an alternative form of payment is elected by the participant. In the event a participant dies while employed by Brooklyn Federal Savings Bank, 100% of the participant's account balance will be used to provide such participant's beneficiary with a death benefit. For a married participant, the participant's spouse will be the beneficiary of at least 50% of the death benefit, unless the participant's spouse consents in writing to an alternative beneficiary designation. Benefits upon a participant's death are generally paid in the form of an annuity, unless an alternative distribution form is timely selected by the participant.

        SPLIT DOLLAR DEATH BENEFITS. In November 1994, Brooklyn Federal Savings Bank adopted collateral assignment Split Dollar Plan Agreements with Messrs. Di Lorenzo, Kielty, Lazar, and Ms. Alberici. Under these Split Dollar Plan Agreements, the bank officer owns the life insurance policy on his or her life and Brooklyn Federal Savings Bank pays the premiums with an assignment by the bank officer to Brooklyn Federal Savings Bank of the policy proceeds payable at death sufficient to repay all of the premium payments that Brooklyn Federal Savings Bank has made on behalf of the bank officer. At September 30, 2004, the aggregate net premiums paid by Brooklyn Federal Savings Bank for the policies of Messrs. Di Lorenzo, Kielty, Lazar and Ms. Alberici were $697,621, $320,423, $84,157 and $85,463, respectively. Upon the death of the bank officer, Brooklyn Federal Savings Bank will recover from the death benefit under the policy an amount sufficient to cover its net premium outlay. Any residual death benefits amounts shall be paid to the beneficiary(ies) designated by the bank officer. If the policy is cancelled for any reason during the lifetime of a bank officer, only the portion of the cash surrender value equal to Brooklyn Federal Savings Bank's net premium outlay shall be repaid to Brooklyn Federal Savings Bank, and any excess shall be paid to the bank officer.

        The Sarbanes-Oxley Act of 2002 generally prohibits a direct or indirect extension of credit from a publicly traded company or its subsidiary to any of its directors or executive officers, but it contains a specific exemption from such prohibition for loans made by a financial institution to its executive officers and directors that are in compliance with federal banking regulations. The Sarbanes-Oxley Act provides that an extension of credit maintained on the date of enactment of the Sarbanes-Oxley Act will be "grandfathered" and will not be subject to Section 402, so long as there is no material modification to any term of any such extension of credit. The ongoing payment of premiums by Brooklyn Federal Savings Bank, which are repaid to Brooklyn Federal Savings Bank from the proceeds of the policy on the death of the executive as set forth in the policy, may be considered a loan for purposes of the Sarbanes-Oxley Act. However, the Split Dollar Plan Agreements do not permit Brooklyn Federal Savings Bank to unilaterally discontinue the payment of premiums on the policies. On the basis of these facts, Brooklyn Federal Bancorp, Inc. believes that to the extent that the split dollar arrangements may be considered loans, the arrangements are grandfathered under the Sarbanes-Oxley Act and are not prohibited.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

        In the ordinary course of business, Brooklyn Federal Savings Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

        Set forth below is certain information as to loans made by Brooklyn Federal Savings Bank to certain of its directors and executive officers, or their affiliates, pursuant to the loan program disclosed above, whose aggregate indebtedness to Brooklyn Federal Savings Bank exceeded $60,000 at any time since October 1, 2003. Unless otherwise indicated, all of the loans are secured loans and all loans designated as residential loans are secured by the borrower's principal place of residence.

                                                                                 HIGHEST
                                                                                 BALANCE
                                                                                  SINCE       BALANCE ON
                                                                    ORIGINAL    OCTOBER 1,     SEPTEMBER     INTEREST
  NAME OF INDIVIDUAL        LOAN TYPE         DATE ORIGINATED     LOAN AMOUNT      2003        30, 2004        RATE
----------------------   ---------------    -------------------  ------------- ------------  ------------  ------------
Richard A. Kielty         Single-Family      February 21, 2003     $ 143,863     $ 140,600     $ 133,824       5.0%

Marc Leno                 Single-Family      November 14, 2002     $ 140,000     $ 131,749     $ 120,257       5.0%

PARTICIPATION BY MANAGEMENT IN THE OFFERING

        The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Brooklyn Federal Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization and offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $900,000 of common stock, equal to 3.5%, 3.0%, 2.6% and 2.3% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

                                                         AGGREGATE
                                                          PURCHASE         NUMBER OF        PERCENT AT
NAME                                                      PRICE(1)         SHARES(1)         MIDPOINT
---------------------------------------------------    -------------    ---------------   -------------
Angelo J. Di Lorenzo.............................      $     100,000            10,000         0.33%
John A. Loconsolo................................            100,000            10,000         0.33
Vincent E. Caccese...............................             25,000             2,500         0.08
John C. Gallin...................................            100,000            10,000         0.33
Daniel O. Reich..................................            150,000            15,000         0.50
Donald E. Svoboda................................             25,000             2,500         0.08
Marilyn Alberici.................................             50,000             5,000         0.17
Salvatore Gargaro................................             30,000             3,000         0.10
Richard A. Kielty................................             50,000             5,000         0.08
Michael R. Lazar.................................            120,000            12,000         0.40
Marc Leno........................................            150,000            15,000         0.50
                                                       -------------    ---------------   -------------

All directors and executive officers as a group..      $     900,000            90,000         3.00%
                                                       =============    ===============   =============

-------------------------------------
(1) Includes purchases by the individual's spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who or entity which would be considered an associate of the named individuals under the Plan of Reorganization.

                    THE REORGANIZATION AND THE STOCK OFFERING

        The board of directors OF BROOKLYN FEDERAL SAVINGS BANK AND THE OFFICE OF THRIFT SUPERVISION HAVE APPROVED THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OFFICE OF THRIFT SUPERVISION IN ITS APPROVAL. OFFICE OF THRIFT SUPERVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

        On November 9, 2004, the board of directors unanimously adopted the plan (which was subsequently amended), pursuant to which we will reorganize from a federally chartered mutual savings association into a two-tier federal mutual holding company structure. The plan has been approved by the Office of Thrift Supervision subject to, among other things, approval of the plan by our members as of the voting record date. A special meeting of members has been called for this purpose, to be held on March 30, 2005. The reorganization will be completed as follows, or in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan and applicable laws and regulations:

        (i) Brooklyn Federal Savings Bank will organize an interim stock association as a wholly-owned subsidiary ("Interim One");

        (ii) Interim One will organize an interim stock association as a wholly-owned subsidiary ("Interim Two");

        (iii) Interim One will organize Brooklyn Federal Bancorp, Inc. as a wholly-owned subsidiary;

        (iv) Brooklyn Federal Savings Bank will amend its charter to be in the form of a federal stock savings association charter, at which time it will become a stock savings association (the "Stock Bank"), and Interim One will exchange its charter for a federal mutual holding company charter to become BFS Bancorp, MHC;

        (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

        (vi) all of the stock constructively issued by the Stock Bank will be transferred to BFS Bancorp, MHC in exchange for membership interests in BFS Bancorp, MHC; and

        (vii) BFS Bancorp, MHC will contribute the Stock Bank's stock to Brooklyn Federal Bancorp, Inc., and the Stock Bank will become a wholly owned subsidiary of Brooklyn Federal Bancorp, Inc.

        Concurrently with the reorganization, Brooklyn Federal Bancorp, Inc. will offer for sale up to 30% of its common stock representing up to 30% of the pro forma market value of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank.

        We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Brooklyn Federal Savings Bank's business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

        The following is a summary of the material aspects of the plan, the subscription offering, and the community offering. The plan should be consulted for a more detailed description of its terms.

REASONS FOR THE REORGANIZATION

        The primary purpose of the reorganization is to establish a holding company and to convert Brooklyn Federal Savings Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings associations. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of BFS Bancorp, MHC to stock form. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock association and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

        The board of directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than BFS Bancorp, MHC to own a majority of the common stock of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank. A majority of our voting stock will be owned by BFS Bancorp, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. BFS Bancorp, MHC will be able to elect all the members of Brooklyn Federal Bancorp, Inc.'s board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that BFS Bancorp, MHC will not take action adverse to the interests of stockholders, other than the mutual holding company. For example, BFS Bancorp, MHC could prevent the sale of control of Brooklyn Federal Bancorp, Inc., or defeat a candidate for the board of directors of Brooklyn Federal Bancorp, Inc. or other proposals put forth by stockholders.

        The reorganization does not preclude the conversion of BFS Bancorp, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, BFS Bancorp, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See "Risk Factors" and "Summary--Possible Conversion of BFS Bancorp, MHC to Stock Form."

EFFECTS OF THE REORGANIZATION AND OFFERING ON DEPOSITORS AND BORROWERS OF BROOKLYN FEDERAL SAVINGS BANK

        CONTINUITY. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

        LIQUIDATION RIGHTS. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Brooklyn Federal Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to BFS Bancorp, MHC so long as they continue to hold deposit accounts with Brooklyn Federal Savings Bank. In addition, all persons who become depositors of Brooklyn Federal Savings Bank subsequent to the reorganization will have such liquidation rights with respect to BFS Bancorp, MHC.

        DEPOSIT ACCOUNTS AND LOANS. Under the plan, each depositor of Brooklyn Federal Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Brooklyn Federal Savings Bank will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in Brooklyn Federal Savings Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

        VOTING RIGHTS. Following the completion of the reorganization and offering, deposit account holders and borrowers of Brooklyn Federal Savings Bank will no longer have voting rights in Brooklyn Federal Savings Bank, but will have voting rights in BFS Bancorp, MHC. Following the completion of the reorganization and offering, voting rights in Brooklyn Federal Bancorp, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Brooklyn Federal Bancorp, Inc. stockholders. Although Brooklyn Federal Bancorp, Inc. will have the power to issue shares of capital stock to persons other than BFS Bancorp, MHC, as long as BFS Bancorp, MHC is in existence, BFS Bancorp, MHC will be required to own a majority of the voting stock of Brooklyn Federal Bancorp, Inc., and consequently will be able to control the outcome of matters put to a vote of stockholders. Brooklyn Federal Bancorp, Inc. may issue any amount of non-voting stock to persons other than BFS Bancorp, MHC, and Brooklyn Federal Bancorp, Inc. must own 100% of the voting stock of Brooklyn Federal Savings Bank.

TAX EFFECTS OF THE REORGANIZATION

        We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to tax matters that are material to the reorganization. The opinion is based, among other things, on factual representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the reorganization. Luse Gorman Pomerenk & Schick, P.C.'s opinion provides as follows:

        1. The conversion of Brooklyn Federal Savings Bank's charter from a mutual savings association charter to a stock association charter will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code"), and no gain or loss will be recognized by Brooklyn Federal Savings Bank in either its mutual form (the "Mutual Bank") or stock form (the "Stock Bank") as a result.

        2. Stock Bank's holding period in the assets received from the Mutual Bank will include the period during which such assets were held by the Mutual Bank.

        3. The Stock Bank's basis in its assets will be the same as the basis of such assets in the hands of the Mutual Bank immediately prior to the reorganization.

        4. Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests.

        5. The Stock Bank will succeed to and take into account the Mutual Bank's earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

        6. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank's tax year will not end merely as a result of the conversion of the Mutual Bank to stock form and Stock Bank will not be required to obtain a new employee identification number.

        7. No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to BFS Bancorp, MHC, in exchange for their deposit accounts in Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

        8. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Brooklyn Federal Bancorp, Inc. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

        9. The basis of the deposit accounts in Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in the BFS Bancorp, MHC to be received by the eligible account holders and supplemental eligible account holders of Mutual Bank will be zero.

        10. The exchange of Stock Bank common stock constructively received by eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in BFS Bancorp, MHC will constitute a tax-free exchange of property solely for "stock."

        11. Eligible account holders, supplemental eligible account holders and other members will recognize no gain or loss upon the transfer of Stock Bank common stock (which they constructively received in the conversion of the Mutual Bank to stock form) to BFS Bancorp, MHC solely in exchange for membership interests in BFS Bancorp, MHC.

        12. Eligible account holders, supplemental eligible account holders and other members' basis in the BFS Bancorp, MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange for such interests.

        13. BFS Bancorp, MHC will recognize no gain or loss upon receipt of property from eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in BFS Bancorp, MHC.

        14. BFS Bancorp, MHC's basis in the property received from eligible account holders, supplemental eligible account holders and other members (which basis is -0-) will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other members.

        15. BFS Bancorp, MHC's holding period for the property received from eligible account holders, supplemental account holders and other members will include the period during which such property was held by such persons.

        16. BFS Bancorp, MHC and the persons who purchased common stock of Brooklyn Federal Bancorp, Inc. in the subscription and community offering ("minority stockholders") will recognize no gain or loss upon the transfer of Stock Bank common stock and cash, respectively, to Brooklyn Federal Bancorp, Inc. in exchange for common stock in Brooklyn Federal Bancorp, Inc.

        17. Brooklyn Federal Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank common stock and cash in exchange for Brooklyn Federal Bancorp, Inc. common stock.

        18. BFS Bancorp, MHC's basis in the Brooklyn Federal Bancorp, Inc. common stock will be the same as its basis in the Stock Bank common stock exchanged for such stock.

        19. BFS Bancorp, MHC's holding period in the Brooklyn Federal Bancorp, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

        20. Brooklyn Federal Bancorp, Inc.'s basis in the Stock Bank stock received from BFS Bancorp, MHC will be the same as the basis of such property in the hands of BFS Bancorp, MHC.

        21. Brooklyn Federal Bancorp, Inc.'s holding period for the Stock Bank common stock received from BFS Bancorp, MHC will include the period during which such property was held by BFS Bancorp, MHC.

        22. It is more likely than not that the basis of the Brooklyn Federal Bancorp, Inc. common stock to its minority stockholders will be the purchase price thereof. The holding period of the Brooklyn Federal Bancorp, Inc. common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

        The opinion addresses all material Federal income tax consequences of the reorganization. The tax opinion as to items 8 and 22 above is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. The Federal and state tax opinions, respectively, referred to in this prospectus are filed as exhibits to the registration statement. See "Where You Can Find More Information."

        The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described in this prospectus.

        We also have received an opinion from KPMG LLP that the New York State income tax consequences of the proposed transaction are consistent with the Federal income tax consequences.

OFFERING OF COMMON STOCK

        Under the plan of reorganization, up to 3,967,500 shares of Brooklyn Federal Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

        SUBSCRIPTION OFFERING. The subscription offering will expire at 12:00 noon, New York time, on March 14, 2005, unless otherwise extended by Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on April 28, 2005, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by April 28, 2005, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Brooklyn Federal Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Brooklyn Federal Savings Bank's notice, the funds submitted will be refunded to the subscriber with interest at Brooklyn Federal Savings Bank's current passbook savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Brooklyn Federal Savings Bank's current passbook savings rate, and all withdrawal authorizations will be terminated.

        SUBSCRIPTION RIGHTS. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

        CATEGORY 1: ELIGIBLE ACCOUNT HOLDERS. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Brooklyn Federal Savings Bank, as of the close of business on September 30, 2003 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

        (i)     $100,000 of common stock;

        (ii)    one-tenth of one percent of the total offering of common stock;
                or

        (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $255.2 million.

        If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the


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proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Brooklyn Federal Savings Bank in the one-year period preceding September 30, 2003 are subordinated to the subscription rights of other eligible account holders.

        CATEGORY 2: TAX-QUALIFIED EMPLOYEE PLANS. The plan of reorganization provides that tax-qualified employee plans of Brooklyn Federal Savings Bank, such as the employee stock ownership plan, will receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering. If the employee stock ownership plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from Brooklyn Federal Bancorp, Inc.

        CATEGORY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on December 31, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of:

        (i)     $100,000 of common stock;

        (ii)    one-tenth of one percent of the total offering of common stock;
                or

        (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $255.5 million.

        If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of


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shares for which the person has actually subscribed, whichever is less.
Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

        CATEGORY 4: OTHER MEMBERS. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Brooklyn Federal Savings Bank who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on January 31, 2005, will receive nontransferable subscription rights to purchase $100,000 of common stock.

        If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member's orders.

        Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

        COMMUNITY OFFERING. Any shares of common stock which have not been purchased in the subscription offering will be offered by Brooklyn Federal Bancorp, Inc. in a community offering to members of the general public to whom Brooklyn Federal Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in the New York counties of Kings, Nassau, and Suffolk. Subject to the maximum purchase limitations, these persons may purchase up to $100,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than April 28, 2005, unless extended by Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank. Subject to any required regulatory approvals, Brooklyn Federal Bancorp, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Brooklyn Federal Bancorp, Inc. and


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Brooklyn Federal Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

        If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in the New York counties of Kings, Nassau, and Suffolk whose order is accepted by Brooklyn Federal Savings Bank and, thereafter, to the extent any shares remain available, to cover orders of other members of the general public. In the event orders for common stock in each of these categories exceed the number of shares available for sale within such category, orders shall first be filled so that each person may receive 1,000 shares, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

        SYNDICATED COMMUNITY OFFERING. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O'Neill & Partners, L.P. may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O'Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See "--Community Offering" above for a discussion of rights of subscribers in the event an extension is granted.

        THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SYNDICATED COMMUNITY OFFERING IS SUBJECT TO OUR RIGHT TO REJECT ORDERS, IN WHOLE OR PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING. IF YOUR ORDER IS REJECTED IN PART, YOU WILL NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF YOUR ORDER.

        The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $100,000 or 10,000 shares of common stock.

        LIMITATIONS ON PURCHASE OF SHARES. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

        A. The aggregate amount of outstanding common stock of Brooklyn Federal Bancorp, Inc. owned or controlled by persons other than BFS Bancorp, MHC at the close of the reorganization and offering shall be less than 50% of Brooklyn Federal Bancorp, Inc.'s total outstanding common stock.


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        B.      The maximum purchase of common stock in the subscription
                offering by a person or group of persons through a single deposit account is $100,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $150,000 of the common stock offered in the offering, except that: (i) Brooklyn Federal Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

        C. The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Brooklyn Federal Bancorp, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Brooklyn Federal Bancorp, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Brooklyn Federal Bancorp, Inc., or Brooklyn Federal Savings Bank that are attributable to such person shall not be counted.

        D. The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Brooklyn Federal Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of Brooklyn Federal Bancorp, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Brooklyn Federal Bancorp, Inc., or Brooklyn Federal Savings Bank that are attributable to such person shall not be counted.

        E. The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Brooklyn Federal Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Brooklyn Federal Bancorp, Inc., at the conclusion of the offering.

        F. The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Brooklyn Federal Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by


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                such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of Brooklyn Federal Bancorp, Inc., at the conclusion of the offering

        G. The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Brooklyn Federal Bancorp, Inc., by all stock benefit plans of Brooklyn Federal Bancorp, Inc., or Brooklyn Federal Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Brooklyn Federal Bancorp, Inc., held by persons other than the BFS Bancorp, MHC.

        H. The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Brooklyn Federal Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 29% of the outstanding shares of common stock held by persons other than the BFS Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

        I. The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Brooklyn Federal Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 29% of the stockholders' equity of Brooklyn Federal Bancorp, Inc., held by persons other than the BFS Bancorp, MHC at the conclusion of the offering.

        J. Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any Federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc. ("NASD"), particularly those regarding free riding and withholding. Brooklyn Federal Bancorp, Inc., and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

        K. The board of directors of Brooklyn Federal Bancorp, Inc., has the right in its sole discretion to reject any order submitted by a person whose representations the board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

        L. A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common


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                stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

        For purposes of the plan of reorganization, the members of the board of directors are not deemed to be acting in concert solely by reason of their board membership. The term "associate" is used above to indicate any of the following relationships with a person:

        o any corporation or organization, other than BFS Bancorp, MHC, Brooklyn Federal Bancorp, Inc. or Brooklyn Federal Savings Bank or a majority-owned subsidiary of Brooklyn Federal Bancorp, Inc. or Brooklyn Federal Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

        o any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505 a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

        o any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of BFS Bancorp, MHC, Brooklyn Federal Bancorp, Inc. or Brooklyn Federal Savings Bank or a subsidiary thereof; and

        o any person acting in concert with the persons or entities specified above.

        As used above, the term "acting in concert" means:

        o knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

        o a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

        o a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.


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        Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

        The boards of directors of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank may, in their sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation up to 5.0% of the shares being offered in the offering or decrease it to 0.10% of the shares offered in the offering. Requests to purchase shares of Brooklyn Federal Bancorp, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank, with the approval of the Office of Thrift Supervision and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

        Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc. and except as described below. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain reporting requirements upon purchase of these securities.

RESTRICTIONS ON TRANSFERABILITY OF SUBSCRIPTION RIGHTS

        Subscription rights are nontransferable. Brooklyn Federal Savings Bank may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. BROOKLYN FEDERAL SAVINGS BANK AND BROOKLYN FEDERAL BANCORP, INC. WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF THESE RIGHTS. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc.


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PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON STOCK

        To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O'Neill & Partners, L. P. is obligated to deliver a prospectus and an order form by any means other than the United States Postal Service.

        To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts, or in the case of other members who are borrowers only, loans held at Brooklyn Federal Savings Bank, on the order form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date.

        Full payment by check, money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original order form. WE ARE NOT OBLIGATED TO ACCEPT AN ORDER SUBMITTED ON PHOTOCOPIED OR TELECOPIED ORDER FORMS. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE ORDER FORM.

        If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

PLAN OF DISTRIBUTION AND MARKETING ARRANGEMENTS

        Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our stock information center and Sandler O'Neill & Partners, L.P. All prospective purchasers are to send payment directly to Brooklyn Federal Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

        We have engaged Sandler O'Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O'Neill & Partners, L.P. will assist us in the offering as follows:

        o consulting as to the securities marketing implications of any aspect of the plan of reorganization and stock issuance or related corporate documents;

        o reviewing with our board of directors the financial and securities marketing implications of the independent appraiser's appraisal of the common stock;


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        o       reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

        o assisting in the design and implementation of a marketing strategy for the offering;

        o assisting us in preparing for meetings with potential investors and broker-dealers; and

        o providing such other general advice and assistance regarding financial and marketing aspects of the offering.

        For these services, Sandler O'Neill & Partners, L.P. will receive a fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and community offerings (or 1.0% if the aggregate dollar amount is greater than $40.0 million), excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. If there is a syndicated community offering, Sandler O'Neill & Partners, L.P. will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering and other broker dealers will receive compensation for shares sold by them. The fee to be paid to other broker dealers in connection with shares sold by them in the syndicated community offering will be determined at the time of the syndicated community offering and will be in accordance with market and competitive practices at that time. The total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated community offering shall not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

        We also will reimburse Sandler O'Neill & Partners, L.P. for its reasonable expenses associated with its marketing effort (including legal fees), up to a maximum of $50,000. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

        Sandler O'Neill & Partners, L.P. will also perform proxy solicitation services, conversion agent services and records management services for Brooklyn Federal Savings Bank in the reorganization and offering. For these services, Sandler O'Neill & Partners, L.P. will receive a fee of $12,000 and reimbursement for its reasonable out of pocket expenses.

        Sandler O'Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O'Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.


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        Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Sandler O'Neill & Partners, L.P. will solicit orders and conduct sales of the common stock of Brooklyn Federal Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

HOW WE DETERMINED STOCK PRICING AND THE NUMBER OF SHARES TO BE ISSUED

        The plan of reorganization and Federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial, LC. will receive a fee of $35,000. In addition, FinPro, Inc. will receive a fee of $28,000 for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against certain losses (including any losses in connection with claims under the Federal securities laws) arising out of its services as appraiser, except where RP Financial, LC.'s liability results from its negligence or bad faith.

        The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in the prospectus, including the financial statements. RP Financial, LC. also considered the following factors, among others:

        o the present and projected operating results and financial condition of Brooklyn Federal Savings Bank and the economic and demographic conditions in our existing market area;

        o historical, financial and other information relating to Brooklyn Federal Savings Bank;

        o a comparative evaluation of the operating and financial statistics of Brooklyn Federal Savings Bank with those of other publicly traded subsidiaries of holding companies;

        o       the aggregate size of the offering;

        o the impact of the reorganization and offering on our stockholders' equity and earnings potential;

        o       the proposed dividend policy of Brooklyn Federal Bancorp, Inc.;
                and

        o the trading market for securities of comparable institutions and general conditions in the market for such securities.


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        On the basis of the foregoing, RP Financial, LC. advised us that as of
December 3, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $85.0 million to a maximum of $115.0 million, with a midpoint of $100.0 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 30% of the shares issued should be held by purchasers in the offering and 70% should be held by BFS Bancorp, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Brooklyn Federal Bancorp, Inc. will issue will range from 8,500,000 shares to 11,500,000 shares, with a midpoint of 10,000,000 shares, and the number of shares sold in the offering will range from 2,550,000 shares to 3,450,000 shares, with a midpoint of 3,000,000 shares.

        The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended September 30, 2004, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

        Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $132,250,000 and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 13,225,000 shares. Under such circumstances the number of shares sold in the offering will be increased to 3,967,500 shares and the number of shares held by BFS Bancorp, MHC will be increased to 9,257,500 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "Offering of Common Stock-Limitations On Purchase of Shares" as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by Brooklyn Federal Savings Bank, nor did RP Financial, LC. value independently the assets or liabilities of Brooklyn Federal Savings Bank. The independent valuation considers Brooklyn Federal Savings Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.


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        The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $132,250,000 or a decrease in the pro forma market value to less than $85.0 million, then Brooklyn Federal Bancorp, Inc., after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision in order to complete the reorganization and offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or March 30, 2007.

        An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Brooklyn Federal Bancorp, Inc.'s pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and Brooklyn Federal Bancorp, Inc.'s pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

        Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Brooklyn Federal Savings Bank and the other locations specified under "Where You Can Find More Information."

        No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to Brooklyn Federal Savings Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Brooklyn Federal Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision's approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision; or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.


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PROCEDURE FOR PURCHASING SHARES

        PROSPECTUS DELIVERY. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

        EXPIRATION DATE. The offering will terminate at 12:00 noon, New York time on March 14, 2005 unless extended by us for up to 45 days following the expiration of the stock offering, which is April 28, 2005, or, if approved by the Office of Thrift Supervision, for an additional period after April 28, 2005 (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than April 28, 2005, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

        USE OF ORDER FORMS. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Brooklyn Federal Savings Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by Brooklyn Federal Savings Bank prior to 12:00 noon, New York time on March 14, 2005. Each person ordering shares of common stock is required to represent that they are purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance plan and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

        PAYMENT FOR SHARES. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) check or money order or (ii) authorization of withdrawal from a deposit account maintained with Brooklyn Federal Savings Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

        Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

        Interest penalties for early withdrawal applicable to certificate of deposit accounts at Brooklyn Federal Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.


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        Payments received by Brooklyn Federal Savings Bank will be placed in a segregated savings account or at another federally insured depository institution. Funds held at Brooklyn Federal Savings Bank will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

        The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering.

        We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before completion of the offering. This payment may be made by wire transfer.

        Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Brooklyn Federal Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Brooklyn Federal Savings Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at Brooklyn Federal Savings Bank should contact the Stock Information Center as soon as possible.

        Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond April 28, 2005.

        DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.

RESTRICTIONS ON PURCHASE OR TRANSFER OF STOCK BY DIRECTORS AND OFFICERS

        All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Brooklyn Federal Bancorp, Inc.'s directors


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and officers will also be subject to certain insider trading and other transfer restrictions under the Federal securities laws. See "Supervision and Regulation--Federal Securities Laws."

        Purchases of outstanding shares of common stock of Brooklyn Federal Bancorp, Inc. by directors, executive officers, or any person who was an executive officer or director of Brooklyn Federal Savings Bank after adoption of the plan of reorganization, and their associates during the three-year period following the reorganization and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Brooklyn Federal Bancorp, Inc.'s outstanding common stock or to the purchase of shares of common stock under the stock option plan.

        Brooklyn Federal Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Brooklyn Federal Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Brooklyn Federal Bancorp, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Brooklyn Federal Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Brooklyn Federal Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Brooklyn Federal Bancorp, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Brooklyn Federal Bancorp, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

        Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

INTERPRETATION, AMENDMENT AND TERMINATION

        All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Brooklyn Federal Savings Bank, the plan of reorganization may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Brooklyn Federal Savings Bank's members. Amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the board of directors of Brooklyn Federal Savings Bank at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. Completion of the reorganization requires the approval of


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the plan of reorganization by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting of Members. The plan of reorganization shall be terminated if the reorganization and offering are not completed within 24 months from the date on which the members of Brooklyn Federal Savings Bank approve the plan of reorganization and may not be extended by Brooklyn Federal Savings Bank or the Office of Thrift Supervision.

CONVERSION CENTER

        If you have any questions regarding the offering or the reorganization, please call the Conversion Center at 800-924-7571 from 10:00 a.m. to 4:00 p.m., New York time, Monday through Friday.

          RESTRICTIONS ON THE ACQUISITION OF BROOKLYN FEDERAL BANCORP,
                     INC. AND BROOKLYN FEDERAL SAVINGS BANK

        The principal Federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Brooklyn Federal Bancorp, Inc., Brooklyn Federal Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in Brooklyn Federal Bancorp, Inc.'s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire Brooklyn Federal Bancorp, Inc.

FEDERAL LAW

        The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to Federal regulations, a person is deemed conclusively to have acquired control of a savings institution by, among other things, acquiring more than 25% of any class of voting stock of the institution or controlling the election of a majority of the directors of an institution. Moreover, a person is presumed to have acquired control, subject to rebuttal, by acquiring more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

        The Office of Thrift Supervision may prohibit an acquisition of control if:

        o it would result in a monopoly or substantially lessen competition;

        o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or


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

        o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

        These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

        For a period of three years following completion of the offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Brooklyn Federal Bancorp, Inc. or Brooklyn Federal Savings Bank without Office of Thrift Supervision's prior approval.

CHARTER AND BYLAWS OF BROOKLYN FEDERAL BANCORP, INC.

        The following discussion is a summary of provisions of the charter and bylaws of Brooklyn Federal Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

        CLASSIFIED BOARD OF DIRECTORS. The board of directors of Brooklyn Federal Bancorp, Inc. is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of Brooklyn Federal Bancorp, Inc. for a three year term. A classified board promotes continuity and stability of management of Brooklyn Federal Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

        AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK. Following the stock offering, Brooklyn Federal Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Brooklyn Federal Bancorp, Inc." Although these shares could be used by the board of directors of Brooklyn Federal Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of Brooklyn Federal Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since BFS Bancorp, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.

        HOW SHARES ARE VOTED. Brooklyn Federal Bancorp, Inc.'s charter provides that there will not be cumulative voting by stockholders for the election of Brooklyn Federal Bancorp, Inc.'s directors. No cumulative voting rights means that BFS Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Brooklyn Federal Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Brooklyn Federal Bancorp, Inc.'s board of directors.

        RESTRICTIONS ON ACQUISITIONS OF SHARES. Brooklyn Federal Savings Bank's charter provides that for a period of five years from the closing of the stock issuance no person, other than Brooklyn Federal Bancorp, Inc. and BFS Bancorp, MHC, may offer directly or indirectly to


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acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Brooklyn Federal Savings Bank. This provision does not apply to any tax-qualified employee benefit plan of Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Brooklyn Federal Bancorp, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote. The inclusion of this provision in Brooklyn Federal Savings Bank's charter is deemed to restrict the acquisition and voting of shares of Brooklyn Federal Bancorp, Inc.

        PROCEDURES FOR STOCKHOLDER NOMINATIONS. Brooklyn Federal Bancorp, Inc.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Brooklyn Federal Bancorp, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Brooklyn Federal Bancorp, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

BENEFIT PLANS

        In addition to the provisions of Brooklyn Federal Bancorp, Inc.'s charter and bylaws described above, benefit plans of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with the stock offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Brooklyn Federal Savings Bank might conclude are not in the best interests of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc.'s stockholders.

         DESCRIPTION OF CAPITAL STOCK OF BROOKLYN FEDERAL BANCORP, INC.

GENERAL

        Brooklyn Federal Bancorp, Inc. is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of serial preferred stock. Each share of Brooklyn Federal Bancorp, Inc.'s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Brooklyn Federal Bancorp, Inc.'s capital stock that are deemed material to an investment


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

decision with respect to the offering. The common stock of Brooklyn Federal Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

        Brooklyn Federal Bancorp, Inc. currently expects that it will have a maximum of up to 13,225,000 shares of common stock outstanding after the stock offering, of which up to 3,967,500 shares will be held by persons other than BFS Bancorp, MHC. The board of directors can, without stockholder approval, issue additional shares of common stock, although BFS Bancorp, MHC, so long as it is in existence, must own a majority of Brooklyn Federal Bancorp, Inc.'s outstanding shares of common stock. Brooklyn Federal Bancorp, Inc.'s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Brooklyn Federal Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

COMMON STOCK

        DISTRIBUTIONS. Brooklyn Federal Bancorp, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Brooklyn Federal Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Brooklyn Federal Bancorp, Inc. out of funds legally available therefor. Dividends from Brooklyn Federal Bancorp, Inc. will depend, in large part, upon receipt of dividends from Brooklyn Federal Savings Bank, because Brooklyn Federal Bancorp, Inc. initially will have no source of income other than dividends from Brooklyn Federal Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to Brooklyn Federal Bancorp, Inc.'s loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "Supervision and Regulation--Capital Distributions" on page
89. Pursuant to our charter, Brooklyn Federal Bancorp, Inc. is authorized to issue preferred stock. If Brooklyn Federal Bancorp, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        VOTING RIGHTS. Upon the effective date of the stock offering, the holders of common stock of Brooklyn Federal Bancorp, Inc. will possess exclusive voting rights in Brooklyn Federal Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "Excess Shares" and, accordingly, will not be entitled to vote. See "Restrictions on the Acquisition of Brooklyn Federal Bancorp, Inc. and Brooklyn Federal Savings Bank." If Brooklyn Federal Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Brooklyn Federal Savings Bank, Brooklyn Federal Bancorp, Inc., as holder of Brooklyn Federal Savings Bank's capital stock, would be entitled to receive, after payment or provision for payment of all


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

debts and liabilities of Brooklyn Federal Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Brooklyn Federal Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of Brooklyn Federal Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Brooklyn Federal Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        RIGHTS TO BUY ADDITIONAL SHARES. Holders of the common stock of Brooklyn Federal Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Brooklyn Federal Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

PREFERRED STOCK

        None of the shares of Brooklyn Federal Bancorp, Inc.'s authorized preferred stock will be issued in the stock offering. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Brooklyn Federal Bancorp, Inc. has no present plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR

        Registrar and Transfer Company will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

        The legality of the common stock and the Federal income tax consequences of the reorganization and offering have been passed upon for Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The New York state income tax consequences of the reorganization and offering have been passed upon for Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. by KPMG LLP, New York, New York. Luse Gorman Pomerenk & Schick, A Professional Corporation and KPMG LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Sandler O'Neill & Partners, L.P. by Muldoon Murphy & Aguggia LLP.

                                     EXPERTS

        The consolidated financial statements of Brooklyn Federal Savings Bank and subsidiaries as of September 30, 2004 and 2003, and for each of the years in the three-year period ended September 30, 2004 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


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

        RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

                       WHERE YOU CAN FIND MORE INFORMATION

        Brooklyn Federal Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

        Brooklyn Federal Savings Bank has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

        A copy of the charter and bylaws of Brooklyn Federal Bancorp, Inc. is available without charge from Brooklyn Federal Savings Bank.

                            REGISTRATION REQUIREMENTS

        In connection with the offering, Brooklyn Federal Bancorp, Inc. will register the common stock with the Securities and Exchange Commission under
Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, Brooklyn Federal Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Brooklyn Federal Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

        You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Brooklyn Federal Savings Bank or Brooklyn Federal Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.




                         Brooklyn Federal Bancorp, Inc.
           Proposed Holding Company for Brooklyn Federal Savings Bank


                        3,450,000 Shares of Common Stock
                 (Subject to Increase to up to 3,967,500 Shares)


                                 ---------------

                                   PROSPECTUS

                                 ---------------



                        Sandler O'Neill & Partners, L.P.



                                February 11, 2005





UNTIL THE LATER OF MAY 12, 2005 OR 90 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Index to Consolidated Financial Statements


                                                                                                                   Page
Report of Independent Registered Public Accounting Firm                                                             F-2

Consolidated Statements of Financial Condition at September 30, 2004 and 2003                                       F-3

Consolidated Statements of Income for the Years Ended September 30, 2004, 2003 and 2002                             F-4

Consolidated Statements of Changes in Retained Earnings for the Years Ended September 30, 2004, 2003 and 2002       F-5

Consolidated Statements of Cash Flows for the Years Ended September 30, 2004, 2003 and 2002                         F-6

Notes to Consolidated Financial Statements                                                                          F-7


The consolidated financial statements of Brooklyn Federal Bancorp Inc. are omitted because it has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Brooklyn Federal Savings Bank:


We have audited the accompanying consolidated statements of financial condition of Brooklyn Federal Savings Bank and Subsidiaries (the "Bank") as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in retained earnings, and cash flows for each of the years in the three-year period ended September 30, 2004. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooklyn Federal Savings Bank and Subsidiaries as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004 in conformity with U.S. generally accepted accounting principles.


                                                   /s/ KPMG LLP

New York, New York
January 28, 2005


                                              BROOKLYN FEDERAL SAVINGS BANK
                                                     AND SUBSIDIARIES

                                      Consolidated Statements of Financial Condition

                                               September 30, 2004 and 2003

                                                          ASSETS
                                                                                          2004                2003
                                                                                   -----------------   -----------------
Cash and due from banks                                                            $      7,904,306          16,105,615
Federal funds sold                                                                               --          10,000,000
Time deposits and certificates                                                            6,871,000                  --
Securities available-for-sale                                                             4,092,606           4,027,806
Securities held-to-maturity:
    Mortgage-backed securities (estimated fair value of $110,763,335
       and $90,831,321 in 2004 and 2003, respectively)                                  113,083,494          91,811,067
    Other (estimated fair value of $4,004,288 and $1,317,035
       in 2004 and 2003, respectively)                                                    4,012,144           1,286,139
Loans held-for-sale                                                                              --          12,305,566
Loans receivable, net                                                                   163,026,515         148,537,525
Federal Home Loan Bank of New York ("FHLB") stock, at cost                                1,096,400           1,410,000
Accrued interest receivable                                                               1,275,761           1,043,599
Premises and equipment, net                                                               1,500,005           1,334,784
Prepaid expenses and other assets                                                         5,972,422           4,993,670
                                                                                   -----------------   -----------------
               Total assets                                                        $    308,834,653         292,855,771
                                                                                   =================   =================
                                            LIABILITIES AND RETAINED EARNINGS
Liabilities:
    Deposits:
       Demand accounts                                                             $    143,426,451         136,509,912
       Certificates of deposit                                                          113,123,115         113,156,838
                                                                                   -----------------   -----------------
               Total deposits                                                           256,549,566         249,666,750
    Borrowings:
       Short-term FHLB advances                                                           7,331,000           3,705,000
       Long-term FHLB advances                                                            2,900,000           3,000,000
    Advance payments by borrowers for taxes and insurance                                 2,404,419           2,057,063
    Accrued expenses and other liabilities                                                3,056,715           1,919,725
                                                                                   -----------------   -----------------
               Total liabilities                                                        272,241,700         260,348,538
Commitments and contingencies (note 10)
Retained earnings                                                                        36,592,953          32,507,233
                                                                                   -----------------   -----------------
               Total liabilities and retained earnings                             $    308,834,653         292,855,771
                                                                                   =================   =================

See accompanying notes to consolidated financial statements.


                                              BROOKLYN FEDERAL SAVINGS BANK
                                                     AND SUBSIDIARIES

                                            Consolidated Statements of Income

                                      Years ended September 30, 2004, 2003 and 2002


                                                                          2004              2003              2002
                                                                     ---------------   ---------------   ---------------
Interest income:
    First mortgage and other loans                                   $   11,651,039        11,745,678        11,546,817
    Mortgage-backed securities                                            3,474,477         2,795,149         2,870,083
    Other securities and interest-earning assets                            321,992           528,099           735,749
                                                                     ---------------   ---------------   ---------------
              Total interest income                                      15,447,508        15,068,926        15,152,649
                                                                     ---------------   ---------------   ---------------
Interest expense:
    Deposits                                                              3,867,055         4,363,800         5,391,854
    Borrowings                                                              184,628           145,275            84,026
                                                                     ---------------   ---------------   ---------------
              Total interest expense                                      4,051,683         4,509,075         5,475,880
                                                                     ---------------   ---------------   ---------------
              Net interest income before provision for loan losses       11,395,825        10,559,851         9,676,769
Provision for loan losses                                                    72,400           128,101           150,003
                                                                     ---------------   ---------------   ---------------
              Net interest income after provision for loan losses        11,323,425        10,431,750         9,526,766
                                                                     ---------------   ---------------   ---------------
Non-interest income:
    Banking fees and service charges                                      1,326,554           898,280           565,427
    Net gain on sale of loans held-for-sale                                  95,695           273,930           192,537
    Other                                                                   621,786           677,689           648,855
                                                                     ---------------   ---------------   ---------------
              Total non-interest income                                   2,044,035         1,849,899         1,406,819
                                                                     ---------------   ---------------   ---------------
Non-interest expense:
    Compensation and fringe benefits                                      4,571,550         4,277,766         3,993,131
    Occupancy and equipment                                                 873,820           809,581           753,992
    Other                                                                 1,394,405         1,449,781         1,382,930
                                                                     ---------------   ---------------   ---------------
              Total non-interest expense                                  6,839,775         6,537,128         6,130,053
                                                                     ---------------   ---------------   ---------------
              Income before provision for income taxes                    6,527,685         5,744,521         4,803,532
Provision for income taxes                                                2,437,420         2,007,359         1,809,349
                                                                     ---------------   ---------------   ---------------
              Net income                                             $    4,090,265         3,737,162         2,994,183
                                                                     ===============   ===============   ===============

See accompanying notes to consolidated financial statements.


                                              BROOKLYN FEDERAL SAVINGS BANK
                                                     AND SUBSIDIARIES

                                 Consolidated Statements of Changes in Retained Earnings

                                      Years ended September 30, 2004, 2003 and 2002


                                                                                                              ACCUMULATED
                                                                                                                 OTHER
                                                                                                             COMPREHENSIVE
                                                                                           ACCUMULATED          INCOME
                                                                            TOTAL            EARNINGS           (LOSS)
                                                                        ---------------   ---------------   ---------------
Balance at September 30, 2001                                           $   25,787,060        25,786,435               625
Comprehensive income:
    Net income                                                               2,994,183         2,994,183                --
    Net unrealized gain on securities                                            1,256                --             1,256
                                                                        ---------------
              Comprehensive income                                           2,995,439
                                                                        ---------------   ---------------   ---------------
Balance at September 30, 2002                                               28,782,499        28,780,618             1,881
Comprehensive income:
    Net income                                                               3,737,162         3,737,162                --
    Net unrealized loss on securities                                          (12,428)            --              (12,428)
                                                                        ---------------
              Comprehensive income                                           3,724,734
                                                                        ---------------   ---------------   ---------------
Balance at September 30, 2003                                               32,507,233        32,517,780           (10,547)
Comprehensive income:
    Net income                                                               4,090,265         4,090,265                --
    Net unrealized loss on securities                                           (4,545)               --            (4,545)
                                                                        ---------------
              Comprehensive inco   me                                        4,085,720
                                                                        ---------------   ---------------   ---------------
Balance at September 30, 2004                                           $   36,592,953        36,608,045           (15,092)
                                                                        ===============   ===============   ===============

See accompanying notes to consolidated financial statements.


                                              BROOKLYN FEDERAL SAVINGS BANK
                                                     AND SUBSIDIARIES

                                          Consolidated Statements of Cash Flows

                                      Years ended September 30, 2004, 2003 and 2002


                                                                               2004             2003               2002
                                                                          ---------------  ---------------   ---------------
Cash flows from operating activities:
    Net income                                                            $    4,090,265        3,737,162         2,994,183
    Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
         Depreciation and amortization                                           245,218          235,190           274,590
         Provision for loan losses                                                72,400          128,101           150,003
         Income from bank-owned life insurance                                  (122,317)        (125,556)         (114,947)
         (Decrease) increase in deferred loan fees, net                         (230,978)        (164,591)          122,384
         Amortization of premiums, net of accretion of discounts                 489,309        1,087,765           178,017
         Originations of loans held-for-sale                                  (3,762,700)     (17,150,304)      (21,127,445)
         Proceeds from sales of loans held-for-sale                           10,261,446       20,249,930        14,583,537
         Net gain on sales of loans held-for-sale                                (95,695)        (273,930)         (192,537)
         (Increase) decrease in accrued interest receivable                     (232,162)         247,163           (91,519)
         Deferred income tax benefit                                             (13,955)        (202,654)         (181,263)
         Increase in prepaid expenses and other assets                          (978,752)        (235,384)         (171,043)
         Increase (decrease) in accrued expenses and other liabilities         1,136,990          591,165          (355,244)
                                                                          ---------------  ---------------   ---------------
                Net cash provided by (used in) operating activities           10,859,069        8,124,057        (3,931,284)
                                                                          ---------------  ---------------   ---------------
Cash flows from investing activities:
    Loan originations in excess of repayments                                (28,287,897)      (9,459,733)       (2,130,907)
    Proceeds from sale of loan participation interests                        21,419,000        2,646,000                --
    Purchases of loans receivable                                             (1,559,000)              --                --
    Principal repayments on mortgage-backed securities held-to-maturity       40,900,566      118,699,582        37,625,781
    Purchases of mortgage-backed securities held-to-maturity                 (62,513,165)    (136,005,127)      (77,911,531)
    Maturities and principal paydowns of other securities held-to-maturity       490,125           39,411         4,000,000
    Purchases of other securities held-to-maturity                            (3,137,246)          35,560        (2,274,669)
    Purchases of securities available-for-sale                                (8,238,946)      (8,967,563)               --
    Sales of securities available-for-sale                                     8,165,436       11,223,845         1,043,340
    Purchases of time deposits and certificates                               (6,871,000)              --                --
    Sale (purchase) of FHLB stock                                                313,600          (76,300)           (5,700)
    Purchases of bank-owned life insurance                                       (87,584)         (81,443)          (86,046)
    Purchases of premises and equipment                                         (410,439)        (105,223)          (61,998)
                                                                          ---------------  ---------------   ---------------
                Net cash used in investing activities                        (39,816,550)     (22,050,991)      (39,801,730)
                                                                          ---------------  ---------------   ---------------
Cash flows from financing activities:
    Increase in deposits                                                       6,882,816       10,206,538        30,126,759
    Increase (decrease) in borrowings with original term of less than
      90 days                                                                  2,176,000       (1,997,000)        3,452,000
    Proceeds from longer-term borrowings                                       3,600,000        3,250,000         3,000,000
    Repayment of longer-term borrowings                                       (2,250,000)      (1,000,000)               --
    Increase (decrease) in advance payments by borrowers
      for taxes and insurance                                                    347,356          (48,765)           16,688
                                                                          ---------------  ---------------   ---------------
                Net cash provided by financing activities                     10,756,172       10,410,773        36,595,447
                                                                          ---------------  ---------------   ---------------
                Net decrease in cash and cash equivalents                    (18,201,309)      (3,516,161)       (7,137,567)
Cash and cash equivalents at beginning of year                                26,105,615       29,621,776        36,759,343
                                                                          ---------------  ---------------   ---------------
Cash and cash equivalents at end of year                                  $    7,904,306       26,105,615        29,621,776
                                                                          ===============  ===============   ===============
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
      Interest                                                            $    4,037,794        4,517,644         5,505,866
      Taxes                                                                    2,132,134        2,291,683         2,031,710

See accompanying notes to consolidated financial statements.

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Brooklyn Federal Savings Bank (the "Bank"), a federally-chartered savings bank, is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area (Brooklyn, Nassau and Suffolk, New York) and investing those funds principally in mortgage loans secured by one-to-four family residences, multi-family properties and commercial properties, and in mortgage-backed securities.

        Deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The Bank's primary regulator is the Office of Thrift Supervision ("OTS"). As discussed in Note 13, the Bank's Board of Directors has adopted a Plan of Reorganization pursuant to which the Bank will convert to a stock savings bank under a mutual holding company structure.

        (A)     BASIS OF PRESENTATION

                The accompanying consolidated financial statements of the Bank are prepared in conformity with U.S. generally accepted accounting principles and include the accounts of its wholly owned subsidiaries, Thrift Investors Service Corporation ("TISCO"), 3D Holding Corp., Inc., and BFS REIT, Inc. ("BFS REIT"), a real estate investment trust formed to hold mortgage-related assets. TISCO's wholly owned subsidiary, BFS Agency, provides insurance services to the customers of the Bank. 3D Holding Corp., Inc., was formed to hold title to certain properties acquired by the Bank through foreclosure. All significant inter-company balances and transactions are eliminated in consolidation.

                BFS REIT holds mortgage loans originated by the Bank and transferred to it as a capital contribution. The Bank charges BFS REIT fees for servicing the loans and providing various management services. As of September 30, 2004, BFS REIT had total assets and total stockholders' equity of $91.3 million and $91.1 million, respectively ($91.2 million and $90.9 million, respectively, at September 30, 2003). Mortgage loan receivables of $82.4 million at September 30, 2004 and $86.9 million at September 30, 2003 were the principal assets of BFS REIT, with its remaining assets comprised principally of deposit accounts at the Bank which are eliminated for purposes of the consolidated financial statements. All loans held by BFS REIT were performing satisfactorily at September 30, 2004 and 2003. The principal source of income for BFS REIT is interest on loans, which amounted to $6.2 million, $5.5 million and $4.4 million for the years ended September 30, 2004, 2003 and 2002, respectively. The principal operating expenses are the loan servicing and management fees that are paid to the Bank and eliminated in consolidation ($209,000, $183,000 and $154,000 for the years ended September 30, 2004, 2003, and 2002, respectively). The management fee paid to the Bank covers investments and funds management services provided by the Bank and monthly reports on those activities. The fee also covers accounting and other administrative services provided by the Bank. BFS REIT's cash flows are primarily collections of principal and interest on its loans and payments of cash dividends to its shareholders. Dividend payments to the Bank, which are eliminated in consolidation, amounted to $6.0 million, $4.5 million and $3.8 million for the years ended September 30, 2004, 2003 and 2002, respectively. There are no recourse obligations or guarantees that have been made by the Bank on behalf of BFS REIT.


                                      F-7                            (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


                The preparation of consolidated financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

        (B)     CASH AND CASH EQUIVALENTS

                Cash and cash equivalents include cash and due from banks and federal funds sold.

        (C)     SECURITIES

                The Bank reports debt and equity securities in one of the following categories: (i) "held-to-maturity" (management has positive intent and ability to hold debt securities to maturity) which are reported at amortized cost adjusted for the amortization of premiums and accretion of discounts; (ii) "trading" (held for current resale) which are reported at fair value, with unrealized gains and losses included in earnings; or
                (iii) "available-for-sale" (all other debt and equity securities) which are reported at fair value, with unrealized gains and losses excluded from earnings and included as a separate component of retained earnings. The Bank classifies its securities in one of these categories based upon determinations made at the time of purchase.

                Premiums and discounts on debt securities are amortized and accreted to interest income using the level-yield method over the term of the security, adjusted for the effect of actual prepayments in the case of mortgage-backed securities. Gains and losses on the sales of securities are recognized when sold using the specific identification method. Unrealized losses are charged to earnings as an impairment loss when the decline in fair value of a security is judged to be other than temporary. Management evaluates securities for other-than-temporary impairment on a quarterly basis.

        (D)     FEDERAL HOME LOAN BANK OF NEW YORK STOCK

                The Bank is required by law to hold stock in the Federal Home Loan Bank of New York ("FHLB"). Such stock is recorded at cost.

        (E)     LOAN SALES AND SYNDICATIONS

                The Bank sells whole loans (principally residential and commercial mortgage loans) and loan participation interests (principally portions of multi-family, commercial mortgage and construction loans). Sales are generally made on a servicing-retained basis, except for sales of whole commercial mortgage loans for which servicing is released to the purchaser. These transactions are accounted for as sales based on application of the criteria set forth in Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." These criteria provide that the Bank, as transferor, must surrender control over the transferred assets (i.e., the loans sold) in order to record a sale. The criteria specify that (i) the transferred assets have been isolated from the transferor (put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership); (ii) each transferee has the right to pledge or exchange the assets it received; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement to repurchase the assets


                                      F-8                            (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


                or an ability to unilaterally cause the holder to return specific assets. For sales of loan participation interests, SFAS No. 140 specifies that the criteria are met if the purchaser has the right to pledge or exchange its participation interests after obtaining the Bank's permission to do so (which permission shall not be unreasonably withheld). All of the Bank's whole loan and loan participation transactions have met the required criteria and, accordingly, have been accounted for as sales. The principal effects of sales accounting are the derecognition of the whole loans and loan participation interests sold, and the recognition of a gain or loss on sale.

                Gains and losses on sales of whole loans and loan participation interests are recognized when the sales proceeds are received, and are measured in accordance with SFAS No. 140 (including consideration of assets obtained and liabilities incurred in the transfer, if any, such as servicing rights and recourse obligations). The cost basis of the loan sold is allocated, based on relative fair values, between the loan sold and the servicing right retained which is included in other assets. All but a minor portion of the Bank's loan sales have been made on a non-recourse basis. Recourse obligations, if any, are determined based on an estimate of probable credit losses over the term of the loans. Servicing assets and recourse liabilities on loan sales through September 30, 2004 have had an immaterial effect on the Bank's financial position and results of operations. Loan servicing income is reported in non-interest income.

                The Bank also engages in loan syndication transactions, which are not transfers of financial assets under SFAS No. 140. A loan syndication is distinguished from a loan participation in that, in a syndication, the other lenders are identified prior to loan closing and are committed to fund a portion of the total loan at closing. In a loan participation, however, the other participants purchase a portion of the total loan from the lead lender after the lead lender has closed and funded the entire loan. As the enterprise managing loan syndications, the Bank receives loan syndication fees from the borrower and accounts for such fees in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Accordingly, syndication fees are recognized in income when the syndication is complete if the yield on the portion of the loan retained by the Bank is at least equal to the average yield earned by the other lenders in the syndication. The Bank does not assume any recourse obligations on its loan syndications, as each lender's credit risk is based on its own portion of the loan.

        (F)     LOANS HELD-FOR-SALE AND RELATED COMMITMENTS

                Loans held-for-sale represent residential and commercial mortgage loans originated for sale on a whole-loan basis. These loans are carried at the lower of cost or estimated fair value, as determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges to operations. Premiums and discounts and origination fees and costs on loans held-for-sale are deferred and recognized as a component of the gain or loss on sale. Commitments to originate loans that will be held-for-sale and forward commitments to sell such loans are derivative instruments which are required to be recognized as assets or liabilities at fair value. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the financial statements. The fair values of these commitments have had an immaterial effect on the Bank's financial position and results of operations.


                                      F-9                            (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        (G)     LOANS RECEIVABLE, NET

                Loans receivable are stated at unpaid principal balances adjusted for net deferred loan origination fees and the allowance for loan losses. Loan origination fees, net of certain loan origination costs, are deferred and subsequently recognized in interest income as a yield adjustment using the level-yield method over the contractual life of the loan. When loans are prepaid prior to contractual maturity, any remaining deferred amounts are recognized in interest income. Prepayment penalties are also recognized in interest income, at the time of receipt, when the borrower does not refinance with the Bank or when the terms (including effective yield) of a refinanced loan are at least as favorable as the terms of comparable loans to other borrowers of similar creditworthiness.

                Interest is accrued monthly on the outstanding balance of mortgages and other loans unless management considers collection to be doubtful. Loans are placed on non-accrual status when principal or interest payments are in arrears ninety days or more. Past due or delinquency status is determined based on how recently payments have been made. When loans are placed on non-accrual status, interest previously accrued but not received is reversed and charged against current income. Income is subsequently recognized only to the extent cash is received and full collectibility of principal is anticipated.

        (H)     ALLOWANCE FOR LOAN LOSSES

                An allowance for loan losses is maintained for estimated credit losses in the loan portfolio that are both probable and reasonably estimable at the financial statement date. The allowance is increased by provisions for loan losses charged to operations and by recoveries of prior charge-offs, and is decreased by charge-offs. Recoveries are recorded when realized. Loans are charged-off in whole or in part when it has been determined that there has been a loss of principal. For real estate secured loans, this determination is normally made in conjunction with a current appraisal analysis. Initial write-downs on foreclosed assets are also charged-off against the allowance for loan losses.

                Factors considered in management's periodic evaluation of the adequacy of the allowance for loan losses include the Bank's historical loss experience, current economic conditions, delinquency statistics, geographic concentrations, the financial strength of the borrower, the estimated value of underlying collateral and the results of internal and external loan reviews. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

                The Bank's loan impairment criteria are based on its normal loan review policies and consider a loan to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due including principal and interest, according to the contractual terms of the loan agreement. The Bank applies these criteria primarily to its commercial, multi-family and construction loans on at least a quarterly basis. Impairment is measured as the excess of the loan balance over (i) the present value of the loan's expected future cash flows (including principal and interest) discounted at the loan's effective interest rate or (ii) the fair value of the underlying collateral if the loan is collateral dependent. These impairments are specific allocations within the allowance for loan losses. Impairment criteria generally do not apply to those smaller-balance homogeneous loans that are collectively evaluated for impairment, such as the Bank's one-to-four


                                      F-10                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


                family mortgage loans. These collective evaluations result in general allocations within the allowance for loan losses that are determined by applying loss factors to the loan balances in the various portfolio categories. These loss factors are determined by management in consideration of the degree of credit risk involved in each portfolio category, historical loss experience, current economic conditions, delinquency statistics and geographic concentrations.

        (I)     PREMISES AND EQUIPMENT

                Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is provided on a straight-line basis over the estimated useful lives of the related assets, which are 50 years for buildings and 3 to 10 years for furniture and equipment. Amortization of leasehold improvements is recognized on a straight-line basis over the shorter of the terms of the related leases or the estimated useful lives of the assets, resulting in amortization periods ranging from 12 to 15 years.

        (J)     BANK-OWNED AND SPLIT-DOLLAR LIFE INSURANCE

                The Bank owns life insurance policies on the lives of certain of its officers. The cash surrender value of the policies is recorded as an asset and the change in that value is recorded as non-interest income. Death benefit proceeds received in excess of a policy's cash surrender value are recognized in income upon receipt. Cash surrender values totaling $3,023,000 and $2,813,000 are included in other assets in the consolidated statements of financial condition as of September 30, 2004 and 2003, respectively. There are no policy loans offset against the cash surrender values or restrictions on the use of the proceeds.

                The Bank has also entered into agreements with certain of its officers with respect to split-dollar life insurance policies owned by the officer. The Bank pays the policy premiums and holds an assignment of policy proceeds payable at death sufficient to repay all premiums. The amount by which any death benefits exceeds a policy's cash surrender value will be paid to the beneficiary or beneficiaries designated by the Bank officer. Aggregate premiums paid by the Bank of $1,188,000 and $1,079,000 are included in other assets in the consolidated statements of financial condition as of September 30, 2004 and 2003, respectively.

        (K)     INCOME TAXES

                Using the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.


                                      F-11                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        (L)     COMPREHENSIVE INCOME

                Comprehensive income consists of net income and the change in net unrealized appreciation or depreciation in the fair value of securities available-for-sale, net of taxes.

        (M)     SEGMENT INFORMATION

                Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Bank's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Bank's only operating segment for financial reporting purposes.


                                      F-12                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(2)     SECURITIES

        Investments in securities available-for-sale and held-to-maturity at September 30, 2004 and 2003 are summarized as follows:

                                                                                     2004
                                                      -------------------------------------------------------------------
                                                                           GROSS             GROSS
                                                        AMORTIZED        UNREALIZED        UNREALIZED       ESTIMATED
                                                           COST            GAINS             LOSSES         FAIR VALUE
                                                      ---------------  ---------------   ---------------  ---------------
Securities available-for-sale:
     Mutual fund shares                               $    4,117,542               --           (24,936)       4,092,606
                                                      ===============  ===============   ===============  ===============

Securities held-to-maturity:
     Mortgage-backed securities:
        Government-sponsored enterprises              $  104,725,353          198,655        (2,571,304)     102,352,704
        Government agency                                    269,845           75,695                --          345,540
        Private issuers                                    8,088,296           34,329           (57,534)       8,065,091
     Other debt obligations                                4,012,144           16,902           (24,758)       4,004,288
                                                      ---------------  ---------------   ---------------  ---------------
              Total securities held-to-maturity       $  117,095,638          325,581        (2,653,596)     114,767,623
                                                      ===============  ===============   ===============  ===============


                                                                                     2003
                                                      -------------------------------------------------------------------
                                                                           GROSS             GROSS
                                                        AMORTIZED        UNREALIZED        UNREALIZED       ESTIMATED
                                                           COST            GAINS             LOSSES         FAIR VALUE
                                                      ---------------  ---------------   ---------------  ---------------
Securities available-for-sale:
     Mutual fund shares                               $    4,044,032               --           (16,226)       4,027,806
                                                      ===============  ===============   ===============  ===============

Securities held-to-maturity:
     Mortgage-backed securities:
        Government-sponsored enterprises              $   87,866,925          837,636        (1,920,537)      86,784,024
        Government agency                                    358,212           77,339                --          435,551
        Private issuers                                    3,585,930           66,301           (40,485)       3,611,746
     Other debt obligations                                1,286,139           30,896                --        1,317,035
                                                      ---------------  ---------------   ---------------  ---------------
              Total securities held-to-maturity       $   93,097,206        1,012,172        (1,961,022)      92,148,356
                                                      ===============  ===============   ===============  ===============

        All of the Bank's mortgage-backed securities were acquired by purchase (none resulted from retained interests in loans sold or securitized by the Bank). Mortgage-backed securities issued by government-sponsored enterprises at September 30, 2004 consist of (i) Freddie Mac securities with an amortized


                                      F-13                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        cost of $66,500,682 and an estimated fair value of $64,775,977, and (ii) Fannie Mae securities with an amortized cost of $38,224,671 and an estimated fair value of $37,576,726. These are the only securities of individual issuers held by the Bank with an aggregate book value exceeding 10% of the Bank's equity at September 30, 2004. Government agency mortgage-backed securities represent securities issued by Ginnie Mae.

        Proceeds from sales of securities available-for-sale were $8,165,436, $11,223,845 and $1,043,340 for the years ended September 30, 2004, 2003 and 2002, respectively, from the sale of mutual fund shares. Sales resulted in gross losses of $6,773 in 2004 and $13,984 in 2003 (none in 2002). There were no gross gains during the years ended September 30, 2004, 2003 and 2002.

        Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2004, are as follows:

                                               LESS THAN 12 MONTHS          12 MONTHS OR MORE                 TOTAL
                                            ----------------------------------------------------------------------------------
                                                             GROSS                       GROSS                       GROSS
                                              ESTIMATED    UNREALIZED     ESTIMATED    UNREALIZED     ESTIMATED    UNREALIZED
                                             FAIR VALUE      LOSSES      FAIR VALUE      LOSSES      FAIR VALUE      LOSSES
                                            ------------  ------------  ------------  ------------  ------------  ------------
Securities available-for-sale:
     Mutual fund shares                     $  4,092,606      (24,936)            --           --      4,092,606      (24,936)
                                            ------------  ------------  ------------  ------------  ------------  ------------
Total temporarily impaired
     securities available-for-sale          $  4,092,606      (24,936)            --           --      4,092,606      (24,936)
                                            ============  ============  ============  ============  ============  ============

Securities held-to-maturity:
     Mortgage-backed securities:
        Government-sponsored enterprises    $ 51,720,144     (885,977)    25,847,638   (1,685,327)    77,567,782   (2,571,304)
        Private issuers                        3,669,281      (57,534)            --           --      3,669,281      (57,534)
     Other debt obligations                    3,185,242      (24,758)            --           --      3,185,242      (24,758)
                                            ------------  ------------  ------------  ------------  ------------  ------------
Total temporarily impaired
     securities held-to-maturity            $ 58,574,667     (968,269)    25,847,638   (1,685,327)    84,422,305   (2,653,596)
                                            ============  ============  ============  ============  ============  ============

        The Bank invests primarily in mortgage-backed securities of U.S. government-sponsored enterprises and, to a lesser extent, U.S. Government agency securities and securities of private issuers. Substantially all of the unrealized losses at September 30, 2004 relate to mortgage-backed securities and were caused by increases in market yields subsequent to purchase. There were no securities with unrealized losses that were individually significant dollar amounts at September 30, 2004. At that date, a total of 30 securities were in a continuous unrealized loss position for less than 12 months, and 23 securities for 12 months or longer. There were no debt securities past due or securities for which the Bank currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. The Bank has the ability and intent to hold its debt securities to maturity, thereby recovering the investments without realizing a loss. Based on these facts and circumstances, the Bank did not consider any securities to be other-than-temporarily impaired at September 30, 2004.

        The following is a summary of the amortized cost and estimated fair values of securities held-to-maturity


                                      F-14                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        at September 30, 2004, by remaining term to contractual maturity other than mortgage-backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity. The contractual maturities of mortgage-backed securities generally exceed 20 years; however, the effective average life is expected to be substantially shorter due to anticipated prepayments.

                                                         AMORTIZED            ESTIMATED
                                                            COST              FAIR VALUE
                                                      -----------------   -------------------
Other debt obligations:
     Over one to five years                           $      4,012,144             4,004,288
Mortgage-backed securities:
     Government-sponsored enterprises                      104,725,353           102,352,704
     Government agency                                         269,845               345,540
     Private issuers                                         8,088,296             8,065,091
                                                      -----------------   -------------------
              Total securities held-to-maturity       $    117,095,638           114,767,623
                                                      =================   ===================

(3)     LOANS RECEIVABLE, NET

        Loans receivable, net at September 30, 2004 and 2003 are summarized as follows:

                                                             2004                  2003
                                                      -------------------   -------------------
Mortgage loans:
     One-to-four family                               $       57,141,585            71,235,263
     Multi-family                                             35,689,629            24,034,278
     Commercial                                               54,669,006            44,035,945
     Construction                                             16,425,014            10,109,413
                                                      -------------------   -------------------
                                                             163,925,234           149,414,899
                                                      -------------------   -------------------
Consumer and other loans:
     Personal loans                                              114,569               183,513
     Loans secured by deposit accounts                           179,819               290,798
                                                      -------------------   -------------------
                                                                 294,388               474,311
                                                      -------------------   -------------------
                 Total loans receivable                      164,219,622           149,889,210
Deferred net loan origination fees                              (273,070)             (504,048)
Allowance for loan losses                                       (920,037)             (847,637)
                                                      -------------------   -------------------
                 Total loans receivable, net          $      163,026,515           148,537,525
                                                      ===================   ===================

        At both September 30, 2004 and 2003, loans receivable in non-accrual status were $13,380. Interest which would have been recorded on these loans had they been accruing was insignificant in fiscal 2004 and 2003. The Bank had no loans considered impaired at September 30, 2004 and 2003.


                                      F-15                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        The Bank's loan portfolio consists primarily of one-to-four family residential and commercial loans secured by properties located in New York City and Nassau and Suffolk Counties. The Bank's multi-family and construction lending is conducted in the same market areas.

        Activity in the allowance for loan losses for each of the years in the three-year period ended September 30, 2004 is summarized below. These were no charge-offs or recoveries during these periods.

                                     2004                  2003                  2002
                              ------------------    ------------------   -------------------
Balance, beginning of year    $         847,637               719,536               569,533
Provision for loan losses                72,400               128,101               150,003
                              ------------------    ------------------   -------------------
Balance, end of year          $         920,037               847,637               719,536
                              ==================    ==================   ===================

        The following is a summary, by type of loan, of the principal balances of whole loans and loan participation interests sold during the years ended September 30, 2004, 2003 and 2002. The September 30, 2004 balances include one-to-four family loans of $4,221,315 sold with limited recourse to the Bank.

                                     2004                  2003                  2002
                              ------------------    ------------------   -------------------
Mortgage loans:
     Multi-family             $       3,501,890            16,826,242            10,387,895
     Commercial                      17,220,191             3,743,327             4,001,992
     Construction                     6,396,412               745,207                    --
     One-to-four family               4,466,169             1,307,000                    --
                              ------------------    ------------------   -------------------
        Total                 $      31,584,662            22,621,776            14,389,887
                              ==================    ==================   ===================

        The portion of loans retained by the Bank on sales of participation interests during the years ended September 30, 2004 and 2003 were $10,171,515 and $789,324, respectively.

        In loan participation transactions, the Bank originates the full loan amount and subsequently identifies participants that purchase participation interests from the Bank. This differs from loan syndication transactions where, prior to closing the loan, the Bank identifies other lenders who agree to fund a portion of the total loan at closing. The Bank records its share of the loan syndication as a loan receivable. The amounts funded by other lenders are not reflected as loan originations and sales in the Bank's consolidated financial statements.


                                      F-16                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        The following is a summary of loan syndication transactions completed during the years ended September 30, 2004, 2003 and 2002:

                                                            2004                  2003                  2002
                                                      ------------------    ------------------   -------------------
Total loan amounts                                    $      39,823,634            27,357,366             7,079,441
Less portion funded by other lenders                         27,370,713            13,770,996             4,462,515
                                                      ------------------    ------------------   -------------------
Loans receivable recorded by the Bank                 $      12,452,921            13,586,370             2,616,926
                                                      ==================    ==================   ===================

        The unpaid principal balances of whole loans and loan participation interests sold by the Bank and serviced for others at September 30, 2004, 2003 and 2002 are summarized as follows:

                                                            2004                  2003                  2002
                                                      ------------------    ------------------   -------------------
Mortgage loans:
     Multi-family                                     $       2,271,666             4,838,967             2,982,142
     Commercial                                              13,949,989                    --              2,893,351
     Construction                                             7,317,908               338,599                    --
     One-to-four family                                       5,700,152             1,516,288               291,044
                                                      ------------------    ------------------   -------------------
        Total                                         $      29,239,715             6,693,854             6,166,537
                                                      ==================    ==================   ===================

        In addition, the Bank serviced syndicated loan balances owned by other lenders totaling $37,584,864, $13,278,032 and $4,462,515 at September
        30, 2004, 2003 and 2002, respectively.

(4)     ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable at September 30, 2004 and 2003 is summarized as follows:

                                                                                   2004                  2003
                                                                            -------------------   ------------------
First mortgage and other loans                                              $          836,336              681,991
Mortgage-backed securities                                                              39,957               47,226
Other securities and interest-earning assets                                           399,468              314,382
                                                                            -------------------   ------------------
                                                                            $        1,275,761            1,043,599
                                                                            ===================   ==================


                                      F-17                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(5)     DEPOSITS

        Deposits at September 30, 2004 and 2003 are summarized as follows:

                                                    2004                                         2003
                                 -------------------------------------------  -------------------------------------------
                                                               WEIGHTED                                     WEIGHTED
                                                             AVERAGE STATED                               AVERAGE STATED
                                     AMOUNT       PERCENT    INTEREST RATES       AMOUNT       PERCENT    INTEREST RATES
                                 --------------  ---------  ----------------  --------------  ---------  ----------------
Demand accounts:
    Passbook savings accounts    $  94,150,539      36.70%        0.77%       $  92,258,389      36.95%        0.67%
    Variable rate money market
      deposit accounts              22,995,578       8.96         0.81           14,964,998       6.00         0.80
    Negotiable order of
      withdrawal (NOW) accounts     26,280,334      10.24         0.21           29,286,525      11.73         0.22
                                 --------------  ---------                    --------------  ---------
                                   143,426,451      55.90         0.68          136,509,912      54.68         0.59
                                 --------------  ---------                    --------------  ---------
Certificates of deposit:
    Less than 1.00%                         --         --                         4,279,516       1.71
    1.00% to 1.99%                  49,350,055      19.24                        50,497,085      20.23
    2.00% to 2.99%                  22,097,475       8.61                        12,494,107       5.00
    3.00% to 3.99%                  15,615,595       6.09                        19,047,189       7.63
    4.00% to 4.99%                  17,909,361       6.98                        18,452,413       7.39
    5.00% to 5.99%                   4,772,533       1.86                         5,089,584       2.04
    6.00% to 6.99%                   3,378,096       1.32                         3,296,944       1.32
                                 --------------  ---------                    --------------  ---------
                                   113,123,115      44.10         2.75          113,156,838      45.32         2.76
                                 --------------  ---------                    --------------  ---------
                                 $ 256,549,566     100.00%        1.60%       $ 249,666,750     100.00%        1.57%
                                 ==============  =========                    ==============  =========

        Scheduled maturities of certificates of deposit at September 30, 2004 and 2003 are summarized as follows:

                                            2004                                   2003
                           -------------------------------------  -------------------------------------
                                 AMOUNT             PERCENT             AMOUNT             PERCENT
                           ------------------  -----------------  ------------------  -----------------
Within 12 months           $      64,891,068              57.36%  $      69,215,999              61.17%
13 to 36 months                   31,513,995              27.86          21,325,015              18.84
37 to 60 months                   16,718,052              14.78          22,615,824              19.99
                           ------------------  -----------------  ------------------  -----------------
                           $     113,123,115            100.00%   $     113,156,838            100.00%
                           ==================  =================  ==================  =================

        Interest expense on deposits for the years ended September 30, 2004, 2003 and 2002 is summarized as follows:

                                                  2004                  2003                  2002
                                               -----------------  ------------------  -----------------
Demand accounts                                $        828,104           1,028,602          1,512,237
Certificates of deposit                               3,038,951           3,335,198          3,879,617
                                               -----------------  ------------------  -----------------
                                               $      3,867,055           4,363,800          5,391,854
                                               =================  ==================  =================


                                      F-18                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        The aggregate amount of certificates of deposit with balances equal to or greater than $100,000 was $17,150,420 and $15,412,184 at September 30, 2004 and 2003, respectively. The FDIC generally insures deposit amounts up to $100,000, as defined in the applicable regulations.

(6)     BORROWINGS

        The Bank's borrowings at September 30, 2004 and 2003 consist of Federal Home Loan Bank ("FHLB") advances with interest rates and maturity dates as summarized below. None of these advances are callable by the FHLB prior to maturity.

                                        2004                                             2003
                   ----------------------------------------------   ----------------------------------------------
                       PRINCIPAL        RATE         MATURITY           PRINCIPAL        RATE         MATURITY
                   -----------------  ---------  ----------------   -----------------  ---------  ----------------
                   $      3,631,000     2.02%       10/01/2004      $      1,455,000     1.21%        10/01/2003
                          2,500,000     1.45        02/22/2005               500,000     3.50         03/01/2004
                            500,000     4.13        02/25/2005             1,000,000     1.40         03/01/2004
                            500,000     1.96        09/26/2005               750,000     1.33         03/31/2004
                            200,000     2.65        09/30/2005
                   -----------------                                -----------------
Short-term                7,331,000     1.98                               3,705,000     1.59
                   -----------------                                -----------------

                            500,000     4.61        02/27/2006               500,000     4.13         02/25/2005
                            500,000     2.56        09/26/2006               500,000     1.96         09/26/2005
                            300,000     3.10        10/02/2006               500,000     4.61         02/27/2006
                            500,000     4.95        02/26/2007               500,000     2.56         09/26/2006
                            300,000     3.46        10/01/2007               500,000     4.95         02/26/2007
                            500,000     3.56        09/26/2008               500,000     3.56         09/26/2008
                            300,000     3.79        09/30/2008
                   -----------------                                -----------------
Long-term                 2,900,000     3.77                               3,000,000     3.63
                   -----------------                                -----------------
     Total         $     10,231,000     2.49%                       $      6,705,000     2.50%
                   =================                                =================

        As a member of the FHLB of New York, the Bank may have outstanding FHLB borrowings of up to approximately $39.7 million at September 30, 2004, in a combination of term advances and overnight funds. The Bank's unused FHLB borrowing capacity was approximately $27.7 million at September 30, 2004.

        Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged, with a fair value (as defined) at least equal to 120% of outstanding advances, or $12.3 million at September 30, 2004. The Bank satisfied its collateral requirement at September 30, 2004 and 2003.


                                      F-19                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(7)     FEDERAL, STATE, AND LOCAL TAXES

        The Bank's provision (benefit) for income taxes included in the consolidated statements of income for the years ended September 30, 2004, 2003 and 2002 are as follows:

                                                             2004                  2003                  2002
                                                      -------------------   ------------------    ------------------
Current tax expense:
     Federal                                          $        2,014,265            1,907,302             1,601,137
     State and local                                             437,110              302,711               389,475
                                                      -------------------   ------------------    ------------------
                 Total current tax expense                     2,451,375            2,210,013             1,990,612
                                                      -------------------   ------------------    ------------------
Deferred tax benefit:
     Federal                                                     (11,572)            (158,922)             (134,913)
     State and local                                              (2,383)             (43,732)              (46,350)
                                                      -------------------   ------------------    ------------------
                 Total deferred tax benefit                      (13,955)            (202,654)             (181,263)
                                                      -------------------   ------------------    ------------------
                 Total provision for income taxes     $        2,437,420            2,007,359             1,809,349
                                                      ===================   ==================    ==================

        The reconciliation of the Bank's U.S. statutory rate to the Bank's effective tax rate for the years ended September 30, 2004, 2003 and 2002 is as follows:

                                                                          2004            2003            2002
                                                                     --------------  --------------  --------------
Statutory Federal income tax rate                                            34.0%           34.0%           34.0%
State and local income taxes, net of Federal income tax benefits              4.4             3.0             4.7
Other                                                                        (1.1)           (2.1)           (1.0)
                                                                     --------------  --------------  --------------
                 Effective tax rate                                          37.3%           34.9%           37.7%
                                                                     ==============  ==============  ==============

        The Bank files a consolidated Federal income tax return on a calendar-year basis. The Bank also files New York State franchise tax and New York City financial corporation tax returns on a calendar-year basis. The Bank's annual state and city tax liability for each tax year is the greater of a tax based on entire net income, as defined, taxable assets or an alternative tax based on a specified formula. Further, the Bank is subject to a metropolitan transportation business tax surcharge based upon New York State tax liability.


                                      F-20                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2004 and 2003 are as follows:

                                                                                     2004                 2003
                                                                               -----------------    -----------------
Deferred tax assets:
     Allowance for loan losses                                                 $        377,215              347,531
     Supplemental retirement plan                                                       208,140              214,643
     Depreciation                                                                       111,480              136,154
     Other                                                                               49,587               55,790
                                                                               -----------------    -----------------
                 Total deferred tax assets                                              746,422              754,118
                                                                               -----------------    -----------------
Deferred tax liabilities:
     Deferred loan costs                                                               (177,078)            (187,805)
     Excess tax bad debt reserve                                                             --              (14,362)
                                                                               -----------------    -----------------
                 Total deferred tax liabilities                                        (177,078)            (202,167)
                                                                               -----------------    -----------------
                 Net deferred tax assets (included in other assets)            $        569,344              551,951
                                                                               =================    =================

        Management believes that it is more likely than not that the consolidated results of future operations of the Bank will generate sufficient taxable income to realize the deferred tax assets of the Bank. Therefore, a valuation allowance against the gross deferred tax assets was not considered necessary at September 30, 2004 and 2003.

        As a thrift institution, the Bank is subject to special provisions in the tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions are determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. Deferred tax liabilities are recognized with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future.

        The Bank's base-year tax bad debt reserves totaled $1.6 million for Federal tax purposes and $2.6 million for State tax purposes at both September 30, 2004 and 2003. Deferred tax liabilities have not been recognized with respect to these reserves, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled approximately $0.8 million at both September 30, 2004 and 2003.


                                      F-21                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(8)     DEFINED CONTRIBUTION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Bank has a non-contributory defined contribution plan which covers all employees with a minimum of two years of service who are at least 21 years of age. Contributions are made annually for each employee based upon a fixed percentage of compensation and were $96,571, $94,779 and $92,136 for the years ended September 30, 2004, 2003 and 2002, respectively.

        The Bank also has a supplemental executive retirement plan which is a non-qualified plan providing benefits to certain key employees. The accrued liability for the supplemental plan was $507,659 and $487,824 at September 30, 2004 and 2003, respectively, and the related expense was $19,835, $101,492 and $103,389 for the years ended September 30, 2004,
        2003 and 2002, respectively.

(9)     REGULATORY CAPITAL

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on a bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I risk-based capital to risk-weighted assets, and of leverage and tangible capital to adjusted total assets. Management believes, as of September 30, 2004 and 2003, that the Bank met all capital adequacy requirements to which it was subject.

        As of September 30, 2004, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                      F-22                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                            TO BE WELL CAPITALIZED UNDER
                                                                                              PROMPT CORRECTIVE ACTION
                                          ACTUAL             FOR CAPITAL ADEQUACY PURPOSES           PROVISIONS
                                ---------------------------  -----------------------------  ----------------------------
                                    AMOUNT         RATIO         AMOUNT          RATIO          AMOUNT          RATIO
                                --------------  -----------  --------------  -------------  --------------  ------------
                                                                 (Dollars in thousands)
At September 30, 2004:
    Total risk-based capital
      (to risk weighted assets)  $     37,589      22.4%      $     13,403        8.0%       $     16,753       10.0%
    Tier I risk-based capital
      (to risk weighted assets)        36,669      21.9              6,701        4.0              10,052        6.0
    Tangible capital
      (to tangible assets)             36,669      11.8              4,658        1.5                 N/A        N/A
    Tier I leverage (core)
      capital (to adjusted
      tangible assets)                 36,669      11.8              9,316        3.0              15,526        5.0
At September 30, 2003:
    Total risk-based capital
      (to risk weighted assets)  $     33,427      21.6%      $     12,380        8.0%       $     15,475       10.0%
    Tier I risk-based capital
      (to risk weighted assets)        32,579      21.1              6,176        4.0               9,264        6.0
    Tangible capital
      (to tangible assets)             32,579      10.8              4,525        1.5                 N/A        N/A
    Tier I leverage (core)
      capital (to adjusted
      tangible assets)                 32,579      10.8              9,050        3.0              15,083        5.0

        The following is a reconciliation of the Bank's equity under generally accepted accounting principles and its regulatory capital amounts at September 30, 2004 and 2003:

                                                                                   2004                  2003
                                                                            -------------------   -------------------
                                                                                        (in thousands)
Equity under generally accepted accounting principles                       $           36,593                32,507
        Net unrealized loss on securities available for sale,
           net of income taxes                                                              15                    11
        Minority interest in consolidated subsidiary                                        61                    61
                                                                            -------------------   -------------------
Tangible capital, Tier 1 (core) capital and
     Tier 1 risk-based capital                                                          36,669                32,579
        Allowance for loan losses                                                          920                   848
                                                                            -------------------   -------------------
Total risk-based capital                                                    $           37,589                33,427
                                                                            ===================   ===================


                                      F-23                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(10)    COMMITMENTS AND CONTINGENCIES

        In the ordinary course of the Bank's business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings will not have a material effect on the Bank's financial position, results of operations or liquidity position.

        The principal commitments and contingent liabilities of the Bank are discussed below.

        LEASE COMMITMENTS

        At September 30, 2004, the Bank was obligated under noncancelable operating leases on property used for banking purposes. These leases contain escalation clauses which provide for increased rental expense based upon increases in real estate taxes and in the average consumer price index. Rental expense was $330,204, $286,341 and $248,641 for the years ended September 30, 2004, 2003 and 2002, respectively.

        The projected minimum rental payments by fiscal year under the terms of the leases at September 30, 2004 are as follows:

                2005                            $          301,737
                2006                                       305,739
                2007                                       309,861
                2008                                       206,921
                2009                                       211,294
                Thereafter                               3,003,290
                                                -------------------
                                                $        4,338,842
                                                ===================

        LOAN COMMITMENTS

        At September 30, 2004 and 2003, outstanding commitments made by the Bank for commercial and residential mortgages, undisbursed construction loans, and home equity lines of credit approximated $43,565,000 and $34,798,000, respectively. The commitments at September 30, 2004 consisted of adjustable or variable rate commitments of $31,770,000 and fixed-rate commitments of $11,795,000. The fixed-rate commitments carried interest rates ranging from 5.25% to 8.00%. At September 30, 2004 and 2003, none of the Bank's loan origination commitments were for loans to be held for sale, and there were no forward commitments to sell whole loans or loan participations.

        For commitments to originate loans, the Bank's maximum exposure to credit risk is represented by the contractual amount of those instruments. Commitments represent exposure to credit risk only to the extent that they are subsequently drawn upon by customers. Some commitments have fixed expirations and, consequently, may not represent future cash requirements. The Bank uses the same credit policies and underwriting standards in making loan commitments as it does for on-balance-sheet instruments. For loan commitments, the Bank would generally be exposed to interest rate risk from the time a commitment is issued with a defined contractual interest rate. Since the Bank's off-balance sheet financial instruments are limited to loan origination commitments that are short term in duration and present nominal credit risk, there was no accrual for credit losses on such instruments at September 30, 2004 and 2003.


                                      F-24                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(11)    RELATED PARTY TRANSACTIONS

        As of September 30, 2004 and 2003, the Bank had $1,359,056 and $1,247,164, respectively, of mortgage loans to its employees and related parties, with interest rates varying from 4.00% to 8.75% at both dates. During the year ended September 30, 2004, related party loans of $391,404 were originated and $279,512 were repaid. All loans mature within 30 years.

(12)    FINANCIAL INSTRUMENT FAIR VALUE DISCLOSURES

        Fair value disclosures are required for financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Bank's consolidated statements of financial condition, as well as certain off-balance sheet items. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

        Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

        The following table summarizes the carrying value and estimated fair value of the Bank's financial instruments at September 30, 2004 and 2003:

                                                                        2004
                                                      -----------------------------------------
                                                           CARRYING             ESTIMATED
                                                            VALUE               FAIR VALUE
                                                      -------------------   -------------------
Financial assets:
     Cash and due from banks                          $        7,904,306             7,904,306
     Time deposits and certificates                            6,871,000             6,871,000
     Securities available-for-sale                             4,092,606             4,092,606
     Securities held-to-maturity                             117,095,638           114,767,623
     Loans receivable, net                                   163,026,515           170,214,000
     FHLB stock                                                1,096,400             1,096,400
     Accrued interest receivable                               1,275,761             1,275,761
Financial liabilities:
     Deposits                                                256,549,566           259,187,644
     Borrowings                                               10,231,000            10,239,000


                                      F-25                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


                                                                        2003
                                                      -----------------------------------------
                                                           CARRYING             ESTIMATED
                                                            VALUE               FAIR VALUE
                                                      -------------------   -------------------
Financial assets:
     Cash and due from banks                          $       16,105,615            16,105,615
     Federal funds sold                                       10,000,000            10,000,000
     Securities available-for-sale                             4,027,806             4,027,806
     Securities held-to-maturity                              93,097,206            92,148,356
     Loans held-for-sale                                      12,305,566            12,305,566
     Loans receivable, net                                   148,537,525           166,733,656
     FHLB stock                                                1,410,000             1,410,000
     Accrued interest receivable                               1,043,599             1,043,599
Financial liabilities:
     Deposits                                                249,666,750           253,577,641
     Borrowings                                                6,705,000             6,863,000

        The following methods and assumptions were utilized by the Bank in estimating the fair values of its financial instruments at September 30, 2004 and 2003:

        (A)     CASH AND DUE FROM BANKS

                The estimated fair values of cash and due from banks are assumed to equal the carrying values as these balances are due on demand.

        (B)     FEDERAL FUNDS SOLD

                The estimated fair value of Federal funds sold is deemed to be equal to its carrying value in the financial statements because the instruments have short-term maturities and present relatively low credit risk and interest rate risk.

        (C)     SECURITIES AVAILABLE-FOR-SALE AND HELD-TO-MATURITY

                Estimated fair values were based principally on quoted market prices.

        (D)     LOANS HELD-FOR-SALE

                The estimated fair value of loans held-for-sale is based on current prices established in the secondary market, or for those loans committed to be sold, based upon the price established by the commitment.

        (E)     LOANS RECEIVABLE, NET

                The loan portfolio was segregated into various components for valuation purposes in order to group loans based on their significant financial characteristics, such as type of interest rate (adjustable or fixed) and payment status (performing or non-performing). Fair values were estimated for each component as described below.


                                      F-26                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


                The fair values of performing mortgage loans and consumer loans were estimated by discounting the anticipated cash flows from the respective portfolios. The discount rates reflected current market rates for loans with similar terms to borrowers of similar credit quality.

                The fair values of non-performing mortgage loans and consumer loans were based on recent collateral appraisals or management's analysis of estimated cash flows discounted at rates commensurate with the credit risk involved.

        (F)     FHLB STOCK

                The estimated fair value of the Bank's investment in FHLB stock is deemed to equal its carrying value which represents the price at which it may be redeemed.

        (G)     ACCRUED INTEREST RECEIVABLE

                The fair value of accrued interest receivable is estimated to be the carrying value since it is currently due.

        (H)     DEPOSITS

                The estimated fair value of deposits with no stated maturity, which include NOW, money market, and passbook savings accounts is deemed to be equal to the amount payable on demand at the valuation date. The estimated fair values of certificates of deposit represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

                These estimated fair values do not include the intangible value of core deposit relationships which comprise a significant portion of the Bank's deposit base. Management believes that the Bank's core deposit relationships provide a relatively stable, low cost funding source which has a substantial intangible value separate from the deposit balances.

        (I)     BORROWINGS

                The fair values of borrowings are estimated using a discounted cash flow analysis based on the current incremental borrowing rates for similar types of borrowing arrangements.

        (J)     COMMITMENTS

                Fair values of commitments outstanding are estimated based on the fees that would be charged for similar agreements, considering the remaining term of the agreement, the rate offered and the credit worthiness of the parties. The estimated fair values of commitments outstanding as of September 30, 2004 and 2003 are not considered significant and are not included in the above table.


                                      F-27                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


(13)    MUTUAL HOLDING COMPANY REORGANIZATION AND OFFERING

        On November 9, 2004, the Board of Directors of the Bank adopted a plan of reorganization (the "Plan") pursuant to which the Bank will convert to a stock savings bank under a two-tier mutual holding company structure. As part of the Plan, the Bank will establish a federally-chartered mutual holding company known as BFS Bancorp, MHC (the "Mutual Holding Company") and a capital stock holding company known as Brooklyn Federal Bancorp, Inc. (the "Company"). The Bank will become a federally-chartered capital stock savings bank, wholly owned by the Company.

        The Company plans to offer for sale approximately 30% of its common shares in a subscription offering initially to eligible Bank depositors, tax-qualified employee benefit plans of the Bank, and certain other depositors and borrowers of the Bank. Any shares of common stock not sold in the subscription offering will be offered to certain members of the general public in a community offering. After completion of these transactions, the Mutual Holding Company will own approximately 70% of the Company's issued common shares.

        Following the completion of the reorganization, all depositors who had liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such liquidation rights with respect to the Mutual Holding Company. The reorganization and offerings are expected to be completed in April 2005.

        Offering costs will be deferred and reduce the proceeds from the shares sold. If the offering is not completed, all costs will be charged to expense. The Bank had incurred no offering costs as of September 30, 2004.

(14)    RECENT ACCOUNTING PRONOUNCEMENTS

        In January 2003, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities." In December 2003, a revision was issued, and the Interpretation is now referred to as Interpretation No. 46(R). Interpretation No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. Interpretation No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The Bank has not established any variable interest entities, nor does it hold any interests in such entities. Interpretation No. 46(R) has not had, and is not expected to have, a material effect on the Bank's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities, and requires an issuer of those financial instruments to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks. The


                                      F-28                           (Continued)

                          BROOKLYN FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2004, 2003 and 2002


        Bank has not issued and does not plan to issue any financial instruments within the scope of the standard and, therefore, Statement No. 150 is not expected to affect its consolidated financial statements.

        In September 2004, the FASB issued Staff Position No. EITF Issue 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which delays the effective date for the measurement and recognition guidance contained in Emerging Issues Task Force ("EITF") Issue No. 03-1. EITF Issue No. 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired and was originally to be effective for impairment evaluations made in reporting periods beginning after June 15, 2004. The delay in the effective date for the measurement and recognition guidance did not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature, including SFAS No. 115 and SEC Staff Accounting Bulletin No. 59. The principal disclosure guidance in EITF Issue No. 03-01 also remains in effect. The delay will be superseded concurrently with the final issuance of Staff Position No. EITF Issue 03-1-a, which may provide implementation guidance on matters such as impairment evaluations for declines in value caused by increases in interest rates and/or sector spreads. Since the unrealized losses on the Bank's debt securities as of September 30, 2004 are attributable to interest rate-related factors and all such securities are classified as held-to-maturity, the Bank expects to recover these investments without realizing a loss. Accordingly, the final issuance of Staff Position No. EITF 03-1-a is not expected to have a significant impact on the Bank's financial condition and results of operations.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which requires entities to measure the cost of employee services received in exchange for any award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized as an expense over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. The scope of SFAS No. 123R includes the recognition and retention plan and the stock option plan the Bank expects to adopt following the stock offering discussed in Note 13. As a public company, the Bank will be required to adopt SFAS No. 123R in its first reporting period beginning after June 15, 2005 (i.e., the quarter beginning July 1, 2005). For shares awarded under the recognition and retention plan, the Bank will recognize the grant-date fair value of the shares as compensation expense on a straight-line basis over the applicable vesting period, which is the same accounting required prior to SFAS No. 123R. For options granted under the stock option plan, the Bank will recognize the grant-date fair value of the options as compensation expense on a straight-line basis over the applicable vesting period. This accounting treatment differs significantly from the previous accounting for fixed stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which generally required expense recognition only when the exercise price of the option was less than the market price of the underlying stock on the grant date. As required by SFAS No. 123R, the Bank will estimate the fair value of its stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes option pricing model. SFAS No. 123R did not change existing accounting principles applicable to employee stock ownership plans.


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